                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                ITT CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                PRELIMINARY COPY

     FOR PURPOSES OF THIS PRELIMINARY PROXY STATEMENT, ITT CORPORATION HAS ASSUMED THAT, AT THE TIME THIS PROXY STATEMENT IS MAILED TO STOCKHOLDERS, THE DISTRIBUTIONS (AS DEFINED HEREIN) SHALL HAVE OCCURRED. THE DISTRIBUTIONS ARE THE SUBJECT OF LITIGATION PENDING IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA. SHOULD THE DISTRIBUTIONS BE DELAYED, THIS PROXY STATEMENT WILL BE REVISED ACCORDINGLY.

[ITT LOGO]

                                                                            1997
                                                                       NOTICE OF
                                                                          ANNUAL
                                                                         MEETING
                                                                             AND
                                                                           PROXY
                                                                       STATEMENT

[ITT Logo]                                     ITT CORPORATION

                                               Chairman and
                                               Chief Executive Officer

                                          , 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of ITT Corporation (the "Corporation") to be held at 10:30 a.m., local time, on
            November   , 1997 in the           of           .

     At the 1997 Annual Meeting, you will be asked to approve (i) the election of directors, (ii) the issuance (the "Proposed Issuance") of common stock of the Corporation, warrants to purchase common stock and the issuance of common stock upon exercise of such warrants in connection with a strategic investment (the "Strategic Investment") in the Corporation by an affiliate of Clayton, Dubilier & Rice, Inc. ("CD&R"), an investment firm, (iii) an amendment to the by-laws of the Corporation in connection with the Strategic Investment, (iv) the change of the Corporation's name to "ITT Information Services, Inc." and certain other amendments to the restated articles of incorporation, (v) the ITT Information Services, Inc. 1997 Long-Term Incentive Plan, (vi) the reappointment of Arthur Andersen LLP as independent auditors of the Corporation and (vii) such other matters as may properly come before the meeting. YOUR BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

     Enclosed with this letter is a Notice of Annual Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

     The Board of Directors approved the terms of the Strategic Investment based on a number of reasons, including its belief that (i) the Strategic Investment will provide the Corporation's telephone directories publishing business with the strong sponsorship and expertise of CD&R, which has a history of successfully building the businesses in which the funds it manages invest and
(ii) the sale of common stock and warrants to an affiliate of CD&R pursuant to the Strategic Investment will enhance the capital structure of the Corporation by allowing the Corporation to repay a portion of its outstanding indebtedness with the proceeds of additional equity of the Corporation. We strongly urge you to vote for the Proposed Issuance.

     Your vote is important. Whether or not you plan to attend the 1997 Annual Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the 1997 Annual Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card. Approval of the Proposed Issuance requires the approval of a majority of the votes cast on the proposal at the 1997 Annual Meeting, provided that the total vote cast represents a majority in voting power of the Corporation's stockholders entitled to vote thereon, and, as a result, a failure to vote will have the same effect as a vote against the Proposed Issuance.

     Your continued support and interest in ITT Corporation is greatly appreciated.

                                          Sincerely yours,

                                          Chairman and Chief Executive Officer

                                PRELIMINARY COPY

[ITT LOGO]                                     ITT CORPORATION
                                               Victor M. Berger
                                               Senior Vice President,
                                               General Counsel and
                                               Corporate Secretary

                                          , 1997

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of the stockholders of ITT Corporation (the
"Corporation") will be held in the                of
                    , on                  , November   , 1997 at 10:30 am, local
time, for the following purposes:

          1. to elect directors;

          2. to approve, in connection with the proposed strategic investment (the "Strategic Investment") in the Corporation by CDRV Acquisition, L.L.C., an affiliate of Clayton, Dubilier & Rice, Inc., an investment firm, the issuance of (a) shares of common stock, no par value, of the Corporation (the "Common Stock") representing 32.9% of the outstanding shares of Common Stock as of the closing date of the transaction (the "Closing Date") (after giving effect to the issuance of such shares of Common Stock and assuming the exercise of all employee stock options outstanding on such date), (b) warrants (the "Warrants") representing the rights to purchase 0.78 shares of Common Stock for each share of Common Stock so purchased on the Closing Date (subject to anti-dilution adjustment) at an exercise price of 150% of the per share purchase price paid on the Closing Date (subject to adjustment) and (c) shares of Common Stock upon exercise of the Warrants;

          3. to approve an amendment to the Amended and Restated By-laws of the Corporation in connection with the Strategic Investment;

          4. to approve a change of the Corporation's name to "ITT Information Services, Inc." and certain other amendments to the Corporation's Restated Articles of Incorporation;

          5. to approve the ITT Information Services, Inc. 1997 Long-Term Incentive Plan;

          6. to ratify the reappointment of Arthur Andersen LLP as independent auditors of the Corporation for 1997; and

          7. to act upon such other matters as may properly come before the meeting.

     Stockholders of record at the close of business on           , 1997 will be
entitled to notice of and to vote at the meeting.

     STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR STOCKHOLDERS IN THE UNITED STATES, CANADA AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                          Sincerely yours,

                                          VICTOR M. BERGER
                                          Senior Vice President,
                                          General Counsel and
                                          Corporate Secretary

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
GENERAL INFORMATION.................................................................      1
VOTING PROCEDURES...................................................................      1
BACKGROUND..........................................................................      2
INFORMATION CONCERNING EXECUTIVE OFFICERS...........................................      3
  Executive Officers................................................................      3
  Employment and Severance Arrangements with Current Executives.....................      4
  Stock Options Held by Current Executives..........................................      5
INFORMATION CONCERNING THE BOARD OF DIRECTORS.......................................      5
  Board Committees..................................................................      5
  Directors' Compensation...........................................................      6
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................      7
LISTING AND TRADING OF THE COMMON STOCK.............................................      7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, NOMINEES AND CURRENT
  EXECUTIVE OFFICERS................................................................      8
ITEM NO. 1 -- ELECTION OF DIRECTORS.................................................     10
ITEM NO. 2 -- PROPOSED ISSUANCE IN CONNECTION WITH STRATEGIC INVESTMENT BY AN
  AFFILIATE OF CLAYTON, DUBILIER & RICE, INC........................................     12
  Board of Directors' Recommendation................................................     12
  Description of the Principal Terms of the Investment Agreement and Related
     Agreements.....................................................................     12
  CD&R Consulting Agreement.........................................................     16
  Information Concerning CDRV and CD&R; Source of Funds.............................     16
  CDRV Nominees to the Board of Directors...........................................     16
  Use of Proceeds...................................................................     17
  Certain Considerations............................................................     17
ITEM NO. 3 -- AMENDMENT TO THE CORPORATION'S AMENDED AND RESTATED BY-LAWS IN
  CONNECTION WITH THE STRATEGIC INVESTMENT..........................................     19
ITEM NO. 4 -- AMENDMENT TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO
  CHANGE THE CORPORATION'S NAME TO "ITT INFORMATION SERVICES, INC." AND CERTAIN
  OTHER AMENDMENTS TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION..........     20
ITEM NO. 5 -- APPROVAL OF ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE
  PLAN..............................................................................     21
  General...........................................................................     21
  Options Granted Under the LTIP....................................................     21
  Restricted Stock..................................................................     22
  Stock Appreciation Rights.........................................................     22
  Performance Shares................................................................     23
  Approval and Amendment of the LTIP................................................     23
  Tax Consequences..................................................................     23
  New Plan Benefits.................................................................     24
  Stockholder Approval..............................................................     24
ITEM NO. 6 -- RATIFICATION OF THE REAPPOINTMENT OF INDEPENDENT AUDITORS.............     25
ITEM NO. 7 -- OTHER MATTERS.........................................................     26
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING.......................................     26
ADDRESS OF CHAIRMAN.................................................................     26
SOLICITATION OF PROXIES.............................................................     26
ADDITIONAL INFORMATION..............................................................     27

                                                                                        PAGE
                                                                                        ----
1996 Board of Directors.............................................................     27
  Certain Relationships and Related Transactions....................................     27
EXECUTIVE COMPENSATION..............................................................     28
  Excerpts from the Report of the Compensation and Personnel Committee filed with
     the Commission on April 30, 1997...............................................     28
     The Committee's Role...........................................................     28
     The Compensation Program.......................................................     29
     Discussion of the Committee's Policy Regarding Qualifying Compensation for
      Deductibility Under Section 162(m) of the Internal Revenue Code...............     30
  Compensation of Named ITT Executives..............................................     31
  Option Grants on ITT Common Stock to Named ITT Executives in Last Fiscal Year.....     32
  Aggregated Option Exercises by Named ITT Executives in the Last Fiscal Year and
     Fiscal Year-End Option Value...................................................     33
  Pension Plans.....................................................................     33
  Compensation Committee Interlocks and Insider Participation.......................     36
  Security Ownership of Former Executive Officers...................................     36
Appendix A -- CONSOLIDATED FINANCIAL INFORMATION....................................    A-1
Appendix B -- INVESTMENT AGREEMENT BETWEEN ITT CORPORATION AND CDRV ACQUISITION,
  L.L.C. DATED AS OF JULY 15, 1997..................................................    B-1
Appendix C -- PROPOSED AMENDMENTS TO THE RESTATED ARTICLES OF INCORPORATION.........    C-1
Appendix D -- ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE PLAN..........    D-1

                                PRELIMINARY COPY

                                PROXY STATEMENT

ITT Corporation
1330 Avenue of the Americas
New York, New York 10019-5490

GENERAL INFORMATION

     This Proxy Statement and accompanying proxy are being mailed to
stockholders commencing             , 1997 in connection with the solicitation
of proxies by the Board of Directors of ITT Corporation (the "Corporation" or "ITT") for the 1997 Annual Meeting of stockholders of the Corporation (the "Annual Meeting"). The Corporation's Annual Report preceded this Proxy Statement. The Corporation's Current Report on Form 8-K accompanies this Proxy Statement. Neither of the foregoing reports are a part of this Proxy Statement.

     At the Annual Meeting, stockholders will consider and vote upon the election of directors to hold office until their successors are elected and qualified. At the Annual Meeting, the stockholders will also consider and vote upon: (i) the approval, in connection with the proposed strategic investment (the "Strategic Investment") in the Corporation by CDRV Acquisition, L.L.C. ("CDRV"), the sole member of which is Clayton, Dubilier & Rice Fund V Limited Partnership ("CD&R Fund V"), an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R"), an investment firm, of the issuance (the "Proposed Issuance") of (A) shares of common stock, no par value, of the Corporation (the "Common Stock") representing 32.9% of the outstanding shares of Common Stock as of the closing date of the transaction (the "Closing Date") (after giving effect to the issuance of such shares and assuming the exercise of all employee stock options outstanding on such date), (B) warrants (the "Warrants") representing the right to purchase 0.78 shares of Common Stock for each share of Common Stock so purchased on the Closing Date (subject to anti-dilution adjustment) at an exercise price of 150% of the per share purchase price paid on the Closing Date (subject to adjustment), and (C) shares of Common Stock upon exercise of the Warrants, each pursuant to an investment agreement (the "Investment Agreement") dated as of July 15, 1997 between ITT and CDRV; (ii) certain amendments to the Amended and Restated By-Laws of the Corporation (the "By-laws") in connection with the Strategic Investment; (iii) the approval of an amendment to the Corporation's Restated Articles of Incorporation to change the Corporation's name to "ITT Information Services, Inc." and certain other amendments to the Corporation's Restated Articles of Incorporation; (iv) the approval of the ITT Information Services, Inc. 1997 Long-Term Incentive Plan; (v) the ratification of the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 1997; and (vi) any other business that may properly come before the Annual Meeting.

     Your vote is important, regardless of how many shares of Common Stock you own. Please sign and date the accompanying proxy card and mail it in the enclosed self-addressed envelope (which is postage prepaid for stockholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the Annual Meeting.

     IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SIGN AND RETURN THE CORPORATION'S PROXY CARD.

VOTING PROCEDURES

     The Board has fixed the close of business on             , 1997 as the
record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there
were               shares of Common Stock outstanding. All such shares of Common
Stock entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The holders of the Record

Shares are entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. The presence in person or by proxy of stockholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented by proxies that are marked "abstain" will be counted as Record Shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as Record Shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     Whether or not you plan to attend the Annual Meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Corporation prior to the Annual Meeting will be voted in accordance with the stockholder's specifications marked thereon. Any stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Corporation a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

     A stockholder may, with respect to the election of directors: (i) vote for the election of all six director nominees proposed by the Board of Directors;
(ii) withhold authority to vote for all such director nominees; or (iii) withhold authority to vote for any of such director nominees by so indicating in the appropriate space on the accompanying proxy. The By-laws provide that at each meeting of stockholders at which a quorum is present, directors shall be elected by a plurality of votes cast by stockholders holding shares of Common Stock entitled to vote for the election of directors. The six nominees receiving the highest vote totals will be elected as directors of the Corporation. Consequently, votes that are withheld in the election of directors and broker non-votes will have no effect on the election.

     With respect to the other items submitted for stockholder approval, a stockholder may vote for or against such matters or abstain from voting. Pursuant to the By-laws, each of the other items requires the affirmative vote of a majority in voting power of the stockholders present in person or by proxy and entitled to vote at the Annual Meeting (assuming a quorum is present). In addition, under the rules of the New York Stock Exchange (the "NYSE"), the Proposed Issuance requires approval of a majority of the votes cast on the proposal at the Annual Meeting, provided that the total vote cast represents a majority in voting power of the Corporation's stockholders entitled to vote thereon, and, under the Nevada General Corporation Law, the proposed amendments to the Corporation's Restated Articles of Incorporation require the approval of a majority in voting power of the Corporation's stockholders entitled to vote thereon. An abstention or a broker non-vote on any of these items thus will have the effect of a "no" vote.

     The accompanying proxy represents all of the shares you are entitled to vote at the Annual Meeting, other than shares held through an employee plan. If you have an account in the ITT 401(k) Retirement Savings Plan or a savings plan for hourly employees, the trustee under that plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

     The Board of Directors has appointed two current officers of The Bank of New York to act as inspectors of election at the Annual Meeting. The By-laws provide that, except in limited circumstances not applicable to the 1997 Annual Meeting, stockholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. The vote of any stockholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from stockholders, whether written on the proxy card or elsewhere, will be forwarded to management. Among their other duties, the inspectors of election will certify as to compliance with such confidentiality provisions.

BACKGROUND

     The Corporation is a leading provider of classified directory services and telephone directory advertising outside of the continental United States, with operations in Belgium, The Netherlands, Portugal, South Africa, Ireland, Puerto Rico, the U.S. Virgin Islands and Japan. Attached as Appendix A are certain selected consolidated historical financial and operating data, unaudited pro forma consolidated financial statements, management's discussion and analysis of financial conditions and results of operations, and audited and unaudited financial statements for the year ended December 31, 1996, and six months ended June 30, 1997, respectively, in each case solely as they relate to the telephone directories publishing business of the Corporation and after giving effect to the Distributions (as defined below). For the year ended December 31, 1996 and the six months ended June 30, 1997, the Corporation had revenues of $647 million and $276 million, respectively, operating income of $208 million and $83 million, respectively, and earnings before interest, taxes, depreciation, amortization and miscellaneous expenses, net, of $224 million and $91 million, respectively.

     Until             , 1997 (the "Distribution Date"), ITT operated three main
lines of business: (i) hotels and gaming, (ii) telephone directories publishing and (iii) post-secondary technical education. On the Distribution Date, ITT consummated a comprehensive plan (the "Comprehensive Plan"), pursuant to which ITT separated itself into three distinct publicly owned companies along these separate lines of business. As part of the Comprehensive Plan, ITT: (i) distributed to its stockholders (A) all the shares of common stock of ITT Destinations, Inc. ("Destinations"; such distribution, the "Destinations Distribution"), ITT's hotels and gaming subsidiary, and (B) all of the shares of common stock of ITT Educational Services, Inc. ("ESI"), ITT's post secondary technical education subsidiary (together with the Destinations Distribution, the "Distributions") owned by ITT; and (ii) retained its telephone directories publishing business. The Comprehensive Plan also involved: (i) the repurchase by ITT through a cash tender offer of up to 30 million shares of Common Stock, representing approximately 25.7% of the Corporation's outstanding shares of Common Stock, at a price of $70 per share (the "Equity Tender Offer"); (ii) the allocation of indebtedness among ITT's three lines of business; and (iii) refinancing of the ITT debt allocated to the Corporation through borrowings of $1,275 million by the Corporation and its subsidiaries, including $225 million to be borrowed by the Corporation under a senior secured credit facility (the "Senior Facility"). References in this Proxy Statement to "ITT" are to ITT Corporation prior to the Distributions and to the "Corporation" are to ITT Corporation after the Distributions.

     Following the Distributions, the Board of Directors of the Corporation was reconstituted and new officers were elected. The following sections of this Proxy Statement contain current information about the executive officers, directors and beneficial owners of the Corporation. See "Additional Information" for certain historical information about ITT and its officers and directors for the fiscal year ended December 31, 1996.

INFORMATION CONCERNING EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     Set forth below is certain information about the executive officers of the Corporation (the "Current Executives"). The Current Executives are primarily responsible for the day to day management of the Corporation.

     GERALD C. CROTTY, 45, is Chairman and Chief Executive Officer of the Corporation. Immediately prior to the Distributions, Mr. Crotty was Chairman and Chief Executive Officer of ITT's Information Services Group. Previously, Mr. Crotty was President and Chief Operating Officer of ITT Consumer Financial Corporation. Prior to joining ITT in 1991 as a Vice President in the Office of the Chairman, Mr. Crotty served the State of New York in several key positions for twelve years, finally as Secretary (chief of staff) to the Governor of New York. He also served as Counsel to the Governor from 1983 to 1985 and before that as the Governor's first assistant counsel. Earlier, Mr. Crotty was an attorney with Hawkins, Delafield & Wood in New York City, specializing in public securities and municipal finance.

     ALBERT F. HAUSSENER, 63, is President of the Corporation. Prior to joining ITT World Directories, Inc., ITT's telephone directories publishing business, in 1984, Mr. Haussener was a group vice president and division manager of Raychem Corporation. Previously, he worked for The Celanese Corporation.

     VICTOR M. BERGER, 58, is Senior Vice President, General Counsel and Corporate Secretary of the Corporation. Mr. Berger joined ITT in 1967 as assistant to the International Communications Operations Counsel and has held a range of positions in ITT's legal department to support businesses in consumer products and services, publishing and telecommunications. Prior to joining ITT, Mr. Berger was a staff attorney in the office of Satellite Communications for the Federal Communications Commission and on the legal staff of the New York State Mooreland Commission on the Alcoholic Beverage Control Law.

     ROBIN A. BOLLAND, 54, is Senior Vice President, Chief Financial Officer and Treasurer of the Corporation. Mr. Bolland joined ITT as Finance Manager of the ITT Automotive Products Group in 1975 and has held a range of financial management posts with the Corporation during the past 22 years. He joined ITT World Directories, Inc. as Vice President and Controller in 1981. Previously, Mr. Bolland held finance and auditing positions with British Leyland Motors, NCR, and Blackburns Robson Coates & Co. He is a member of the Institute of Chartered Accountants in England and Wales.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS WITH CURRENT EXECUTIVES

     The Corporation anticipates entering into an employment arrangement with Mr. Crotty, effective upon the Distribution Date. The arrangement contemplates:
(i) a term of three years; (ii) a base salary of $450,000 per year; (iii) an annual bonus target of 100% of base salary; (iv) an additional special long term incentive award of $1 million in the year 2000, if annual bonus performance targets are achieved in each of 1997, 1998 and 1999, which special long-term incentive award may be adjusted upwards (up to a maximum of $2 million) or downwards based on actual performance against approved bonus targets on the same basis as the annual bonus adjustments are made; and (v) stock options as may be awarded in the discretion of the Compensation Committee. Bonus targets will be established by the Compensation Committee.

     In addition, the arrangement contemplates that Mr. Crotty will receive severance upon the terms of an amended and restated severance agreement entered into with ITT in August 1997. That agreement provides that, if he is involuntarily terminated other than for cause or he terminates for good reason within two years following a change in control, Mr. Crotty will receive severance consisting of: (i) a lump-sum payment equal to the sum of (A) three times his annual base salary in effect immediately prior to his termination of employment and (B) three times the highest bonus paid or awarded to him under ITT's executive compensation plans in respect of the three years immediately preceding the change in control; (ii) continued welfare benefits, fringe benefits and perquisites for three years; and (iii) one year of outplacement services. If Mr. Crotty is subject to an excise tax (an "Excise Tax") under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in respect of such severance benefits, Mr. Crotty will be entitled to a gross-up payment to fully offset any Excise Tax imposed, as well as any additional income, employment and excise taxes imposed on the gross-up payment (an "Additional Payment").

     The Corporation also expects to enter into employment arrangements through December 31, 1999 with Messrs. Haussener, Bolland and Berger. Annual base salary and bonus targets are as follows:

                                                                                         BONUS TARGET
NAME                                          POSITION                BASE SALARY     (% OF BASE SALARY)
- ---------------------------------  -------------------------------    -----------     ------------------
Albert F. Haussener..............  President                           $ 350,000              65%
Robin A. Bolland.................  Senior Vice President, Chief         L145,000              50%
                                     Financial Officer and
                                     Treasurer
Victor M. Berger.................  Senior Vice President, General      $ 220,000              40%
                                     Counsel and Corporate
                                     Secretary

     Each of Messrs. Haussener, Bolland and Berger will also be entitled to receive additional incentive compensation in the year 2000 equal to one year of base salary, plus the average of the bonuses paid in 1998 and 1999 pursuant to such employment arrangements, provided that such executive officer remains with the Corporation through December 31, 1999. Messrs. Haussener and Berger are also covered by certain tax equalization and reimbursable expense arrangements that are estimated for 1997 to be approximately $400,000 for Haussener and $210,000 for Berger. Mr. Bolland receives certain cost-of-living adjustments.

     Messrs. Haussener, Bolland and Berger are each deemed to be employees subject to the laws and practices of Belgium. Therefore, they may be entitled to receive severance benefits under such laws and practices.

STOCK OPTIONS HELD BY CURRENT EXECUTIVES

     As of           , 1997, each of the Current Executives held the following
number of stock options for Common Stock, of which the identified number were
exercisable: Mr. Crotty,        (       exercisable); Mr. Haussener,
(       exercisable); Mr. Bolland,        (       exercisable); and Mr. Berger,
       (       exercisable). The number of shares of the Common Stock subject to each such outstanding option (and the corresponding option exercise price) will be adjusted under the 1995 ITT Corporation Incentive Stock Compensation Plan to reflect the Distributions. Such adjustment will be made in a manner which is intended to preserve the inherent economic value of such options immediately prior to the Distribution Date. These option shares, as adjusted to reflect the Distributions, will be in addition to any shares that may be issued under the ITT Information Services, Inc. 1997 Long-Term Incentive Plan being presented to stockholders at this meeting for approval.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Corporation. The Board of Directors reviews significant developments affecting the Corporation and acts on other matters requiring Board approval.

     As of the Distribution Date, all of the Corporation's directors, other than Rand V. Araskog, Edward C. Meyer and Margita E. White, resigned, and Gerald C. Crotty, Arthur Hartman and H. Patrick Swygert were appointed to the Board. The information under the caption "Additional Information" below relates to, among other things, the composition and policies of the Board of Directors prior to the Distributions. Messrs. Araskog, Crotty, Hartman, Meyer and Swygert and Mrs. White are all nominees for election pursuant to this Proxy Statement.

     If all six nominees for director are elected at the Annual Meeting, the Board will consist of five directors who are not officers or employees of the Corporation or its subsidiaries and one director, Gerald C. Crotty, who is an officer of the Corporation. The directors elected to hold office at the Annual Meeting will serve as directors until the next annual meeting of the Corporation's stockholders and until their successors are elected and qualified.

     The Corporation anticipates that, if the Corporation's stockholders approve the Proposed Issuance and the Strategic Investment in the Corporation by CDRV is consummated, five directors nominated by CDRV will be elected and qualified as directors of the Corporation, no more than three of whom may be employees of CD&R. See "Item No. 2 -- Proposed Issuance in Connection With Strategic Investment by an Affiliate of Clayton, Dubilier & Rice, Inc. -- CDRV Nominees to the Board of Directors." Such additional directors will also serve as directors until the next annual meeting of the Corporation's stockholders and until their successors are elected and qualified.

     The former Board of Directors adopted a retirement policy that provides that: (i) no person may be nominated for election or reelection as a non-employee director after reaching age 72 and (ii) no employee of the Corporation or of any of its subsidiaries (other than an employee who has served as chief executive of the Corporation) may be nominated for election or reelection as a director after reaching age 65, unless the Board has specifically waived these age requirements. That policy will continue to apply to the current Board of Directors, unless subsequently amended.

BOARD COMMITTEES

     Effective as of the Distribution Date, the Board of Directors established the following standing committees:

     THE AUDIT COMMITTEE recommends the selection of independent auditors for the Corporation, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Corporation's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Corporation and the annual report to stockholders. It also reviews the expense accounts of senior executives. The Audit Committee currently consists of Rand V. Araskog and Edward C. Meyer. The Audit Committee is expected to be reconstituted after the Annual Meeting. If the Proposed Issuance is approved by the stockholders and the Strategic Investment is consummated, CDRV will have the right to nominate two of the four members of the Audit Committee.

     THE COMPENSATION COMMITTEE, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. In the performance of its functions, the Committee has access to independent compensation counsel. At present, there are no members of the Compensation Committee, which is expected to be reconstituted following the Annual Meeting. If the Proposed Issuance is approved by the stockholders and the Strategic Investment is consummated, CDRV will have the right to nominate two of the four members of the Compensation Committee, one of whom will be the Chairman of such committee.

     THE CORPORATE GOVERNANCE COMMITTEE makes recommendations to the Board of Directors concerning the organization, size and composition of the Board of Directors and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation and retirement of directors. At present, there are no members of the Corporate Governance Committee, which is expected to be reconstituted following the Annual Meeting. If the Proposed Issuance is approved by the stockholders and the Strategic Investment is consummated, CDRV will have the right to nominate two of the five members of the Corporate Governance Committee. The Corporate Governance Committee will consider recommendations for director nominees that are submitted by stockholders in writing to the Secretary of the Corporation. The By-laws contain provisions relating to nominations for directors at stockholders' meetings.

     THE EXECUTIVE COMMITTEE exercises the powers of the Board of Directors in the management of the business and affairs of the Corporation in the intervals between meetings of the Board of Directors. At present, there are no members of the Executive Committee, which is expected to be reconstituted following the Annual Meeting. If the Proposed Issuance is approved by the stockholders and the Strategic Investment is consummated, CDRV will have the right to nominate two of the four members of the Executive Committee, one of whom will be the Chairman of such committee.

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are not employees of the Corporation or any of its subsidiaries will receive an Annual Retainer of $25,000, which will be prorated for the period from the Distribution Date to December 31, 1997, and which will be paid through grants of restricted stock under the Corporation's 1996 Restricted Stock Plan for the Non-Employee Directors (the "1996 Non-Employee Directors Plan"). At present, there are five directors who are eligible to participate in the 1996 Non-Employee Directors Plan. The plan is administered by the Compensation Committee, which has the responsibility of interpreting the plan and establishing rules appropriate for the plan's administration. Members of the Board of Directors who are employees of CD&R or CDRV will not receive separate compensation for their service as directors of the Corporation. CD&R will, however, receive an annual fee from the Corporation for the provision of certain management advisory and consulting services. See "Item No. 2 -- Proposed Issuance in Connection with Strategic Investment by an Affiliate of Clayton, Dubilier & Rice, Inc. -- CD&R Consulting Agreement".

     Under the 1996 Non-Employee Directors Plan, grants of restricted stock are made automatically on the date of each annual meeting of the Corporation's stockholders to each non-employee director (other than directors who are employees of CD&R or CDRV) elected at the meeting or continuing in office following such meeting. The amount of the award shall equal the Annual Retainer in effect for the calendar year within which the award date falls (prorated as described above for 1997), divided by the fair market value of the Common Stock on the date granted. The Annual Retainer does not include meeting attendance fees. The shares of Common Stock that are granted under the 1996 Non-Employee Directors Plan are held in escrow and are subject to a restriction period (after which restrictions lapse) which commences on the grant date and ends on the earliest of: (i) the fifth anniversary of the grant date; (ii) upon retirement at age 72; (iii) upon a "change of control" (as defined) of the Corporation;
(iv) death; (v) the onset of disability; or (vi) resignation in certain cases of ill health, relocation or entering into any governmental, diplomatic or other service or employment. Except as provided above, any resignation from Board service within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during the restriction period. Until such risk of forfeiture lapses or the shares are forfeited, a director will not have the right to vote and to receive dividends on the shares granted under the 1996 Non-Employee Directors Plan. The Proposed Issuance and the consummation of the Strategic Investment will not result in a change of control under the 1996 Non-Employee Directors Plan.

     Non-employee directors (other than directors who are employees of CD&R or CDRV) will also receive a fee of $750 for each meeting of the Board of Directors attended and a $750 fee for each committee meeting attended. Directors are reimbursed for travel expenses incurred on behalf of the Corporation.

     The non-employee directors are covered under a non-contributory group accidental death and dismemberment program which provides each of them $750,000 of coverage during their service on the Board of Directors. Additional benefits also may be purchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The By-laws provide for mandatory indemnification of directors and officers (including payment of legal fees) to the fullest extent permitted by applicable law. The By-laws also provide that the Corporation may maintain insurance to indemnify its directors and officers against liabilities whether or not the Corporation would be permitted to indemnify them. This type of insurance, as well as policies under which the Corporation may be reimbursed for amounts paid in indemnifying its directors and officers, are in force. The premiums thereon,
which aggregate $          for a twelve month period, are paid by the
Corporation. As authorized by the By-laws, the Corporation has entered into indemnification agreements with its directors pursuant to which the Corporation agrees to indemnify them against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws as in effect on the date of such agreement; and (iii) in the event the Corporation does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on January 1, 1997 (the Corporation's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-laws, which are subject to change.

LISTING AND TRADING OF THE COMMON STOCK

     Prior to the Distribution Date, the Common Stock traded on the NYSE under the symbol "ITT." Immediately following the Distributions, the Common Stock began trading on the NYSE under the new symbol "INF."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, NOMINEES AND CURRENT EXECUTIVE OFFICERS

     The following table shows as of           , 1997 the beneficial ownership
of Common Stock by: (i) persons known to the Corporation to be the beneficial owners of more than five percent of the Common Stock; (ii) each director and nominee; (iii) each of the Current Executives; and (iv) the directors and executive officers as a group. The information in the following table has not been adjusted to reflect the Equity Tender Offer.

                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL         PERCENT
                    NAME OF BENEFICIAL OWNER                        OWNERSHIP(1)         OF CLASS
- ----------------------------------------------------------------  -----------------     -----------
Bankers Trust New York Corporation..............................       7,728,083(2)          8.9%
  280 Park Avenue
  New York, New York 10017
FMR Corp........................................................      13,166,423(3)         11.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
Rand V. Araskog.................................................       1,748,398(4)          1.5%
Gerald C. Crotty................................................                (5)        *
Arthur Hartman..................................................                           *
Edward C. Meyer.................................................           3,311           *
H. Patrick Swygert..............................................                           *
Margita E. White................................................           2,811           *
Victor M. Berger................................................                (5)        *
Robin A. Bolland................................................                (5)        *
Albert F. Haussener.............................................                (5)        *
All directors and executive officers as a group (nine)..........                                %

- ---------------

 *  Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission (the "Commission"), shares of Common Stock: (i) receivable by directors and executive officers upon exercise of employee stock options exercisable
    within 60 days after             , 1997 and (ii) allocated to the accounts
    of certain directors and executive officers under the ITT 401(k) Retirement
    Savings Plan at             , 1997, are deemed to be beneficially owned by
    such directors and executive officers at said date. Of the number of shares shown above, the following represent shares that could have been acquired upon exercise of employee stock options for the accounts of: Mr. Araskog,
    1,196,617 shares; Mr. Crotty,           shares; Mr. Haussener,
    common shares; Mr. Berger,           shares; Mr. Bolland,           common
    shares; and all present directors and executive officers as a group, shares. Of the number of shares shown above, the following amounts were allocated under the ITT 401(k) Retirement Savings Plan to the accounts of: Mr. Araskog, 20,255 shares; Mr. Crotty, 1,157 shares; Mr. Haussener,
              shares, Mr. Berger,           shares; and all present directors
    and executive officers as a group,           shares.

(2) A February 14, 1997 Schedule 13G filed with the Commission reflects that Bankers Trust New York Corporation, through its wholly owned subsidiaries Bankers Trust Company (as Trustee for various trusts and employee benefit plans, and as investment advisor) beneficially owns 7,728,083 shares of Common Stock. Of these shares, Bankers Trust Company was deemed to have: (i) sole power to vote or to direct the vote with respect to 7,725,383 shares of Common Stock; (ii) shared power to vote or to direct the vote with respect to 2,700 shares of Common Stock; (iii) sole power to dispose or to direct the disposition of 1,990,982 shares of Common Stock; and (iv) shared power to dispose or to direct the disposition of 16,505 shares of Common Stock.

(3) A February 14, 1997 Schedule 13G provided to the Corporation reflects that FMR Corp. ("FMR") beneficially owns 13,166,423 shares of Common Stock. Of such reported shares, Fidelity Management &

    Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owned 12,437,559 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, the Chairman of FMR, FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 12,437,559 shares of Common Stock owned by the Fidelity Funds. Neither FMR nor Mr. Johnson reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, was the beneficial owner of 725,464 shares of Common Stock as a result of its serving as investment manager of institutional accounts. Mr. Johnson and FMR, through its control of FMTC, has sole dispositive power over 725,464 shares and sole power to vote or to direct the voting of 513,264 shares, and no power to vote or to direct the voting of 212,000 shares of Common Stock owned by certain institutional accounts. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR. Ms. Johnson is a Director of FMR. The Johnson family group and all other Class B stockholders have entered into a stockholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The number of shares of Common Stock reported includes 3,400 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a Johnson family member for which Mr. Johnson serves as trustee. Mr. Johnson has sole voting and dispositive power over 400 shares and shared voting and dispositive power over 3,000 shares.

(4) In connection with the Distributions, Mr. Araskog will surrender options to purchase 1,196,617 shares of Common Stock.

(5) In connection with the Distributions, the Corporation will adjust options to purchase shares of Common Stock held by Current Executives in a manner designed to preserve the economic benefits of such options following the Distributions. See "Information Concerning Executive Officers -- Stock Options Held by Current Executives."

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, six directors are to be elected to the Board of Directors, each of whom if elected will hold office until the next annual meeting of the Corporation's stockholders and until their successors are elected and qualified. UNLESS DIRECTED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY VALID PROXIES WILL BE VOTED FOR THE ELECTION OF ALL SIX NOMINEES.

     The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares of Common Stock represented by valid proxies will be voted for the election of such other person as the Board may recommend or the Board may reduce the number of directors to eliminate the vacancy.

     As noted subsequently herein, upon consummation of the Strategic Investment, CDRV will have the right to appoint five (5) additional directors to the Corporation's Board of Directors. See "Item No. 2 -- Proposed Issuance in Connection with Strategic Investment by an Affiliate of Clayton, Dubilier & Rice, Inc. -- Description of Principal Terms of the Investment Agreement and Related Agreements -- CDRV Nominees to the Board of Directors."

     A brief summary of each Board nominee's principal occupation, business affiliations and other information follows:

RAND V. ARASKOG
Principal occupation --
Chairman and Chief Executive of
ITT Destinations, Inc.
Director since 1995
(Director of Old ITT 1977-1995)

Mr. Araskog, 65, is Chairman and Chief Executive of Destinations. Prior to the Distributions, Mr. Araskog served as Chairman and Chief Executive of ITT. Mr. Araskog became Chairman and Chief Executive of ITT in December 1995. In December 1996, Mr. Araskog became Chairman of ITT Sheraton Corporation and Caesars World, Inc. Prior to December 1995, since 1966, he served with ITT Corporation (now ITT Industries, Inc.) ("Old ITT"), including as Chief Executive from 1979, Chairman from 1980 and President from 1991. He is a director of Alcatel Alsthom of France, Destinations, ESI, Dow Jones & Company, Inc., The Hartford Financial Services Group, Inc., ITT Industries, Inc., Rayonier Inc. and Shell Oil Company.

GERALD C. CROTTY
Principal occupation --
Chairman and Chief Executive Officer of the Corporation
Director since                     1997

Mr. Crotty, 45, has served as Chairman and Chief Executive Officer of the
Corporation since                    , 1997. Immediately prior to the
Distributions, Mr. Crotty was Chairman and Chief Executive Officer of the
Corporation's Information Services Group. From December 1995 to             ,
1997 he served as a Senior Vice President of ITT and Chairman of ITT World Directories. From October 1994 to December 1995, he was a Senior Vice President of Old ITT. From October 1993 to December 1995, he was also President and Chief Operating Officer of ITT Consumer Financial Corporation. From February 1992 until September 1993, he was a Vice President of Old ITT.

ARTHUR HARTMAN
Principal occupation --
Senior Consultant to APCO Associates
Director since           1997

Mr. Hartman, 71, has been Senior Consultant to APCO Associates, Washington, D.C., since 1989. Previously, he was the U.S. Ambassador to the former Union of Soviet Socialist Republics and France. He is a director of the Dreyfus Fund, The Hartford Financial Services Group, Inc., Lawter International Inc. and Ford Meter Box Co., Inc. He is also Chairman of the First NIS Regional Fund-Barings/ING. Mr. Hartman is the former President of the Board of Overseers of Harvard University, and he is a member of a number of foundation boards and advisory councils.

EDWARD C. MEYER
Principal occupation --
Chairman of Mitretek Systems,
Professional and Technical Services Provider
Director since 1995
(Director of Old ITT 1986-1995)

General Meyer, 68, retired in 1983 as Chief of Staff of the United States Army. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S., Aegon USA, the Brown Group and GRC International. General Meyer is also a director of Destinations and ITT Industries, Inc. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International.

H. PATRICK SWYGERT
Principal occupation --
President of Howard University
Director since           1997

Mr. Swygert, 54, has been the President of Howard University, Washington, D.C., since August 1995. Prior to that, he was President of the University of Albany, State University of New York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He is a member of the Board of Directors of The Hartford Financial Services Group, Inc., Hartford Life, Inc. and the Victory Funds, Cleveland, Ohio. Mr. Swygert also is Chairman of the Washington, D.C. area Consortium of Colleges & Universities, a trustee of the Institute of Public Administration and a member of the Commission on Women in Higher Education and the Capital District Martin Luther King, Jr. Commission.

MARGITA E. WHITE
Principal occupation --
President of the Association
for Maximum Service
Television, Inc.,
Television Trade Association
Director since 1995
(Director of Old ITT 1980-1995)

Mrs. White, 60, has been President of the Association for Maximum Service Television, Inc. since 1987. She served in the United States federal government as a member of the Federal Communications Commission and as a Director of the White House Office of Communications, Assistant Press Secretary to President Ford, and Assistant Director of the United States Information Agency. She is a director of Destinations, ESI, The Growth Fund of Washington, Leitch Technology Corp. and Washington Mutual Investors Fund and a trustee of Mitretek Systems.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES AS DIRECTORS OF THE CORPORATION.

                                   ITEM NO. 2

          PROPOSED ISSUANCE IN CONNECTION WITH STRATEGIC INVESTMENT BY
                 AN AFFILIATE OF CLAYTON, DUBILIER & RICE, INC.

     Stockholders of the Corporation are being asked to approve the Proposed Issuance in accordance with the rules of the NYSE, on which the Common Stock is listed. Under the rules of the NYSE, because the Proposed Issuance involves issuance of securities representing more than 20% of the voting power outstanding prior to the issuance, such issuance requires the approval of a majority of the votes cast on the proposal at the Annual Meeting, provided that the total vote cast represents a majority in voting power of the Corporation's stockholders entitled to vote thereon.

     The following is a summary of the principal terms and conditions of the Investment Agreement, pursuant to which the Strategic Investment will be made. This description is qualified in its entirety by reference to the full text of the Investment Agreement (a copy of which is attached hereto as Appendix B). In addition, the pro forma consolidated financial statements contained in Appendix A show the effects of the consummation of the Strategic Investment.

BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors has reviewed and considered the terms of the Strategic Investment. On July 15, 1997, the Board of Directors unanimously approved the terms of the Strategic Investment and the Investment Agreement. The Board of Directors approved the terms of the Strategic Investment based on a number of reasons, including: (i) the Strategic Investment will provide the Corporation's telephone directories publishing businesses with the strong sponsorship and expertise of CD&R, which has a history of successfully building the businesses in which the funds it manages invest and (ii) the sale of Common Stock and Warrants to CDRV pursuant to the Strategic Investment will enhance the capital structure of the Corporation by allowing the Corporation to repay indebtedness incurred in connection with the Comprehensive Plan with the proceeds of additional equity of the Corporation.

DESCRIPTION OF THE PRINCIPAL TERMS OF THE INVESTMENT AGREEMENT AND RELATED AGREEMENTS

     Issuance and Sale of Common Stock and Warrants; Certain Fees. Pursuant to the Investment Agreement, subject to certain conditions described below, CDRV will purchase for an aggregate purchase price of $225 million: (i) shares of Common Stock representing 32.9% of the outstanding shares of Common Stock as of the Closing Date (giving effect to the issuance of such shares and assuming the exercise of all employee stock options outstanding as of the Closing Date) and
(ii) Warrants representing the right to purchase 0.78 shares of Common Stock for each share purchased by CDRV on the Closing Date (subject to anti-dilution adjustment as described below) at an exercise price equal to 150% of the per share purchase price paid on the Closing Date (subject to adjustment). Assuming the exercise of the Warrants on the Closing Date, CDRV would own approximately 46.6% of the outstanding shares of Common Stock on the Closing Date.

     Pursuant to the Investment Agreement, the Corporation also will pay CD&R a $12 million fee in respect of the transaction and reimburse CD&R for up to $4 million in respect of certain fees and expenses upon the consummation of the Strategic Investment.

     Corporate Governance. The Investment Agreement provides that following the consummation of the Strategic Investment, the Board of Directors will be comprised of eleven members, consisting initially of the six directors elected at the Annual Meeting (the "Non-Investor Directors") and five members designated by CDRV (the "Investor Directors"). Thereafter, the Non-Investor Director members of the Corporate Governance Committee will nominate for election by the stockholders six candidates to serve as Non-Investor Directors and the Investor Director members of the Corporate Governance Committee will nominate for election by the stockholders five candidates to serve as Investor Directors, of which no more than three nominees may be employees of CD&R. CDRV, through the Investor Directors, has the right to nominate five directors as long as its beneficial ownership (calculated as if the Warrants had been exercised) equals or exceeds 35% of the outstanding Common Stock. CDRV will have the right to nominate four directors, if its beneficial ownership is less than 35% but equals or exceeds 25%; three directors, if its beneficial ownership is less than 25% but equals or exceeds 10%; and two directors, if its beneficial ownership is less than 10% but equals or exceeds 5%.

     The Investment Agreement also provides for the establishment of certain committees of the Board of Directors (the "Board Committees") and the required representation thereon of both Investor and Non-Investor Directors. These Board Committees include: (i) an Executive Committee to be composed of two Investor and two Non-Investor Directors and chaired by an Investor Director; (ii) a Compensation Committee to be composed of two Investor and two Non-Investor Directors and chaired by an Investor Director; (iii) an Audit Committee to be composed of two Investor and two Non-Investor Directors and chaired by a Non-Investor Director; and (iv) a Corporate Governance Committee to be composed of two Investor and three Non-Investor Directors and chaired by a Non-Investor Director.

     In addition, the Investment Agreement provides that the affirmative approval of two-thirds of the Board of Directors (the "Super-Majority Voting Requirements") is required prior to effecting: (i) equity issuances (other than a specified amount pursuant to employee plans); (ii) mergers, consolidations or other business combinations; (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation; (iv) any major recapitalization; (v) any dissolution or partial liquidation of the Corporation; or (vi) any modification to the Corporation's Amended and Restated Articles of Incorporation or the By-laws that is inconsistent with CDRV's rights under the Investment Agreement.

     The corporate governance provisions of the Investment Agreement described above survive until the earlier of: (i) the fifth anniversary of the Closing Date and (ii) the date on which CDRV beneficially owns in excess of 50% of the total voting power of the Corporation.

     Subscription Rights. The Investment Agreement grants CDRV certain limited rights to maintain its percentage ownership interest in the Corporation's equity securities by requiring the Corporation to offer CDRV the right to purchase, on the same terms as proposed for other purchasers, its pro rata share of certain new equity securities offered for cash by the Corporation. CDRV's subscription rights do not apply to equity securities issued: (i) to officers, directors or employees pursuant to any existing employee stock offerings, plans or arrangements or as approved by a majority of the Investor Directors; (ii) in connection with an acquisition transaction; (iii) in registered public offerings; (iv) in connection with any financing transaction in which sales or resales are effected through Rule 144A or Regulation S under the Securities Act of 1933, as amended (the "Securities Act"); or (v) sales to CDRV or its affiliates.

     Standstill Provisions. Under the Investment Agreement, CDRV and its affiliates may not, prior to the fifth anniversary of the Closing Date, increase the aggregate proportion of their beneficial ownership of the total voting power of the Corporation, if such increase would reasonably be expected to result in the Distributions becoming taxable to any of the Corporation, Destinations or ESI, other than in connection with a tender offer, merger, sale or similar transaction involving the Corporation in which all holders of Common Stock have the opportunity to receive the same consideration (a "Buyout Transaction") that
(x) has been approved by a majority of the Non-Investor Directors and (y) occurs following the second anniversary of the Closing Date; and provided that CDRV delivers to the Corporation an opinion of a nationally recognized tax counsel, which opinion is reasonably satisfactory to the Corporation, to the effect that such Buyout Transaction will not cause either of the Distributions to result in recognition of taxable gain to the Corporation, Destinations or ESI. Similarly, other than in connection with a Buyout Transaction or as approved by a majority of Non-Investor Directors, CDRV may not, prior to the fifth anniversary of the Closing Date: (i) contrary to the Board of Directors, solicit proxies, seek to influence any person with respect to voting the shares of the Common Stock, or initiate, propose or otherwise solicit stockholder proposals; (ii) deposit voting securities of the Corporation into any voting trust or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) seek to control the Corporation's Board of Directors; or (iv) make a public request to the Corporation to amend or waive any of the provisions of the Investment Agreement, including the foregoing standstill provisions. Each of the foregoing restrictions expires on the date on which CDRV beneficially owns equity securities representing in excess of 50% of the Corporation's total voting power.

     Restrictions on Transfer. The Investment Agreement prohibits CDRV from transferring its shares of Common Stock prior to the fifth anniversary of the Closing Date without the approval of a majority of the Non-Investor Directors, except: (i) pursuant to a registered underwritten public offering intended to achieve a broad distribution; (ii) in accordance with the volume and manner of sale restrictions of Rule 144 of the Securities Act; (iii) in an exempt transaction to a person who does not beneficially own more than 3% of the outstanding Common Stock or to a registered investment company; or (iv) in connection with a Buyout Transaction. The foregoing restrictions expire on the date on which CDRV beneficially owns equity securities representing in excess of 50% of the Corporation's total voting power of the Corporation.

     Repurchase Restrictions. Until after the second anniversary of the later of the Distributions, the Corporation is prohibited from repurchasing any outstanding Common Stock. In addition, until after the fifth anniversary of the later of the Distributions, the Corporation may not purchase any outstanding Common Stock without obtaining an opinion of a nationally recognized tax counsel to the effect that the purchase of Common Stock will not result in recognition of taxable gain to the Corporation, Destinations or ESI.

     Registration Rights. Pursuant to a registration rights agreement by and between CDRV and the Corporation (the "Registration Rights Agreement"), which will be entered into upon the consummation of the Strategic Investment, the Corporation will effect up to four separate registrations (each a "Demand Registration") of (i) the shares of Common Stock to be purchased by CDRV on the Closing Date, upon the exercise of the Warrants or as otherwise permitted by the Investment Agreement and (ii) the Warrants (such shares of Common Stock and Warrants, the "Registrable Securities"), upon the request of CDRV or any successive legal holder of such shares (each such party or parties for purposes of this section, a "Holder"). The Corporation has also agreed to grant Holders of Registrable Securities certain "piggy-back" rights, which would allow Holders in certain instances to request inclusion of their Registrable Securities in registrations of Common Stock effected by the Corporation.

     Under the Registration Rights Agreement, the Corporation will agree to pay registration fees and expenses and to provide customary indemnities against certain liabilities, including liabilities under the Securities Act.

     Conditions to the Strategic Investment. CDRV's obligation to consummate the Strategic Investment is subject to the satisfaction or waiver of the following conditions, among others: (i) approval of the Proposed Issuance by the stockholders; (ii) the absence of any statute, order, decree or injunction preventing the consummation of the transactions contemplated by the Investment Agreement; (iii) the listing of the shares of Common Stock acquired by CDRV on the NYSE; (iv) the accuracy of the Corporation's representations and warranties in the Investment Agreement; (v) the execution of agreements effecting the Distributions and the Strategic Investment (the "Reorganization Agreements") and certain indemnity agreements in a form satisfactory to CDRV; (vi) performance by the Corporation of its obligations under the Investment Agreement; (vii) the execution of the Registration Rights Agreement in a form satisfactory to CDRV (see "-- Registration Rights") and of a consulting agreement with CD&R in a form satisfactory to CDRV (see "-- CD&R Consulting Agreement"); (viii) the assumption by Destinations of certain indemnification obligations of the Corporation under
Article XI of the Investment Agreement; (ix) a debt capital structure reflecting total indebtedness of the Corporation not exceeding $1,056 million on a pro forma basis as though the Closing Date had occurred on September 30, 1997; (x) amendment of the By-laws as necessary to permit CDRV to exercise its voting rights in respect of the Common Stock and the Warrants to be acquired pursuant to and as permitted by the Investment Agreement (see "Item No. 3 -- Amendment to the Corporation's Amended and Restated By-laws in Connection with the Strategic Investment"); (xi) the absence of litigation that would reasonably be expected to have a material adverse effect on the Corporation and its subsidiaries; and
(xii) the absence of any event, change or development since March 31, 1997, which has had or is reasonably likely to have a material adverse effect on the Corporation and its subsidiaries.

     The Corporation's obligation to consummate the Strategic Investment is subject to the satisfaction or waiver of the conditions identified in clauses
(i), (ii) and (iii) of the preceding paragraph, as well as (a) the accuracy of CDRV's representations and warranties in the Investment Agreement and (b) the execution of the Registration Rights Agreement in a form satisfactory to the Corporation.

     Termination. The Investment Agreement may be terminated at any time prior to the Closing Date by mutual written consent or by either party (i) after January 15, 1998, (ii) if the conditions to a given party's obligations to close become impossible to fulfill or (iii) if a party fails to perform or breaches any material obligations under the Investment Agreement and such defaulting party does not cure such performance or breach within 10 days of written notice thereof.

     The Investment Agreement may be terminated at any time prior to the Closing Date by CDRV for certain reasons, including: (i) in the event that the Board of Directors (A) withdraws or modifies its recommendation of the Strategic Investment, (B) approves a transaction to be consummated following the Distributions involving the sale of a substantial amount of the assets of the Corporation or the purchase of five percent or more of the equity or total voting power of the Corporation (a "Directories Transaction Proposal") or (C) publicly announces its decision not to consummate the Distributions, enters an agreement for a transaction involving the sale of all or substantially all of the assets of, or 50% or more of the voting securities of, the Corporation or which would preclude the consummation of the Distributions (an "Alternative Company Proposal"); (ii) if the stockholders of the Corporation do not approve the Proposed Issuance at a meeting duly held for such purpose; (iii) if CDRV determines that the Reorganization Agreements are inconsistent with its good faith understanding of the transactions contemplated by the Investment Agreement or if the Corporation makes any material amendment to any such Reorganization Agreements without CDRV's approval thereof and which amendment CDRV in its good faith judgment determines is materially adverse to the Strategic Investment;
(iv) if prior to the execution of all commitment letters for the new financing for the Corporation, CDRV determines in good faith exercise of its reasonable judgment based on its review thereof not to proceed with the Strategic Investment; or (v) if CDRV objects to any change or addition to the schedules to the Investment Agreement made by the Corporation after July 15, 1997.

     The Investment Agreement may be terminated by the Corporation, if: (i) the Corporation enters into an agreement for a superior Directories Transaction Proposal involving the sale of 20% or more of the total voting power of the Corporation following the Distributions or a substantial amount of the assets of the Corporation following the Distributions (a "Superior Directories Proposal") or (ii) the Board of Directors determines not to effect the Distributions and, in either case, the Corporation pays the termination fees and expenses described below.

     Termination Fees. The Investment Agreement provides that the Corporation will reimburse CDRV for up to $4 million of expenses (the "CDRV Expenses") and pay a termination fee of $25 million (the "Termination Fee") if: (i) the Corporation terminates the Investment Agreement in certain circumstances or (ii) if CDRV terminates the Investment Agreement under certain conditions, including without limitation, termination by CDRV due to (A) the withdrawal or modification by the Board of Directors of its recommendation that the stockholders approve the Proposed Issuance or the public announcement of its determination not to effect the Distributions, (B) the approval or recommendation by the Board of Directors of a Directories Transaction Proposal or the execution of an agreement with respect to a Directories Transaction Proposal or an Alternative Company Proposal, (C) the amendment of any Reorganization Agreement without CDRV's consent which CDRV determines in good faith to have a material adverse effect on the Strategic Investment, (D) CDRV's determination that the Reorganization Agreements proposed by the Corporation are inconsistent with CDRV's good faith understanding in the transactions contemplated by the Investment Agreement, or (E) upon notice prior to the execution of commitment letters in respect of the refinancing transactions contemplated in respect of the Corporation, a determination by CDRV made in the good faith exercise of its reasonable judgment not to proceed with the Strategic Investment. If the Corporation or CDRV terminates the Investment Agreement because the stockholders do not approve the Proposed Issuance and within twelve months of such termination the Corporation enters into an agreement with respect to an Alternative Company Proposal or a Directories Transaction Proposal, the Corporation will pay the CDRV Expenses and Termination Fee; provided, however, that if such Alternative Company Proposal agreement is with Hilton Hotels Corporation, the Termination Fee payable shall be $15 million. If the closing of the Strategic Investment has not occurred prior to January 15, 1998 because of a material breach by the Corporation of any representation, warranty or covenant under the Investment Agreement, the Termination

Fee payable shall be $15 million. In addition, if the closing does not occur for certain other reasons, the Corporation will reimburse CDRV for the CDRV Expenses.

     The Warrants. In respect of the Warrants, CDRV has the right, subject to certain vesting requirements, to purchase 0.78 shares of Common Stock for each share of Common Stock purchased by CDRV on the Closing Date, subject to the anti-dilution protections described below. Assuming the exercise of the Warrants on the Closing Date, CDRV would own 46.6% of the outstanding Common Stock on such date. The exercise price of the Warrants is equal to 150% of the per share purchase price of the Common Stock paid by CDRV on the Closing Date (subject to adjustment). The Warrants have a term of ten years, and 20% of the Warrants become exercisable per year over five years. During the first five years of the term of the Warrants, the number of shares for which the Warrants are exercisable is limited under certain circumstances. The Corporation has agreed, however, not to repurchase shares of Common Stock from the public such that such limitations would impair the ability of the holder of the Warrants to exercise the Warrants. Upon a change of control of the Corporation, holders of the Warrants will receive consideration equal to the fair market value of the Warrants, after giving effect to the change of control as determined in good faith by the Board of Directors. Upon vesting, the Warrants may be exercised on a cashless basis. The Warrants provide for customary anti-dilution protection so as to preserve the percentage interest in the Corporation represented by the Warrants. The Warrants are transferable subject to the transfer restrictions applicable to the Common Stock. (See "-- Transfer Restrictions"). The holder of the Warrants is entitled to registration rights in respect of the Warrants or any shares of Common Stock and any other security received upon exercise or in respect of the Warrants on the terms provided for in the Registration Rights Agreement. (See "-- Registration Rights"). In addition, the Corporation has agreed to list on the NYSE any shares of Common Stock or other securities received upon exercise or in respect of the Warrants and, upon the request of CDRV, the Warrants.

CD&R CONSULTING AGREEMENT

     Pursuant to a consulting agreement to be entered into between CD&R and the Corporation in connection with the consummation of the Strategic Investment, CD&R will receive an annual fee of $500,000 for providing management and financial consulting services to the Corporation. Such services may include assisting the Corporation to maintain and develop effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the Corporation. The consulting agreement will also contain certain other provisions as agreed upon by the parties, including indemnities against certain liabilities.

INFORMATION CONCERNING CDRV AND CD&R; SOURCE OF FUNDS

     CDRV is a Delaware limited liability company, the sole member of which is CD&R Fund V, a Cayman Islands exempted limited partnership, which is a private investment fund managed by CD&R. Amounts contributed to CD&R Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-linked securities of entities formed to effect leveraged acquisition transactions in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CD&R, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. The managing general partner of CD&R Fund V is CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership ("Associates V"). CD&R Fund V has committed to purchase up to $225 million of member interests in CDRV for the purpose of funding the Strategic Investment.

CDRV NOMINEES TO THE BOARD OF DIRECTORS

     CDRV has informed the Corporation that it intends to nominate the following three individuals as initial Investor Directors. Each of these individuals will be elected to the Board of Directors effective as of the closing of the Strategic Investment. Following the closing of the Strategic Investment, CDRV will identify and nominate two additional Investor Directors who will be elected to the Board of Directors, neither of whom will be employees of CD&R or CDRV.

EDMUND M. CARPENTER
Principal Occupation --
Professional Employee of CD&R

Mr. Carpenter, 55, has been a professional employee of CD&R since February 1997 and also served as a consultant of CD&R prior to such time. From 1988 to 1995, Mr. Carpenter was chairman and chief executive officer of General Signal Corporation. Prior to 1988, Mr. Carpenter served with Old ITT, including as president and chief operating officer from 1985 and as executive vice president from 1983 to 1985. Mr. Carpenter was also senior vice president and group executive of ITT Automotive Products Worldwide from 1981 to 1983. Mr. Carpenter is a director of Campbell Soup Company, Dana Corporation and Texaco Corporation. Mr. Carpenter is a limited partner of Associates V.

BRIAN D. FINN
Principal Occupation --
Principal of CD&R

Mr. Finn, 37, has been a principal of CD&R since May 1997. Previously, Mr. Finn was a managing director and co-head of mergers & acquisitions at Credit Suisse First Boston. Mr. Finn is a director of Nu-kote Holding, Inc. and Nu-kote International, Inc. Mr. Finn is a director of CD&R and a limited partner of Associates V.

CHARLES P. PIEPER
Principal Occupation --
Principal of CD&R

Mr. Pieper, 51, has been a principal of CD&R since March 1997. Previously, Mr. Pieper was president and chief executive officer of GE Lighting Europe and GE Japan, Korea, Taiwan, GE Medical Systems Asia, Yokogawa Medical Systems and GE Trading Co. Mr. Pieper is a director of Alliant Foodservice, Inc., and its parent, CDRF Holding, Inc., a corporation in which an affiliate of CD&R Fund V, The Clayton & Dubilier Private Equity Fund IV Limited Partnership, has invested. Mr. Pieper is a director of CD&R and a limited partner of Associates V.

USE OF PROCEEDS

     The proceeds of the Strategic Investment will be used by the Corporation to repay approximately $225 million of indebtedness under the Senior Facility. The Corporation incurred this indebtedness in connection with the consummation of the Comprehensive Plan.

CERTAIN CONSIDERATIONS

     Stockholders should consider the following in evaluating the Proposed
Issuance:

     Dilution of Equity Ownership. If the Proposed Issuance is approved and the Strategic Investment is consummated, the relative proportionate voting interest of current stockholders will be reduced by virtue of the issuance of additional shares of Common Stock and thereafter will be further reduced if additional shares of Common Stock are issued pursuant to any exercise of Warrants.

     Concentration of Ownership. CDRV's concentration of ownership of Common Stock will mean that CDRV may have the ability to influence the Corporation's actions to the extent that such actions require stockholder approval. CDRV will have the power to designate five of eleven members of the Board of Directors and will have equal representation on Board Committees. In addition, the Super-Majority Voting Requirements grant CDRV an effective veto right over certain major decisions of the Corporation. See "Description of Principal Terms of the Investment Agreement and Related Agreements -- Corporate Governance."

     Failure to Approve the Strategic Investment. In connection with the consummation of the Comprehensive Plan, the Corporation incurred substantial indebtedness. The level of the Corporation's indebtedness could have important consequences, including the following: (i) the ability of the Corporation to obtain additional financing on favorable terms may be impaired in the future;
(ii) a substantial portion of the

Corporation's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for other purposes; (iii) the Corporation may be more leveraged than some of its competitors, which may place it at a disadvantage; and (iv) the Corporation's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

     As of June 30, 1997, on a pro forma basis after giving effect to the Comprehensive Plan and the consummation of the related financings, the Corporation would have had an aggregate of $1,275 million of outstanding indebtedness. Approximately $225 million in principal amount of such indebtedness would have been outstanding under the Senior Facility. This indebtedness is expected to carry a relatively high interest rate, which may increase over time, and, in the event such indebtedness is not repaid prior to February 1, 1998, holders of such indebtedness may exercise warrants to purchase shares of Common Stock. The Corporation expects to use the proceeds of the Strategic Investment to repay the indebtedness incurred under the Senior Facility, which will reduce the Corporation's outstanding long-term indebtedness to approximately $1,050 million and will correspondingly reduce debt service obligations. In the event the Strategic Investment is not consummated, such indebtedness is expected to remain outstanding, unless otherwise refinanced. There can be no assurance that the Senior Facility could be refinanced or that the terms on which it could be refinanced would be favorable to the Corporation.

     In addition, as noted above, if the Investment Agreement is terminated or the Strategic Investment is not consummated, then, under certain circumstances, the Corporation will be obligated to pay to CDRV certain transaction fees and expenses of as much as $29 million.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE STRATEGIC INVESTMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ISSUANCE.

                                   ITEM NO. 3

                         AMENDMENT TO THE CORPORATION'S
                          AMENDED AND RESTATED BY-LAWS
                  IN CONNECTION WITH THE STRATEGIC INVESTMENT

     The stockholders are being asked to approve a proposed amendment to the definition of "independent director" in Section 2.8(b) of the By-laws as it relates to the composition of the Compensation Committee of the Board of Directors. The proposed amendment (the "Proposed By-law Amendment") eliminates from the definition of "independent director" set forth in such Section 2.8(b) the requirement that such a director "is not, and is not affiliated with a company or firm that is an advisor or consultant, to the Corporation." Pursuant to its terms, the By-law set forth in Section 2.8(b) governing the composition of Compensation Committee may not be amended without approval of a majority of the voting power of the stockholders present in person or by proxy and entitled to vote at a meeting at which a quorum is present.

     Pursuant to the Investment Agreement, the Corporation and CDRV have agreed that the Compensation Committee shall have four members and that CDRV will have the right to designate two members. Because the Corporation will enter into a consulting agreement with CD&R in connection with the Strategic Investment, which would make CD&R affiliates ineligible to serve on the Compensation Committee under the current By-laws, the Proposed By-law Amendment is necessary to permit CDRV to designate employees and affiliates of CD&R as members of the Compensation Committee in accordance with the Investment Agreement. See "Item No. 2 -- Proposed Issuance in Connection with Strategic Investment by an Affiliate of Clayton, Dubilier & Rice, Inc. -- Description of the Principal Terms of the Investment Agreement and Related Agreements -- Corporate Governance." The effectiveness of the Proposed By-law Amendment is conditioned on stockholder approval of the Proposed Issuance.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED BY-LAW AMENDMENT.

                                   ITEM NO. 4

AMENDMENT TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE
    CORPORATION'S NAME TO "ITT INFORMATION SERVICES, INC." AND CERTAIN OTHER
       AMENDMENTS TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION

     The stockholders are being asked to approve proposed amendments to the Corporation's Restated Articles of Incorporation to change the name of the Corporation to "ITT Information Services, Inc." and to delete certain provisions applicable to ITT's gaming businesses. The text of the proposed amendments is set forth in Appendix C. The Board of Directors believes these amendments are desirable to reflect that, since the Distributions, the Corporation's principal businesses are now its telephone directory publishing businesses. In connection with the Distributions, the Corporation and Destinations entered into a Distribution Agreement which provides, among other things, that the Corporation will seek approval of its stockholders to change its name from "ITT Corporation" to "ITT Information Services, Inc." at the first annual meeting of the Corporation's stockholders following the Distributions.

     In addition to the name change, because the Corporation no longer conducts any gaming businesses, the stockholders are also being asked to approve an amendment to the Corporation's Restated Articles of Incorporation that would eliminate Article NINTH which contains provisions regarding ITT's former gaming businesses.

     If both these amendments are approved by the stockholders, the amendment will be effected by the prompt filing in Nevada of a certificate of amendment to the Corporation's Restated Articles of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO "ITT INFORMATION SERVICES, INC." AND TO DELETE ARTICLE NINTH THEREOF.

                                   ITEM NO. 5

    APPROVAL OF ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE PLAN

     The Board of Directors proposes that the Corporation's stockholders approve the adoption of the ITT Information Services, Inc. 1997 Long-Term Incentive Plan (the "LTIP"). The Board of Directors has adopted the LTIP, subject to approval of the stockholders of the Corporation. The Board believes that it is appropriate, in light of the changes in the Corporation's businesses and the need to provide incentives for management, for the Corporation to adopt a new stock plan.

     Options granted prior to the Distributions to current executive officers or employees of the Corporation under the 1995 ITT Corporation Incentive Stock Plan will remain in effect, subject to certain adjustments. Upon approval by the stockholders of the LTIP, no further options will be granted under the 1995 ITT Corporation Incentive Stock Plan.

     The following is a summary of the LTIP. This description is a fair and complete summary of the proposed plan; however, it is qualified in its entirety by reference to the full text of the LTIP, which is attached to this Proxy Statement as Appendix D.

GENERAL

     Purpose. The LTIP offers eligible employees the opportunity to purchase shares of Common Stock or to receive certain other forms of incentive compensation. The LTIP is intended to encourage employees to acquire an equity interest in the Corporation and to afford such individuals the opportunity to receive compensation based on the Corporation's performance, both of which objectives will create a stronger incentive for such individuals to expend maximum effort towards the growth and success of the Corporation and its subsidiaries. Funds received by the Corporation in respect of rights exercised under the LTIP may be used for any general corporate purpose.

     Eligibility.  All employees of the Corporation and certain subsidiaries are
eligible to participate in the LTIP. As of             , 1997, there were
employees eligible to receive grants under this LTIP.

     Shares Available Under the LTIP. The LTIP authorizes the issuance of up to shares of Common Stock. The number of shares issuable under the LTIP will be adjusted for stock dividends, stock splits, reclassifications and other changes affecting the Common Stock. If any option granted under the LTIP expires or terminates prior to exercise in full, the shares subject to that option will be available for future grants thereunder. The maximum number of shares that may be acquired under the LTIP by any individual is shares, subject to adjustment for stock dividends, stock splits, reclassifications, corporate transactions, or other changes affecting the Common Stock. Because the LTIP provides for discretionary grants of options, the specific amounts to be granted to particular persons cannot be determined in advance.

     Administration. The LTIP is administered by the Board of Directors or the Compensation Committee of the Board of Directors (the "Administrator"), unless the Board of Directors selects another committee or subcommittee of the Board. The Administrator has the authority and discretion: (i) to select employees to participate in the LTIP; (ii) to grant options to employees under the LTIP;
(iii) to specify the terms and conditions of options granted to employees (within the limitations of the LTIP); and (iv) to otherwise interpret and construe the terms of the LTIP and any agreements governing options granted thereunder. In addition, the Administrator may delegate its authority, including the authority to grant awards except to officers subject to Section 16(a) of the Exchange Act.

OPTIONS GRANTED UNDER THE LTIP

     General. Options granted under the LTIP will ordinarily be evidenced by a written agreement setting forth the terms and conditions governing the option. The Administrator has broad discretion to determine the timing, amount, exercisability and other terms and conditions of options granted to employees.

     Options Granted to Employees. Both incentive stock options and non-qualified stock options are available for employees under the LTIP. For incentive stock options, the option price will be not less than fair market value of a share of Common Stock on the date the option is granted. However, if the employee receiving the option is a more than 10% owner of Common Stock, the option price will not be less than the greater of par value or 110% of the fair market value of a share of Common Stock on the date the option is granted. For non-qualified options, the option price will be not less than the fair market value of a share of Common Stock on the date of grant. The closing
price of a share of Common Stock, as reported on the NYSE on                  ,
1997 was $          .

     Exercise. Options granted under the LTIP to employees may be exercised by delivery to the Administrator of a written notice of exercise. The notice must specify the number of shares being exercised and must be accompanied by payment in full of the option price for the shares being exercised (unless the optionee's written notice of exercise directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Corporation as the agent for the optionee and at the time the stock certificates are delivered to the broker, the broker tenders to the Corporation cash or cash equivalents acceptable to the Corporation equal to the exercise price).

     The option price may be paid as permitted by the option agreement which includes: (i) in cash or certified check; (ii) by tendering shares of Common Stock that the optionee has held for at least 6 months or acquired under an option granted not less than 6 months prior and that will be valued at the fair market value on the date of exercise; or (iii) any combination of these methods. An optionee will not have any of the rights of a stockholder until payment in full for the shares is received and a stock certificate is issued. In addition, with respect to options granted to employees, options may be exercised by any other method that the Administrator prescribes.

     The Administrator may prescribe in the option agreement that the optionee may elect to satisfy any federal, state, or local withholding tax requirements by directing the Corporation to apply shares of Common Stock to which the optionee is entitled as a result of the exercise of the option in order to satisfy such withholding requirements.

     Termination of Service. The Administrator has discretion to fix the period in which options granted to employees may be exercised after termination of employment.

     Term of Options. Each option granted under the LTIP will terminate no later than 10 years after the date the option is granted. However, options intended to be incentive stock options granted to employees under the LTIP will expire no later than five years after the date of the grant if the option is granted to an employee who owns (or is deemed to own) more than 10% of the outstanding Common Stock.

RESTRICTED STOCK

     The Administrator can grant shares of Common Stock subject to restrictions of its own selection ("Restricted Stock") that begin on the date of award and lapse when the Administrator so specifies. The recipient of Restricted Stock cannot transfer shares of Restricted Stock while such restrictions remain applicable and will ordinarily forfeit the Restricted Stock if his employment ends voluntarily during the restricted period and in some other circumstances. The Administrator can designate that the restrictions will lapse in installments, at once, or based only on the achievement of performance objectives. The Administrator may require that shares of Restricted Stock be held in a custodial account or that the recipient provide blank stock powers with respect to such stock.

STOCK APPRECIATION RIGHTS

     The Administrator can grant stock appreciation rights ("SARs") in addition to or in lieu of other forms of compensation. Each SAR will entitle the recipient to receive the excess, if any, of the fair market value of a share of Common Stock on the date the SAR is exercised over the SAR's grant value. The Administrator determines the grant value, and can set any value at least equal to the fair market value of the Common Stock on the date of grant. The Administrator can specify terms and conditions under which the recipient can exercise the SAR (or under which the SAR will be automatically exercised). The Administrator can also specify whether payments in satisfaction of a SAR will be in cash, Common Stock, or a combination of these methods.

PERFORMANCE SHARES

     The Administrator can also grant shares of Common Stock ("Performance Shares") based on performance objectives achieved by the Corporation, a subsidiary, or another business unit during a period determined by the Administrator. The Administrator may revise objectives during a performance period if there are significant changes in the Corporation during such period. Each Performance Share will be equivalent to a share of Common Stock, and the Administrator will determine whether payment will be made in actual shares of Common Stock, in cash, or in a combination of each and whether it will be made in a lump sum or annual installments. The performance objectives with respect to any Performance Share award to any executive officer of the Corporation will be based on one or more of the following criteria, as selected by the
Administrator: (i) earnings per share; (ii) total return to stockholders; (iii) return on equity; (iv) operating revenues; (v) earnings before income taxes;
(vi) stock price; and (vii) improvements in debt to equity ratio. Performance may be measured in relative or absolute terms, based on whatever periods the Administrator specifies, and by reference to the performance of the Corporation, a subsidiary, an affiliate, a division or unit of any of the foregoing or based on performance relative to other companies. The maximum number of Performance
Shares that may be subject to award in a   month period is           shares, as
adjusted under the LTIP. To the extent necessary to qualify any Performance Share award to any such executive officer as "other performance-based compensation" for purposes of Section 162(m) of the Code, the Administrator will be precluded from exercising any discretion otherwise available under the terms of the LTIP.

APPROVAL AND AMENDMENT OF THE LTIP

     The Board of Directors may amend or terminate the LTIP at any time and from time to time; provided, however, that no amendment may, without the approval of a majority of the stockholders, amend the provisions governing incentive stock options other than as permitted under the Code. After the stockholders' initial approval, the LTIP will only have to be presented to the stockholders for additional approval with respect to the incentive stock options and only to the extent necessary to preserve their tax treatment. The LTIP will terminate no later than 10 years after its effective date.

TAX CONSEQUENCES

     The following is a general summary of the federal income tax treatment of incentive stock options and non-qualified stock options to be granted under the LTIP based upon the current provisions of the Code and regulations issued thereunder.

     Incentive Stock Options. Incentive stock options granted to employees under the LTIP are intended to meet the requirements of Section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the Corporation will be allowed no deduction as a result of the exercise, if the following conditions are met: (i) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Corporation or of a subsidiary; and (ii) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for stock will ordinarily be treated as long-term capital gain, and any loss will be treated as a long-term capital loss, in the year of the sale.

     If the option holder fails to comply with the employment or holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of: (i) the difference between the fair market value of the Common Stock received upon exercise and the option exercise price or

(ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his failure to comply with either condition above, an equivalent deduction will be allowed to the Corporation in the same year.

     Nonqualified Stock Options. No tax consequences result from the grant of a nonqualified stock option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the option shares on the date of exercise and the option exercise price, and the Corporation will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value of the shares on the date exercised, and when the shares are disposed of, capital gain or loss, either long-term or short-term, will be recognized depending on the holding period of the shares.

NEW PLAN BENEFITS

     No options or other awards have been granted under the LTIP. Since grants under the LTIP are discretionary, it is not determinable what benefits, if any, would have been paid to named executive officers, all current executive officers as a group, and all employees as a group who are not executive officers if the LTIP had been in effect for the 1996 calendar year.

STOCKHOLDER APPROVAL

     Approval of the LTIP will require the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy at the Annual Meeting. Failure of the stockholders to approve the LTIP will cause the rescission of the LTIP, and any rights to purchase shares previously granted pursuant to the LTIP will be void.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE PLAN.

                                   ITEM NO. 6

           RATIFICATION OF THE REAPPOINTMENT OF INDEPENDENT AUDITORS

     In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent auditors of the Corporation for 1997, subject to ratification by the stockholders. If the stockholders do not ratify the reappointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

     Arthur Andersen LLP has served as independent auditors of the Corporation and its predecessors and most of their respective subsidiaries for many years, and its long-term knowledge of the Corporation has enabled it to carry out its audits effectively and efficiently. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing the Corporation are periodically rotated, thus giving the Corporation the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee. Arthur Andersen LLP's fees for the 1996 audit of ITT totaled approximately $2.3 million, of which $1.9 million related to Destinations.

     Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE CORPORATION.

                                   ITEM NO. 7

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Annual Meeting other than that described above. As to such other business, if any, that may properly come before the Annual Meeting, the persons named as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals submitted by stockholders for inclusion in next year's Proxy Statement must be received by the Corporation no later than the close of
business on           . Address your proposals to ITT Information Services, Inc.
or, if the proposed name change is not yet effective, ITT Corporation, Attn:
Victor M. Berger, Corporate Secretary, 1330 Avenue of the Americas, New York, New York 10019-5490. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act as well as the requirements set forth in the By-laws. A copy of the By-laws may be obtained from the Corporate Secretary upon request.

ADDRESS OF CHAIRMAN

     In addition to the matters described above, there will be an address by the Corporation's Chairman and Chief Executive Officer at the Annual Meeting and a general discussion period during which time stockholders will have an opportunity to ask questions about the business and operations of the Corporation.

SOLICITATION OF PROXIES

     Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Corporation, none of whom will receive additional compensation for such solicitations.

     The Corporation has retained Georgeson & Company, Inc. ("Georgeson") for solicitation and advisory services in connection with the solicitation, for
which Georgeson is to receive a fee estimated at $          , together with
reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on
          , 1997 by such person. The Corporation has also agreed to indemnify Georgeson against certain liabilities and expenses. It is anticipated that
Georgeson will employ approximately        persons to solicit stockholders for
the Annual Meeting.

     All expenses of solicitation of proxies will be borne by the Corporation. Costs incidental to the solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising
and related expenses and are expected to be approximately $          in addition
to the fees of Georgeson described above (excluding the amount normally expended by the Corporation for the solicitation of proxies at its annual meetings). Total costs incurred to date for, in furtherance of, or in connection with these
solicitations of proxies are approximately $          .

                                          By Order of the Board of Directors,

                                          VICTOR M. BERGER
                                          Senior Vice President, General
                                          Counsel and Corporate Secretary

Dated:         , 1997

ADDITIONAL INFORMATION

     The following sections provide certain historical information about ITT for the fiscal year ended 1996, as required by applicable rules of the Securities and Exchange Commission.

1996 BOARD OF DIRECTORS

     During 1996, the following individuals served as directors: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III. There were eight meetings of the Board of Directors.

     Director Compensation. In 1996 non-employee directors received: (i) a $1,000 fee for each meeting of the Board of Directors; (ii) a $1,000 fee for each Committee meeting attended; and (iii) an annual retainer fee of $48,000 payable solely in restricted shares of Common Stock under the 1996 Non-Employee Directors Plan. Directors were reimbursed for travel expenses incurred on behalf of ITT. Employee directors were not separately compensated for service on the Board or any Committee of the Board. During 1996, 7,165 shares of Restricted Stock were granted to non-employee directors under the 1996 Non-Employee Directors Plan. Destinations has agreed to assume responsibility for any obligations to directors under this plan relating to the period before the Distributions, to the extent directors agree to surrender prior restricted share grants.

     Committees of the Board of Directors. During 1996, the Board of Directors maintained, among other committees, standing Audit, Compensation and Personnel, and Nominating Committees. Set forth below is information regarding these Committees as they were constituted in 1996.

     The Audit Committee recommended the selection of independent auditors for ITT, confirmed the scope of audits to be performed by such auditors, reviewed audit results and internal accounting and control procedures and policies, and reviewed the fees paid to ITT's independent auditors. The Committee reviewed and recommended approval of the audited financial statements of ITT and the annual report to stockholders. It also reviewed the expense accounts of senior executives. The Committee held five meetings during 1996. The members of the Audit Committee were: Bette B. Anderson, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber and Kendrick R. Wilson III.

     The Compensation and Personnel Committee, which was comprised entirely of non-employee directors, oversaw the compensation and benefits of employees, evaluated management performance and established executive compensation. In the performance of its functions, the Committee had access to independent compensation counsel. The Committee held seven meetings during 1996. The members of the Compensation and Personnel Committee were: Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer and Margita E. White.

     The Nominating Committee made recommendations to the Board concerning the organization, size and composition of the Board and its committees, proposed nominees for election to the Board and its committees and considered the qualifications, compensation and retirement of directors. The Committee held three meetings during 1996. The members of the Nominating Committee were: Bette
B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Lazard Freres & Co. LLC ("Lazard Freres"), of which Mr. Kendrick R. Wilson III is a Managing Director, performed various investment banking services for ITT and its subsidiaries in 1996. Mr. Wilson receives a percentage of Lazard Freres' income, including a percentage of any income from services for ITT. Mr. Wilson is no longer a director of the Corporation.

     The By-laws provide for mandatory indemnification of ITT directors and officers (including payment of legal fees) to the fullest extent permitted by applicable law. The By-laws also provide that ITT may maintain insurance to indemnify its directors and officers against liabilities whether or not ITT would be permitted to indemnify them. This type of insurance, as well as policies under which ITT may be reimbursed for amounts paid in indemnification of its directors and officers, are in force. The premiums thereon, which aggregate $1,164,755 for a twelve month period, were paid by ITT. As authorized by the By-laws, ITT has entered into indemnification agreements with its directors pursuant to which ITT agrees to indemnify them against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws of ITT as in effect on the date of such agreement; and
(iii) in the event ITT does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on January 1, 1997 (ITT's obligations described in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-laws, which are subject to change.

EXECUTIVE COMPENSATION

     Set forth below in this section is information regarding executive compensation, pension and benefits for ITT's chief executive and its four most highly compensated employees (the "Named ITT Executives") during 1996. Each of
the Named ITT Executives resigned from ITT effective as of                  ,
1997 upon the Distributions and became employees of Destinations. Except as otherwise noted, all compensation and benefit arrangements for executive officers described in this section have been assumed by Destinations. The tables and other disclosure set forth below with respect to the Named ITT Executives is provided to comply with applicable proxy disclosure requirements and should not be deemed to reflect any policy or practices that will apply to the Current Executives.

EXCERPTS FROM THE REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE FILED WITH THE COMMISSION ON APRIL 30, 1997

     The ITT executive compensation program is designed to attract, reward and retain skilled executives and to provide incentives that vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide ITT executives with incentives directly linked to the creation of stockholder value. The program overall is intended to be highly leveraged so that when performance goals are exceeded, executives can earn better than average compensation and, conversely, when such goals are not achieved, compensation will be below competitive levels.

     This report sets forth the executive compensation policies of the Compensation and Personnel Committee of the Board with respect to ITT's executive officers in general and the rationale for the specific decisions affecting the 1996 compensation of Rand V. Araskog, Chief Executive. The amounts of all compensation awarded to, earned by, or paid to the Named ITT Executives at the end of the 1996 fiscal year are set forth on the Summary Compensation Table below.

THE COMMITTEE'S ROLE

     The Compensation and Personnel Committee is responsible for the administration of the executive compensation program, and it reviews all proposed new or amended employee benefit plans. The Committee is currently composed of the six non-employee directors named at the end of the report, none of whom is eligible to participate in any of the plans which make up ITT's executive compensation program. It is the policy of the Board to periodically rotate the members of the Committee to assure that fresh points of view are part of the committee's deliberations.

     The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the ITT executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to get independent opinions on compensation proposals. The Committee may meet in executive session, which is not attended by any ITT executives or managers. The Committee regularly reports its activities to the Executive and Policy Committee of the Board.

THE COMPENSATION PROGRAM

     General. The compensation program for ITT executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based upon long-term performance should be the major component of compensation for senior executives.

     Base Salary. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1996, ITT evaluated executive salaries in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for senior executives is 18 months.

     Mr. Araskog's base salary was not increased during 1996.

     Among the other named officers, Mr. Bowman's annual salary was raised to $800,000 effective August 1, 1996, an increase of $100,000 after 12 months. Mr. Weadock's annual salary was increased from $525,000 to $600,000 on November 1, 1996 after an interval of 18 months. Mr. Boynton's annual salary was increased from $650,000 to $725,000 during 1996. Ms. Reese's annual salary was increased from $400,000 to $460,000 effective December 1, 1996 after 12 months.

     Annual Incentive Bonus. Under the ITT Annual Incentive Bonus Plan, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1996, such performance goal for ITT was based on EBITDA. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 113%. The calculated bonus amounts for 1996 performance for Messrs. Araskog and Bowman and for Ms. Reese are shown in the Summary Compensation Table following this report and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to ITT Sheraton Corporation; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars World, Inc. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock, and Boynton and Ms. Reese were reviewed and approved by the Committee prior to payment.

     Stock Option Awards. Stock option awards provide long-term incentives which are directly related to the performance of ITT Common Stock. Options generally have a 10-year term and closely align the executive's interests with those of other stockholders.

     During 1996, ITT awarded stock options to the Named ITT Executives as shown in the table on page 31. These options are exercisable at the earliest of the following events: (a) when the price of the Common Stock reaches $69.85 (125% of grant price) at which time the options will become exercisable as to two-thirds;
(b) when the price of the Common Stock reaches $78.23 (140% of the grant price) at which time the options will become fully exercisable; or (c) the ninth anniversary of the grant or February 6, 2005, at which time the options will become fully exercisable. The Committee believes that the requirement for significant stock price appreciation for senior officers' stock option exercisability underscores the primary objective of building stockholder value. In determining the size of option grants, the Committee relied on surveys of competitive practices and its assessment of each individual's performance.

     There were no awards during 1996 under the ITT Long-Term Performance Plan nor were there any awards of restricted stock.

     Employee Benefits. The Named ITT Executives also participate in ITT's broad-based employee benefits program which includes a pension program, a 401(k) retirement savings plan, group medical and dental coverage, group life insurance and other benefit plans. Further details on the pension plans in which Messrs. Araskog, Bowman, Weadock, and Boynton and Ms. Reese participated are provided on
pages        through        .

     In 1996, we adopted the 1997 ITT Deferred Compensation Plan. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their 1996 bonus. ITT will credit interest on the deferred compensation based upon the notional performance of certain benchmark investment funds chosen by the executive.

DISCUSSION OF THE COMMITTEE'S POLICY REGARDING QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Under Code subsection 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (i) the attainment of an objective performance goal or goals; (ii) an outside director requirement; and (iii) a stockholder approval requirement.

     It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to the overall performance of ITT and the individual executive's specific contribution. To qualify pay for exemption from Section 162(m) as "performance-based compensation," the requirements of the Code and proposed regulations generally preclude the use of discretion in determining specific amounts of compensation. Accordingly, base salaries are subject to the $1 million limit on deductible compensation as are annual bonus amounts where discretion is used to increase an executive's compensation above an amount determined strictly by an objective formula.

     It is the policy of the Committee to modify where practicable the executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers, which was approved by stockholders in 1996, will qualify annual bonuses under the plan as "performance-based compensation".

     The Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of ITT and its stockholders. Under some circumstances (other than in the context of the ITT Corporation Annual Performance-Based Incentive Plan for Executive Officers) the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on the financial condition of ITT.

     This report is furnished by the members of the Compensation and Personnel Committee. The members of the Compensation and Personnel Committee are listed below.

Bette B. Anderson
Nolan D. Archibald
Robert A. Burnett
Paul G. Kirk, Jr., Chairman
Edward C. Meyer
Margita E. White

COMPENSATION OF NAMED ITT EXECUTIVES

     The following table discloses the compensation received by the Named ITT Executives for services rendered to ITT (including compensation received from Old ITT prior to the spinoff of ITT from Old ITT in 1995) for the three fiscal years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE
                            FOR 1994, 1995 AND 1996

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                           ----------------------------------
                                                                                                     PAYOUTS
                                                                                   AWARDS           ---------
                                     ANNUAL COMPENSATION                   ----------------------   LONG-TERM
                                                                           RESTRICTED  SECURITIES   INCENTIVE
                                    ---------------------   OTHER ANNUAL     STOCK     UNDERLYING     PLAN       ALL OTHER
                                     SALARY       BONUS     COMPENSATION    AWARDS      OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)         ($)         ($)(2)         ($)        (3)(#)        ($)         (4)($)
- ---------------------------- ----   ---------   ---------   ------------   ---------   ----------   ---------   ------------
Rand V. Araskog............. 1996   2,000,000   2,260,000      347,268            --     150,000          --       422,280
  Chairman and Chief         1995   2,000,000   2,330,800      251,063     2,718,750     429,971    2,625,000      449,962
  Executive                  1994   1,625,000   2,405,000      219,457            --     429,971          --        58,656
Robert A. Bowman............ 1996     741,667     813,600       75,117            --     100,000          --        25,625
  President and Chief        1995     583,333     611,800       44,942     1,087,500     143,324     900,000        37,380
  Operating Officer          1994     456,250     471,750       25,534            --     143,324          --        13,844
Peter G. Boynton(1)......... 1996     682,583      15,200      694,276            --      40,000          --        11,705
  Senior Vice President of
    ITT;                     1995     578,117     299,776      105,288            --      59,718          --        14,500
  President and Chief        1994          --          --           --            --          --          --            --
  Executive Officer
  of Caesars World, Inc.
Ann N. Reese................ 1996     405,000     389,900       47,910            --      40,000          --        14,008
  Executive Vice President
    and                      1995     303,571     252,300       45,369       543,750      71,662     113,600        30,018
  Chief Financial Officer    1994     263,333     210,000       33,738            --      71,662          --        10,998
Daniel P. Weadock........... 1996     537,500     757,300       55,287            --      40,000          --        18,281
  Senior Vice President of
    ITT;                     1995     516,667     398,800      433,646            --      59,718    1,280,000       44,321
  President and Chief        1994     500,000     385,000       13,408            --      83,605          --        17,500
  Executive Officer
  of ITT Sheraton
    Corporation

- ---------------

(1) Mr. Boynton became an executive officer of ITT following the January 1995 acquisition of Caesars World, Inc. As a result, the 1994 compensation paid to Mr. Boynton by Caesars World, Inc. has not been included.

(2) Amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $164,066, $92,224 and $128,873 in 1996, 1995 and 1994, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1996 also includes $40,309 for personal benefits including tax and transportation services, (c) the amounts shown for Mr. Boynton include $513,463 and $41,074 in 1996 and 1995, respectively in relocation allowance, (d) the amounts shown for Ms. Reese also include $25,602, $22,186 and $20,973 in 1996, 1995 and 1994, respectively, for personal benefits including tax and transportation services, and (e) the amount shown for Mr. Weadock in 1995 also includes $426,597 in relocation allowance.

(3) The named executives do not hold any stock appreciation rights in connection with the options shown above. The options shown for years prior to 1996 are substitute options which replaced surrendered options originally granted by Old ITT before the spin-off of ITT in 1995.

(4) The amounts shown in this column are contributions by ITT under the ITT 401(k) Retirement Savings Plan and, in the case of Messrs. Araskog, Bowman, and Weadock and Ms. Reese, the ITT Excess Savings Plan, which are defined contribution plans. Under such plans, ITT made a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed two and one-half percent (2.5%) of such employee's salary. Under these plans, ITT also made a non-matching contribution equal to one percent (1%) of an employee's salary.

     In the case of Mr. Araskog, the amount also include $353,113 and $354,156 paid in 1996 and 1995, respectively, by ITT and Old ITT for premiums on a split-dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog. ITT is entitled to be reimbursed for its payments with respect to such policy upon the earlier to occur of: (i) the death of Mr. Araskog or Mrs. Araskog, whichever occurs later, and (ii) the date on which the cash surrender value of the policy is sufficient to repay amounts paid by ITT and continue to sustain the policy until the year 2035, which is expected to occur at the end of the year 2008. Destinations is assuming these rights and obligations as of the Distribution Date.

     In the case of Mr. Boynton, the amount shown for 1996 includes a life insurance premium of $8,538 paid by ITT.

OPTION GRANTS ON ITT COMMON STOCK TO NAMED ITT EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information about grants of options during the 1996 fiscal year to the Named ITT Executives to purchase shares of ITT Common Stock. The stock options granted to each of the ITT executives listed below were issued in 1996. All the stock options were surrendered to the Corporation in connection with the Distributions.

                                   STOCK OPTION GRANTS IN 1996                  POTENTIAL REALIZABLE
                         ------------------------------------------------              VALUE
                         NUMBER OF    % OF TOTAL                                 AT ASSUMED ANNUAL
                         SECURITIES    OPTIONS                                  RATES OF STOCK PRICE
                         UNDERLYING   GRANTED TO                                APPRECIATION FOR(4)
                          OPTIONS     EMPLOYEES    EXERCISE                   ------------------------
                         GRANTED(1)       IN       PRICE(3)    EXPIRATION        5%            10%
         NAME               (#)        1996(2)     ($/SHARE)      DATE           ($)           ($)
- -----------------------  ----------   ----------   ---------   ----------     ---------     ----------
Rand V. Araskog........    150,000        8.6        55.88       2/8/06       5,271,000     13,359,000
Robert A. Bowman.......    100,000        5.7        55.88       2/8/06       3,514,000      8,906,000
Peter G. Boynton.......     40,000        2.3        55.88       2/8/06       1,405,600      3,562,400
Ann N. Reese...........     40,000        2.3        55.88       2/8/06       1,405,600      3,562,400
Daniel P. Weadock......     40,000        2.3        55.88       2/8/06       1,405,600      3,562,400

- ---------------

(1) The numbers in this column represent options to purchase ITT Common Stock. Options to purchase Common Stock of the Corporation granted in 1996 to Named ITT Executives have been surrendered in exchange for options to purchase Destinations Common Stock.

(2) Percentages indicated are based on a total of 1,741,546 options granted to 457 employees during 1996.

(3) The exercise price per share is 100% of the fair market value of a share of ITT Common Stock on the date of grant. The exercise price may be paid in cash or in shares of ITT Common Stock valued at their fair market value on the date of exercise.

    Options granted on February 6, 1996 at the exercise price of $55.88 per share are not exercisable until the trading price of ITT Common Stock equals or exceeds $69.85 per share for five consecutive trading days at which time two-thirds of the options will be exercisable; when the trading price equals or exceeds $78.23 per share for five consecutive trading days, the options will be fully exercisable. Notwithstanding the above, the options will be fully exercisable after February 6, 2005, and expire February 8, 2006.

(4) At the end of the term of the options granted on February 6, 1996, the projected price per share of ITT Common Stock would be $91.02 and $144.94 at an assumed appreciation rate of 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES BY NAMED ITT EXECUTIVES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     The following table provides information on option exercises in 1996 by the named executives and the value of each such executive's unexercised options to acquire ITT Common Stock at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED,
                        SHARES                     OPTIONS AT FISCAL YEAR-END(#)     IN-THE-MONEY OPTIONS HELD AT
                      ACQUIRED ON      VALUE                                              FISCAL YEAR-END(#)
                       EXERCISE       REALIZED     -----------------------------     -----------------------------
        NAME              (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- --------------------  -----------     --------     -----------     -------------     -----------     -------------
Rand V. Araskog.....    --              --           1,251,617        150,000          6,718,105          --
Robert A. Bowman....    --              --             521,653        100,000          4,357,947          --
Peter G. Boynton....    --              --              59,718         40,000            --               --
Ann N. Reese........    --              --             236,544         40,000          1,797,819          --
Daniel P. Weadock...    --              --             322,186         40,000          3,569,868          --

- ---------------

(1) Based on the NYSE consolidated trading closing price of Common Stock on December 31, 1996 of $43.38.

PENSION PLANS

     General. ITT maintained the ITT Salaried Retirement Plan and ITT Excess Pension Plan prior to the Distributions. Each plan recognizes service with companies affiliated with ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any Old ITT retirement plan covering the same period of service. Messrs. Araskog, Bowman and Weadock and Ms. Reese participate in these retirement plans.

     Executives of Caesars World, Inc. ("Caesars") do not participate in these retirement plans. Accordingly, Mr. Boynton is covered by the Caesars Executive Security Plans (collectively, the "Caesars Pension Plan").

     Effective as of the Distributions, Destinations will assume responsibility for each of the ITT Salaried Retirement Plan, ITT Excess Pension Plan and the Caesars Pension Plan. Liabilities related to employees who remain with the Corporation following the Distributions which are not payable from a qualified retirement plan will be the subject of an agreement between the Corporation and Destinations.

     ITT Retirement Plan. The ITT Salaried Retirement Plan covers all eligible salaried employees of ITT, including senior executive officers and other ITT executives.

     A member's annual pension equals two percent of the member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) will be defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service. The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table on page 31 comprise the compensation which is used for purposes of determining "average final compensation" under the Plan. The years of service of each of the individuals for eligibility and benefit purposes as of December 31, 1996 are as follows:
Rand V. Araskog, 30.09 years; Robert A. Bowman, 5.73 years; Ann N. Reese, 9.16 years; and Daniel P. Weadock, 35.46 years.

     Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. ITT has adopted a non-qualified unfunded retirement plan (the "ITT Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the ITT Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the ITT Excess Pension Plan will generally be paid directly by ITT. ITT has also created an excess plan trust under which excess benefits under the ITT Excess Pension Plan for certain officers of ITT will be funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the ITT Excess Pension Plan). Consummation of the Strategic Investment will not constitute a change in corporate control under the ITT Excess Pension Plan.

     Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Program at retirement at age 65 from the ITT Salaried Retirement Plan and ITT Excess Pension Plan, determined without regard to any possible reduction due to benefits payable from any Old ITT retirement plan.

                             ITT PENSION PLAN TABLE

  AVERAGE                                   YEARS OF SERVICE
   FINAL         ----------------------------------------------------------------------
COMPENSATION         20             25             30             35             40
- ------------     ----------     ----------     ----------     ----------     ----------
 $   50,000      $   20,000     $   25,000     $   32,500     $   28,750     $   36,250
    100,000          40,000         50,000         57,500         65,000         72,500
    300,000         120,000        150,000        172,500        195,000        217,500
    500,000         200,000        250,000        287,500        325,000        362,500
    750,000         300,000        375,000        431,250        487,500        543,750
  1,000,000         400,000        500,000        575,000        650,000        725,000
  1,500,000         600,000        750,000        862,500        975,000      1,087,500
  2,000,000         800,000      1,000,000      1,150,000      1,300,000      1,450,000
  2,500,000       1,000,000      1,250,000      1,437,500      1,625,000      1,812,500
  3,000,000       1,200,000      1,500,000      1,725,000      1,950,000      2,175,000
  3,500,000       1,400,000      1,750,000      2,012,500      2,275,000      2,537,500
  4,000,000       1,600,000      2,000,000      2,300,000      2,600,000      2,900,000
  5,000,000       2,000,000      2,500,000      2,875,000      3,250,000      3,625,000

     The Caesars Pension Plan. The Caesars Pension Plan provides for annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity for various levels of compensation and years of service. Under the Caesars Pension Plan, benefits may also be payable as a lump sum, subject to Committee approval and other specified conditions. The Caesars Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers all full time salaried officers and selected other key executives. Benefits under the Caesars Pension Plan accrue at the rate of two percent of average annual salary for each year of credited service with a one-time additional 5% accrual after completion of ten years of credited service. Benefits vest after five years of credited service. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

     Based upon various assumptions as to remuneration and years of service, the following table illustrates the estimated annual benefits payable from the Caesars Pension Plan at retirement at age 65. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Caesars Pension Plan continues in its present form.

                           CAESARS PENSION PLAN TABLE

FIVE YEAR                            YEARS OF SERVICE
 AVERAGE       ------------------------------------------------------------
  SALARY          15           20           25           30           35
- ----------     --------     --------     --------     --------     --------
$  125,000     $ 43,750     $ 56,250     $ 68,750     $ 81,250     $ 81,250
   150,000       52,500       67,500       82,500       97,500       97,500
   175,000       61,200       78,750       96,250      113,750      113,750
   200,000       70,000       90,000      110,000      130,000      130,000
   225,000       78,750      101,250      123,750      146,250      146,250
   250,000       87,500      112,500      137,500      162,500      162,500
   300,000      105,000      135,000      165,000      195,000      195,000
   400,000      140,000      180,000      220,000      260,000      260,000
   500,000      175,000      225,000      275,000      325,000      325,000
   600,000      210,000      270,000      330,000      390,000      390,000
   800,000      280,000      360,000      440,000      520,000      520,000
 1,000,000      350,000      450,000      550,000      650,000      650,000
 1,200,000      420,000      540,000      660,000      780,000      780,000

     The remuneration covered by the Caesars Pension Plan is the average of the participant's highest five years of salary earned during his last ten years of employment with Caesars. The amount shown under "Salary" opposite the name of Mr. Boynton in the Summary Compensation Table on page 31 will be used for determining "average annual salary" under the plan. As of December 31, 1996, Mr. Boynton had 20.67 years of credited service under the Caesars Pension Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Compensation Committee interlocks. In 1996, the members of the Nominating Committee were: Bette B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton and the members of the Compensation and Personnel Committee were: Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul
G. Kirk, Jr., Edward C. Meyer and Margita E. White.

SECURITY OWNERSHIP OF FORMER EXECUTIVE OFFICERS

     The following table shows, as of April 30, 1997, the beneficial ownership of Common Stock by Named ITT Executives (other than Mr. Araskog).

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL        PERCENT
                    NAME OF BENEFICIAL OWNER                          OWNERSHIP(1)        OF CLASS
- -----------------------------------------------------------------  ------------------     --------
Robert A. Bowman.................................................         549,005           *
Peter G. Boynton.................................................          60,850           *
Ann N. Reese.....................................................         251,023           *
Daniel P. Weadock................................................         396,055           *

- ---------------

*   Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Commission, shares of Common Stock (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after April 30, 1997 and (ii) allocated to the accounts of certain directors and executive officers under the ITT 401(k) Retirement Plan (the "Retirement Plan") at April 30, 1997 are deemed to be beneficially owned by such directors and executive officers at that date. Of the number of shares shown above; (i) the following represent shares that may be acquired upon exercise of employee stock options for the accounts of (A) Mr. Bowman, 521,653 shares, (B) Mr. Boynton 59,718 shares,
    (C) Ms. Reese, 236,544 shares, and (D) Mr. Weadock, 322,186 shares, all
    present directors and officers as a group,           shares and (ii) the
    following amounts were allocated under the Retirement Plan to the accounts of (a) Mr. Bowman, 2,424 shares, (b) Mr. Boynton, 132 shares, (c) Ms. Reese, 1,303 shares, Mr. Weadock, 52,790 shares, and all Named ITT Executives
    (other than Mr. Araskog) as a group,           shares.

                                   APPENDIX A

                                ITT CORPORATION

                  INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                       PAGE
                                                                                       ----
Selected Consolidated Historical Financial and Operating Data........................   A-2
Unaudited Pro Forma Consolidated Financial Statements................................   A-3
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................   A-7
Audited Consolidated Financial Statements as of and for the Years Ended December 31,
  1994, 1995 and 1996................................................................  A-14
Unaudited Consolidated Financial Statements as of and for the Six Months Ended June
  30, 1996 and 1997..................................................................  A-30

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA

     Set forth below is certain selected consolidated financial information of the Corporation which has been derived from the Corporation's audited consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1995 and 1996 and the Corporation's unaudited consolidated financial statements for the years ended December 31, 1992 and 1993 and as of December 31, 1992, 1993 and 1994 and for the six months ended June 30, 1997 and 1996 and as of June 30, 1997. The financial and operating data set forth below reflect the Corporation's telephone directories publishing business after the Distributions.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND NUMBER OF EMPLOYEES)

                                              SIX MONTHS
                                                 ENDED
                                               JUNE 30,            YEARS ENDED DECEMBER 31,
                                             -------------   -------------------------------------
                                             1997    1996    1996    1995    1994    1993    1992
                                             -----   -----   -----   -----   -----   -----   -----
INCOME STATEMENT DATA:
Revenues...................................  $ 276   $ 291   $ 647   $ 654   $ 646   $ 817   $ 993
Income before accounting changes...........  $  15   $  26   $  54   $  21   $  23   $  68   $  62
Earnings per share before accounting
  changes..................................  $ .13   $ .21   $ .46   $ .18   $ .20   $ .58   $ .53

OPERATING DATA:
Operating income...........................  $  83   $ 103   $ 208   $ 160   $ 141   $ 161   $ 104
EBITDA(1)..................................  $  91   $ 111   $ 224   $ 177   $ 156   $ 177   $ 116
Cash from operating activities.............  $  16   $  21   $  58   $  85   $  10   $  80   $ 116
Number of employees(2).....................  2,373   2,340   2,331   2,484   2,252   2,391   3,182

                                               AT
                                              JUNE                    AT DECEMBER 31,
                                               30,       ------------------------------------------
                                              1997        1996      1995     1994     1993     1992
                                             -------     ------     ----     ----     ----     ----
BALANCE SHEET DATA:
Total assets...............................  $   459     $  510     $519     $391     $385     $480
Long-term debt.............................  $ 1,000     $1,000     $941     $ --     $ --     $ --

- ---------------
(1) EBITDA, as defined herein, is presented here as an alternative measure of the Corporation's ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). EBITDA was computed above as earnings before interest, taxes, depreciation, amortization and miscellaneous expense, net. Management believes the EBITDA information presented supplementally allows for a more complete analysis of results of operations. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Corporation.

(2) Total number of employees on the last day of the period.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Unaudited Pro Forma Consolidated Financial Statements reflect the Corporation's telephone directories publishing business after the Distributions and give effect to: (i) the payment of a special dividend by ITT World Directories, Inc., a subsidiary of the Corporation ("ITT WD"), in respect of the 20% minority interest in ITT WD, the purchase of such minority interest by the Corporation and the allocation of an additional $265 million of ITT debt to the Corporation in connection with such dividend and purchase (the "Minority Interest Transactions"); (ii) the refinancing of the Corporation's allocated debt in connection with the Distributions, including borrowings under the Senior Facility (the "Financing Transactions"); and (iii) the consummation of the Strategic Investment and the use of the related proceeds to repay outstanding borrowings under the Senior Facility. The Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997 gives effect to such transactions as if they had occurred on June 30, 1997 and the Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and for the six months ended June 30, 1997 give effect to such transactions as if they had occurred as of the beginning of each period.

     The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements for the Corporation set forth as part of this Appendix A and do not purport to be indicative of the results that would actually have been obtained had the transactions described above been completed as of the dates indicated or that may be obtained in the future.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                 (IN MILLIONS)

                                                                    PRO FORMA
                                                     MINORITY     AFTER MINORITY                     PRO FORMA
                                        JUNE 30,   INTEREST AND    INTEREST AND                        AFTER
                                          1997      FINANCING       FINANCING       STRATEGIC        STRATEGIC
                                         ACTUAL    TRANSACTIONS    TRANSACTIONS    INVESTMENT        INVESTMENT
                                        --------   ------------   --------------   -----------       ----------
Total current assets..................  $    374     $     10         $  384          $ (16)(c)        $  368
Plant, property and equipment.........        25                          25                               25
Goodwill, net.........................        34          225(a)         259                              259
Other assets..........................        26                          26                               26
                                          ------         ----        -------            ---            ------
                                        $    459     $    235         $  694          $ (16)           $  678
                                          ======         ====        =======            ===            ======

Notes payable and current maturities
  of long-term debt...................  $     27     $                $   27          $                $   27
Other current liabilities.............       170                         170                              170
Allocated debt of ITT.................     1,000          265(a)           0                                0
                                                       (1,265)(b)
Long-term debt........................         0        1,275(b)       1,275           (225)            1,050
Deferred income taxes and other
  liabilities.........................        17                          17                               17
Minority interest.....................        60          (40)(a)         20                               20
Stockholders deficit..................      (815)                       (815)           209(d)           (606)
                                          ------         ----        -------            ---            ------
                                        $    459     $    235         $  694          $ (16)           $  678
                                          ======         ====        =======            ===            ======

- ---------------
(a) Reflects (i) payment by ITT WD of a special dividend of $11 million in respect of the 20% minority interest in ITT WD, (ii) the purchase of such minority interest by the Corporation for $254 million and (iii) allocation of indebtedness of ITT of $265 million to finance such purchase and such dividend. Also reflects the preliminary allocation of the purchase price for such minority interest to eliminate the minority interest of $29 million with the resulting excess of $225 million allocated to goodwill to be amortized over a period of 40 years.

(b) Reflects the Financing Transactions, pursuant to which the Corporation and its subsidiaries are expected to refinance the debt of ITT allocated to the Corporation as of June 30, 1997 and additional allocated debt of ITT incurred to finance the Minority Interest Transactions. Such refinancing is expected to consist of approximately $555 million of borrowings by the Corporation's subsidiaries under secured credit facilities, approximately $495 million of borrowings by the Corporation's subsidiaries pursuant to the issuance of senior subordinated notes and approximately $225 million of borrowings by the Corporation pursuant to the Senior Facility. Does not reflect transaction fees and other expenses incurred in connection with Financing Transactions.

(c) Reflects the payment to CDRV of $16 million in transaction fees and expenses paid in connection with the Strategic Investment.

(d) Reflects $209 million of net proceeds from the Strategic Investment. Does not reflect charges related to the transaction fees and expenses incurred in connection with the Senior Facility.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA
                                       SIX MONTHS     MINORITY      AFTER MINORITY                   PRO FORMA
                                         ENDED        INTEREST       INTEREST AND                      AFTER
                                        JUNE 30,    AND FINANCING     FINANCING        STRATEGIC     STRATEGIC
                                          1997      TRANSACTIONS     TRANSACTIONS    INVESTMENT(c)   INVESTMENT
                                       ----------   -------------   --------------   -------------   ---------
Revenues.............................    $  276                         $  276                         $ 276
Costs
  Salaries, benefits and other
     operating.......................       143                            143                           143
  Marketing, general and
     administrative..................        42                             42                            42
  Depreciation and amortization......         8             3(a)            11                            11
                                           ----           ---             ----                          ----
                                            193             3              196                           196
                                           ----           ---             ----                          ----
Operating income.....................        83            (3)              80                            80
Interest expense, net................       (36)          (17)(b)          (53)            15            (38)
Provision for income taxes...........       (19)           --              (19)                          (19)
Minority equity......................       (13)           10(a)            (3)                           (3)
                                           ----           ---             ----            ---           ----
Net income...........................    $   15         $ (10)          $    5            $15          $  20
                                           ====                           ====            ===           ====
Pro forma earnings per share.........    $ 0.17(d)                      $ 0.06                         $0.15
                                           ====                           ====                          ====
Pro forma average number of
  outstanding shares.................        88(d)                          88                           131(e)

- ---------------
(a) Reflects amortization of goodwill resulting from purchase of 20% minority interest in ITT WD and reinstatement of income for the period that was previously allocated to such minority interest.

(b) Reflects incremental interest expense incurred by the Corporation and its subsidiaries as a result of refinancing of allocated debt and debt under the Senior Facility. The assumed weighted average interest rate for the subsidiary debt is 7.62% and for the Senior Facility is 13.0%, as compared with interest expense of 7.5% on the allocated debt.

(c) Eliminates interest expense attributable to the Senior Facility, which would be repaid from proceeds of the Strategic Investment.

(d) After repurchase of 30 million shares of Common Stock pursuant to the Equity Tender Offer. Actual earnings per share for the six months ended June 30, 1997 were $0.13 per share based on 118 million shares outstanding.

(e) Reflects issuance of 43 million shares of Common Stock to CDRV pursuant to the Strategic Investment.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA
                                                     MINORITY      AFTER MINORITY                    PRO FORMA
                                     YEAR ENDED      INTEREST       INTEREST AND                       AFTER
                                    DECEMBER 31,   AND FINANCING      FINANCING        STRATEGIC     STRATEGIC
                                        1996       TRANSACTIONS     TRANSACTIONS     INVESTMENT(c)   INVESTMENT
                                    ------------   -------------   ---------------   -------------   ---------
Revenues..........................     $  647                           $ 647                          $ 647
Costs
  Salaries, benefits and other
     operating....................        332                             332                            332
  Marketing, general and
     administrative...............         91                              91                             91
  Depreciation and amortization...         16              6               22                             22
                                         ----            ---             ----                           ----
                                          439              6              445                            445
                                         ----            ---             ----                           ----
Operating income..................        208             (6)             202                            202
Interest expense, net.............        (72)           (34)(b)         (106)             29            (77)
Miscellaneous income (loss).......         (1)                             (1)                            (1)
Provision for income taxes........        (50)             1(b)           (49)                           (49)
Minority equity...................        (31)            24(a)            (7)                            (7)
                                         ----            ---             ----             ---           ----
Net income........................     $   54          $ (15)           $  39             $29          $  68
                                         ====            ===             ====             ===           ====
Pro forma earnings per share......     $ 0.61(d)                        $0.43                          $0.51
                                         ====                            ====                           ====
Pro forma average number of
  outstanding shares..............         88(d)                           88                            131(e)

- ---------------
(a) Reflects amortization of goodwill resulting from purchase of 20% minority interest in ITT WD and reinstatement of income for the period that was previously allocated to such minority interest.

(b) Reflects incremental interest expense incurred by the Corporation and its subsidiaries as a result of refinancing of allocated debt and debt under the Senior Facility. The assumed weighted average interest rate for the subsidiary debt is 7.62% and for the Senior Facility is 13.0%, as compared with interest expense of 7.5% on the allocated debt. Reflects $1 million tax benefit from increased interest expense.

(c) Eliminates interest expense attributable to the Senior Facility, which would be repaid from proceeds of the Strategic Investment.

(d) After repurchase of 30 million shares of Common Stock pursuant to the Equity Tender Offer. Actual earnings per share for the year ended December 31, 1996 were $0.46 per share based on 118 million shares outstanding.

(e) Reflects issuance of 43 million shares of Common Stock to CDRV pursuant to the Strategic Investment.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations is prepared to reflect the Corporation's classified directory services and telephone directory advertising businesses after the Distribution, and should be read in conjunction with the selected combined financial and other data and the Corporation's consolidated financial results set forth in this Appendix A to this Proxy Statement.

OVERVIEW

     The following table summarizes the historical results of the Corporation's classified directory services and telephone directory advertising operations as a percentage of combined revenues for the years ended December 31, 1994, 1995 and 1996 and for the six-month periods ended June 30, 1996 and 1997:

                                                            YEAR ENDED               SIX MONTHS
                                                           DECEMBER 31,            ENDED JUNE 30,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
STATEMENT OF OPERATIONS DATA:
Combined revenues..................................  100.0%    100.0%    100.0%    100.0%    100.0%
Fees to national telephone companies...............   34.7      19.0      21.2      17.2      17.0
Operating costs....................................   27.1      33.3      30.1      30.2      34.8
                                                     -----     -----     -----     -----     -----
Total salaries, benefits and other operating
  costs............................................   61.8      52.3      51.3      47.4      51.8
                                                     -----     -----     -----     -----     -----
Consolidated gross profit..........................   38.2      47.7      48.7      52.6      48.2
Marketing, general and administrative..............   14.1      20.6      14.1      14.4      15.2
Depreciation and amortization......................    2.3       2.6       2.5       2.8       2.9
                                                     -----     -----     -----     -----     -----
Operating income...................................   21.8%     24.5%    32.1%     35.4%     30.1%
                                                     =====     =====     =====     =====     =====

     Sources of Revenues and Operating Income. The Corporation's revenues and operating income are derived from the sale of advertisements in the Corporation's directories. Historically, increases in advertising revenues have corresponded with general, regional and local economic recoveries in the countries in which the Corporation operates and decreases have corresponded with general, regional and local downturns. Because many of the Corporation's customers are small and medium-sized businesses for which directory advertising is the principal form of advertising, management believes that the Corporation's revenues are less likely to be affected by minor economic fluctuations than certain other forms of advertising. In addition, because of its publication and billing patterns, the Corporation experiences variability in its quarterly revenues, with the most significant fluctuation historically occurring in the first quarter of each year. The Corporation also generates operating income ($7 million in 1996) from its joint venture in Japan.

     Fees to National Telephone Companies. The Corporation operates under contractual and/or joint venture agreements with the national telephone companies in Portugal, South Africa, Ireland and Puerto Rico. These agreements provide that the telephone companies receive a percentage of the Corporation's advertising revenues. The telephone companies provide the necessary subscriber data and certain other services to the Corporation. The fees paid to the national telephone companies represented approximately 21% of consolidated revenues in 1996.

     Operating Costs. Total operating costs represented approximately 30% of revenues in 1996. The major elements of operating costs are sales, paper and printing costs.

     The Corporation's principal operating cost is sales expense, consisting largely of compensation and benefits for sales personnel. The Corporation continually makes efforts to increase the productivity of its sales force. These techniques include (i) the classification of existing and potential customers based on historical usage, perceived renewal potential and perceived expansion potential, (ii) the matching of existing or potential customers with the most cost-effective segment of the sales force and (iii) the optimum use of information technology to increase efficiency of its sales efforts. In 1996, sales expense represented approximately 14% of consolidated revenues.

     The Corporation's principal raw material is paper. The Corporation used approximately 45,500, 42,500 and 43,000 tons of directories grade paper in 1994, 1995 and 1996, respectively, resulting in total costs of paper during such periods of $29 million, $33 million and $43 million, respectively. Paper costs amounted to 6.6% of revenues in 1996.

     The Corporation's printing requirements are met by a number of suppliers in several countries with contracts being negotiated on a competitive basis. In Portugal, the Corporation operates its own printing facility. Printing costs amounted to 5% of revenues in 1996.

     Exchange Rate Fluctuations. The Corporation's operations are conducted in seven countries and its results of operations are subject to fluctuations in exchange rates. In 1996, 73% of revenues and 78% of operating income were accounted for by Belgium, Portugal and The Netherlands. The currencies of these three countries, all of which operate within the European Exchange Rate Mechanism (ERM), are maintained within narrow relative parities. Since the major portion of the Corporation's revenues and operating expenses are in local currencies, operating income in each country is not highly exposed to currency fluctuations. However, the reported results of the Corporation's operations, which are translated into U.S. dollars, are affected by fluctuations in the exchange rate between the U.S. dollar and the local currency.

     Seasonality. The Corporation publishes and distributes its directories on an annual basis. Production of directories is concentrated in the months of March through December. The Corporation accrues the income and related costs attributable to directories in progress and only recognizes such income and costs on the date the directories are distributed. The Corporation's first-quarter results typically reflect significantly less activity than in other quarters. In 1996, first quarter revenues represented 6.3% of the total year revenues.

     Interest Expense. Management believes the interest expense incurred in previous periods is not indicative of the interest expense the Corporation expects to incur in future periods due to the greater leveraging in connection with the implementation and execution of the Comprehensive Plan. On a pro forma basis, after giving effect to the Comprehensive Plan as though it had been consummated, and all of the related transactions as if they had occurred on January 1, 1996, net interest expense for 1996 is estimated to be approximately $106 million excluding related financing fees. After giving effect to the Strategic Investment as if it had occurred on January 1, 1996, such pro forma net interest expense would be approximately $77 million excluding related financing fees. Because a portion of the Corporation's indebtedness is expected to be in U.S. dollars, the Corporation plans to enter into currency swaps and other hedging activities to minimize the risk of currency fluctuations.

     The following table sets forth the Corporation's historic revenues and EBITDA by geographic market. The data shown below reflect 100% of the revenues, EBITDA and operating income of the Corporation's operations in Portugal, South Africa and Ireland, even though the Corporation owns less than all of the equity in such entities.

               SUMMARY OF FINANCIAL RESULTS BY GEOGRAPHIC MARKET

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                     YEARS ENDED DECEMBER 31,        JUNE 30,
                                                     -------------------------     -------------
                                                      1994       1995     1996     1996     1997
                                                     -------     ----     ----     ----     ----
                                                                    (IN MILLIONS)
BELGIUM:
  Revenues.........................................  $   277     $216     $183     $ 95     $ 91
  EBITDA(1)........................................       42       68       70       38       32
  Operating Income.................................       32       59       60       34       29
PORTUGAL:
  Revenues.........................................      142      152      144       61       56
  EBITDA(1)........................................       42       40       34       11        9
  Operating Income.................................       39       36       32        9        7
SOUTH AFRICA:
  Revenues.........................................       --       26       73        8        9
  EBITDA(1)........................................       --        5       13        3        1
  Operating Income.................................       --        5       13        3        1
IRELAND:
  Revenues.........................................       30       36       37       24       25
  EBITDA(1)........................................        6       10       11        7        8
  Operating Income.................................        6        9       10        7        8
THE NETHERLANDS:
  Revenues.........................................      129      149      148       62       59
  EBITDA(1)........................................       51       67       72       31       30
  Operating Income.................................       49       65       70       30       29
OTHER(2):
  Revenues.........................................       68       75       62       41       36
  EBITDA(1)........................................       15      (13)      24       21       11
  Operating Income.................................       15      (14)      23       20        9
TOTAL:
  Revenues.........................................      646      654      647      291      276
  EBITDA(1)........................................      156      177      224      111       91
  Operating Income.................................      141      160      208      103       83

- ---------------

(1) EBITDA, as defined herein, is presented here as an alternative measure of the Corporation's ability to generate cash flow and should not be construed as an alternative to operating income or to cash flows from operating activities (which have been determined in accordance with generally accepted accounting principles). EBITDA was computed above as earnings before interest, taxes, depreciation, amortization and miscellaneous expense, net. Management believes the EBITDA information presented supplementally allows for a more complete analysis of results of operations. Because of the significance of items excluded in determining EBITDA, this information should not be considered as an alternative to any measure of performance or liquidity nor should it be considered as an indicator of the overall financial performance of the Corporation.

(2) "Other" includes the results for the Corporation's operations in Puerto Rico, the U.S. Virgin Islands and Japan, as well as results for ITT-Thomas Publishing Europe in years ended December 31, 1994 and 1995. ITT-Thomas Publishing Europe was discontinued in 1995. The Corporation's U.S.-related headquarters expenses have been included in "Other" for purposes of computing EBITDA and Operating Income.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues. Revenues of $276 million for the first six months of 1997 decreased by 5.2% from $291 million in the corresponding period in 1996. This decrease was due to unfavorable foreign exchange movements which were partially mitigated by a 4% increase in revenues in local currency. In Belgium, revenues increased by 8% in local currency primarily due to a change in a publication date for a directory. Excluding this factor, sales were level with the prior year. In Portugal, revenues were unchanged from the prior year in local currency terms, with a slight decrease in average revenue per advertiser being offset by an increase in the number of advertisers. In The Netherlands revenues increased 9% in local currency. This increase was due to a combination of price and volume increases with continued growth of the advertiser base. South Africa had revenue growth of 14% in local currency while revenues in Ireland increased by 9% in local currency both due to higher prices and volume.

     Fees to National Telephone Companies. Fees to national telephone companies of $47 million in the first six months of 1997 decreased by $3 million from $50 million in the first six months of 1996, in line with the decrease in revenues discussed above. In local currency, fees to national telephone companies were essentially level with the 1996 period. As a percentage of revenues, these fees were 17% for both periods.

     Operating Costs. Operating costs in the first six months of 1997 increased by approximately $8 million, or 9%, as compared to the 1996 corresponding period. As a percentage of revenues, operating costs increased from 30.2% in the first six months of 1996 to 34.8% in the corresponding period in 1997. In local currency, operating costs in Belgium increased by 5%, in line with the revenue increase primarily due to a change in the publication schedule. In Portugal, operating costs increased by 9%, principally due to sales cost increases, while in The Netherlands, costs increased slightly.

     Marketing, General and Administrative. Marketing, general and administrative expenses of $42 million in the first six months of 1997 were essentially unchanged from the corresponding period in 1996. As a percentage of revenues, marketing, general and administrative expenses increased from 14.4% for the first six months in 1996 to 15.2% for the first six months in 1997. On a local currency basis, the total marketing, general and administrative expenses increased by approximately 6%. Expenses increased slightly in Portugal largely due to employee severance costs incurred as a result of a headcount reduction program. In addition, there was an increase in advertising expenses in Puerto Rico.

     Operating income. Operating income decreased by $20 million, from $103 million to $83 million, principally due to the decrease in revenues and the increase in operating costs as discussed above.

     Interest expense of $36 million for the first six months of 1997 was $1 million below the $37 million interest expense for the corresponding period in 1996 due to lower notes payable levels in 1997.

     Income taxes of $19 million, at an effective tax rate of 40.4%, for the first six months of 1997 were $7 million below the $26 million, at an effective tax rate of 39.4%, for the corresponding period in 1996.

     Net income of $15 million in the first six months of 1997 decreased by $11 million from the corresponding period in 1996, for the same reasons as the reduction in operating income.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues of $647 million in 1996 decreased by 1% from $654 million in 1995. In local currency terms, however, revenues increased by 6%, as a 2% decrease in revenues in Europe was exceeded by an increase of 233% in South Africa, which was due primarily to the inclusion of a full year's South African results in 1996 as compared to only two months in 1995. The revenue decrease was principally due to continuing competition in Belgium from the national telephone company's directory operations, BDS, and to a lesser extent the discontinuance of ITT-Thomas Publishing Europe in 1995. Although the number of advertisers increased by approximately 10% in Belgium, there was erosion in both prices and the average customer advertising program reducing revenues by 8%. Revenues in Portugal decreased by 2% in local currency due mainly to a reduction in the number of advertisers. Revenues in The Netherlands increased by

6% in local currency as the number of advertisers increased, notwithstanding increased competition in the market.

     Fees to National Telephone Companies. Fees to national telephone companies of $137 million in 1996 increased by $13 million from $124 million in 1995. As a percentage of revenues, these fees increased from 19% in 1995, to 21.2% in 1996. In local currency fees to national telephone companies increased by 20%. The increase is largely due to the inclusion of a full year for South Africa which, as a sales company, does not incur printing and publishing costs, but pays a fee to the national telephone company exceeding 60% of revenues.

     In Puerto Rico, there was an overall reduction in the fees paid to the national telephone company in 1996 of $7 million.

     Operating Costs. Operating costs decreased by $23 million from $218 million in 1995 to $195 million in 1996. As a percentage of revenues, operating costs decreased from 33.3% in 1995 to 30.1% in 1996. Overall, operating costs decreased by 4% in local currency terms largely due to the discontinuance of ITT -- Thomas Publishing Europe in 1995. Total costs in Belgium were 3% above the prior year's costs, while costs in Portugal and The Netherlands were level with 1995, and South Africa and Ireland combined showed cost declines. In the other units, there was a general reduction in costs which offset increased paper costs.

     Marketing, General and Administrative. Marketing, general and administrative expenses of $91 million in 1996 decreased by $44 million from $135 million in 1995. As a percentage of revenues, marketing, general and administrative expenses decreased from 20.6% in 1995 to 14.1% in 1996. In local currency, marketing, general and administrative expenses decreased by approximately 30% in 1996. Included in the 1995 results was a charge of $9 million for severance and other costs associated with restructuring the Corporation's headquarters operations. Also, the costs associated with discontinuing ITT -- Thomas Publishing Europe, which were approximately $18 million, were included in 1995. Excluding the impact of the restructuring charge and the costs associated with discontinuing ITT -- Thomas Publishing Europe, marketing, general and administrative expenses decreased by $17 million or approximately 16% (equivalent to a reduction in local currency terms of approximately 9%) in 1996 primarily due to significant reductions in its expenses relating to various competition issues in Belgium. Portugal maintained expenses at the 1995 level while The Netherlands had a reduction of 9%, principally in administrative expenses.

     Operating Income. Operating income increased by $48 million in 1996 to $208 million from $160 million in 1995. Excluding the restructuring charge in 1995 and the ITT -- Thomas Publishing Europe operations, operating income increased by $21 million or 11% in 1996 from the previous year. This increase in operating income in 1996 as compared to 1995 resulted from the revenue and cost factors discussed above; principally the reduction in operating costs.

     Interest expenses decreased from $77 million in 1995 to $72 million in 1996, largely due to the timing of borrowings during the periods.

     Income taxes increased to $50 million in 1996 from $42 million in 1995. The effective tax rate in 1996 was 37% as compared to 50.6% in 1995. This difference in effective tax rates between the periods was mainly due to foreign taxes including the effects of dividend and remittance taxes.

     Net income after taxes increased from $21 million to $54 million because of the increase in pre-tax income of $52 million and the lower effective tax rate.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues of $654 million in 1995 increased from $646 million in 1994. In local currency, revenues decreased by 9% during this time period. This decrease was primarily due to the 33% reduction of Belgian revenues (in local currency) as a result of the Corporation's decision to compete with the directory operations of the national telephone company (BDS). In Portugal, revenues decreased 3% in local currency as a result of the loss of some advertisers, but in The Netherlands, revenues increased 3% in local currency as increased competition and the Corporation's marketing efforts increased the total directory advertising market. ITT -- Thomas Publishing Europe generated revenues of $5 million in 1995, and had no revenues in 1994.

     Fees to National Telephone Companies. Fees paid by the Corporation to national telephone companies in 1995 decreased approximately $100 million from $224 million in 1994 to $124 million in 1995. As a percentage of revenues, fees paid by the Corporation to national telephone companies decreased from 34.7% in 1994 to 19% in 1995. The most important factor for this decrease was the Corporation's decision to become an independent directory operator in Belgium and compete against the national telephone company.

     Operating Costs. Operating costs in 1995 increased by $43 million from $175 million in 1994, to $218 million in 1995. As a percentage of revenues, operating costs increased to 33.3% in 1995 from 27.1% in 1994. In local currency, operating costs increased by 9%. Paper and printing costs increased from $60 million in 1994 to $68 million in 1995. The increase in operating costs from 1994 to 1995 on a local currency basis resulted substantially from the increase in paper and printing costs and the operating costs of ITT -- Thomas Publishing Europe.

     Marketing, General and Administrative. Marketing, general and administrative expenses of $135 million in 1995 increased by $44 million from $91 million in 1994, including a $9 million charge for severance and other costs associated with restructuring the Corporation's headquarters, and $18 million for discontinuing ITT -- Thomas Publishing Europe. As a percentage of revenues, marketing, general and administrative expenses increased to 20.6% in 1995 from 14.1% in 1994. In local currency, marketing, general and administrative expenses increased approximately 35% in 1995. Excluding the impact of the restructuring charge and ITT -- Thomas Publishing Europe, marketing, general and administrative expenses increased by 8% in local currency terms, primarily as a result of the new competitive environment in Belgium.

     Operating Income. Operating income increased by $19 million or 13.5% as the reduction in fees paid to the national telephone company in Belgium significantly exceeded all of the incremental costs and expenses associated with competing against the national telephone company and the non-recurring expenses described above.

     Interest expense of $77 million in 1995 was comparable to the interest expense of $76 million in 1994.

     Income taxes of $42 million in 1995 were significantly higher than the income taxes of $26 million in 1994. This resulted from a combination of an $18 million increase in pre-tax income and a higher effective tax rate of 50.6% in 1995, as compared with 40% in 1994.

     Net income of $21 million in 1995 decreased by $2 million from $23 million in 1994, principally as a result of the increased effective tax rate in 1995, as compared to 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Historical Cash Flows from Operating Activities. Net cash provided by operations was $16 million in the six months ended June 30, 1997, as compared to $21 million in the corresponding prior year period. Net cash from operating activities decreased from $85 million in the year 1995 to $58 million in 1996. This decrease resulted primarily from an increase in working capital, principally represented by a reduction in payables and accrued expenses.

     Historical Cash Flows from Investing Activities. Net cash used for investing activities, which were comprised solely of additions to plant, property and equipment and investments in subsidiaries, was $5 million, $25 million and $7 million for 1996, 1995 and 1994, respectively. The acquisition of a 60% interest in the South African operation in 1995 required a $19 million initial cash investment.

     Historical Cash Flows from Financing Activities. Net cash used for financing activities was $69 million, $37 million and $2 million for 1996, 1995 and 1994, respectively. These amounts relate principally to changes in short-term debt and intercompany transactions (from a net increase of borrowing of $98 million in 1995 to a net repayment of $54 million in 1996).

     Credit Facilities and Notes. In connection with the Comprehensive Plan and related transactions, the Corporation's Belgian subsidiary will borrow $335 million under a credit facility, and will issue $320 million of notes for total indebtedness of $655 million. In addition, the Corporation's Dutch subsidiary will borrow

$220 million under a credit facility, and will issue $175 million of notes for total indebtedness of $395 million. The Corporation also will borrow $225 million under the Senior Facility.

     On a pro forma basis, after giving effect to the Comprehensive Plan and related transactions as though they occurred on June 30, 1997, the Corporation would have had, on a consolidated basis, approximately $1,275 million of indebtedness and, after giving effect to the Strategic Investment, $1,050 million of indebtedness. On a pro forma basis, after giving effect to the Comprehensive Plan and related transactions as though they occurred on January 1, 1996, the Corporation's estimated net interest expense would have been approximately $106 million and $53 million (and, after giving effect to the Strategic Investment, approximately $77 million and $38 million) for 1996 and the six months ended June 30, 1997, respectively, excluding any related financing fees.

     Capital Expenditures. The Corporation's operations are not capital intensive. Capital expenditures were $4 million and $3 million in the six months ended June 30, 1997 and 1996, respectively, and $6 million, $7 million and $6 million in 1996, 1995 and 1994, respectively.

     Liquidity. As noted above, the Corporation arranged borrowings and debt securities issuances necessary to consummate the Tender Offers and the repayment of certain other indebtedness and to provide working capital to each company following the Distributions. Cash flows are expected to be sufficient to service the Corporation's indebtedness, satisfy tax obligations and fund maintenance capital expenditures and other liquidity needs. Additional liquidity needs are expected to be funded through traditional debt or equity financing, asset sales or any combination thereof.

     Upon the consummation of the Distributions and the Tender Offers, the Corporation will be more leveraged than ITT was prior to the consummation of the Distributions and will have indebtedness that is substantial in relation to stockholders' equity. As of June 30, 1997, on a pro forma basis after giving effect to the Distributions and the Tender Offers, the Corporation and its consolidated subsidiaries would have had an aggregate of $1,275 million of outstanding indebtedness and, after giving effect to the Strategic Investment, an aggregate of $1,050 million of outstanding indebtedness.

     The Corporation's high degree of leverage could have important consequence for stockholders, including the following: (i) its ability to obtain additional financing on favorable terms may be impaired in the future; (ii) a substantial portion of its cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for other purposes; (iii) covenants contained in the Senior Facility or other financing agreements may restrict the Corporation's ability to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in other corporate activities; (iv) the Corporation may be more leveraged than some of its competitors, which may place the Corporation at a competitive disadvantage; and (v) the Corporation's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

     The Corporation's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Corporation's cash flow and capital resources are insufficient to fund its debt service obligations, the Corporation may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. Although the Corporation's management believes that its cash flow will be adequate to meet its interest and principal payments, there can be no assurance that its operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future.

                        ITT CORPORATION AND SUBSIDIARIES
        INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

                                                                                       PAGE
                                                                                       ----
Report of Independent Public Accountants.............................................  A-15
Consolidated Income for the three years ended December 31, 1996......................  A-16
Consolidated Balance Sheet as of December 31, 1996 and 1995..........................  A-17
Consolidated Cash Flow for the three years ended December 31, 1996...................  A-18
Consolidated Stockholders Equity (Deficit) for the three years ended December 31,
  1996...............................................................................  A-19
Notes to Financial Statements........................................................  A-20
Geographical Information -- Total Segments...........................................  A-28
Quarterly Financial Data for 1996 and 1995 (Unaudited)...............................  A-28
Schedule of Valuation and Qualifying Accounts........................................  A-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ITT CORPORATION:

     We have audited the accompanying consolidated balance sheet of ITT Corporation (a Nevada corporation, which is expected to be renamed ITT Information Services, Inc.) and subsidiaries, as defined in the notes, as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flow and stockholders equity (deficit) for each of the three years in the period ended December 31, 1996, as described in the accompanying Index to Financial Statements and Schedule. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITT Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index to Financial Statements and Schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP

New York, New York
July 15, 1997

                        ITT CORPORATION AND SUBSIDIARIES

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                        1996     1995     1994
                                                                        ----     ----     ----
Revenues..............................................................  $647     $654     $646
Costs and expenses:
  Salaries, benefits and other operating..............................   332      342      399
  Marketing, general and administrative...............................    91      135       91
  Depreciation and amortization.......................................    16       17       15
                                                                        ----     ----     ----
                                                                         439      494      505
                                                                        ----     ----     ----
                                                                         208      160      141
Interest expense......................................................   (72)     (77)     (76)
Miscellaneous expense, net............................................    (1)      --       --
                                                                        ----     ----     ----
                                                                         135       83       65
Provision for income taxes............................................   (50)     (42)     (26)
Minority equity.......................................................   (31)     (20)     (16)
                                                                        ----     ----     ----
Net income............................................................  $ 54     $ 21     $ 23
                                                                        ====     ====     ====
Earnings per share....................................................  $.46     $.18     $.20
                                                                        ====     ====     ====

Weighted average common and common equivalent shares..................   118      118      117
                                                                        ====     ====     ====

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
ASSETS
Current assets:
  Cash and cash equivalents................................................  $   13     $   30
  Receivables, net.........................................................     358        341
  Directories in progress..................................................      44         41
  Prepaid expenses and other...............................................       5          8
                                                                              -----      -----
          Total current assets.............................................     420        420
Plant, property and equipment, net.........................................      27         31
Goodwill, net..............................................................      34         37
Long-term receivables, net.................................................       8          9
Other assets...............................................................      21         22
                                                                              -----      -----
                                                                             $  510     $  519
                                                                              =====      =====

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
  Accounts payable.........................................................  $   43     $   57
  Accrued expenses.........................................................      93        122
  Notes payable............................................................      46        104
  Accrued taxes............................................................      57         47
                                                                              -----      -----
          Total current liabilities........................................     239        330
Deferred income taxes......................................................      10         11
Long-term debt.............................................................   1,000        941
Other liabilities..........................................................       8          7
Minority interest..........................................................      61         39
                                                                              -----      -----
                                                                              1,318      1,328
                                                                              -----      -----
STOCKHOLDERS DEFICIT.......................................................    (808)      (809)
                                                                              -----      -----
                                                                             $  510     $  519
                                                                              =====      =====

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)

                                                                        YEARS ENDED DECEMBER
                                                                                 31,
                                                                       -----------------------
                                                                       1996     1995      1994
                                                                       ----     -----     ----
OPERATING ACTIVITIES
Net income...........................................................  $ 54     $  21     $ 23
Adjustments to net income:
  Depreciation and amortization......................................    16        17       12
  Provision for doubtful receivables.................................    14        18       14
  Minority equity in net income......................................    31        20       16
Changes in working capital:
  Receivables........................................................    (8)       (3)     (10)
  Directories in progress............................................    (7)       (4)      --
  Accounts payable...................................................   (11)       13       (4)
  Accrued expenses...................................................   (26)       26      (29)
Accrued and deferred taxes...........................................     4        (9)     (13)
Other, net...........................................................    (9)      (14)       1
                                                                       ----     -----     ----
  Cash from operating activities.....................................    58        85       10
                                                                       ----     -----     ----
INVESTING ACTIVITIES
Additions to plant, property and equipment...........................    (6)       (7)      (6)
Acquisition, net of acquired cash....................................    --       (19)      --
Other, net...........................................................     1         1       (1)
                                                                       ----     -----     ----
  Cash used for investing activities.................................    (5)      (25)      (7)
                                                                       ----     -----     ----
FINANCING ACTIVITIES
Short-term debt, net.................................................   (54)       98        2
Transfers (to)/from Destinations.....................................   (12)     (134)       3
Other, net...........................................................    (3)       (1)      (7)
                                                                       ----     -----     ----
  Cash used for financing activities.................................   (69)      (37)      (2)
                                                                       ----     -----     ----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS....................    (1)        2       --
                                                                       ----     -----     ----
(Decrease)/increase in cash and cash equivalents.....................   (17)       25        1
Cash and Cash Equivalents -- Beginning of Year.......................    30         5        4
                                                                       ----     -----     ----
CASH AND CASH EQUIVALENTS -- END OF YEAR.............................  $ 13     $  30     $  5
                                                                       ====     =====     ====
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest...........................................................  $ 81     $  76     $ 77
                                                                       ====     =====     ====
  Income taxes.......................................................  $ 69     $  26     $ 37
                                                                       ====     =====     ====

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STOCKHOLDERS EQUITY (DEFICIT)
                                 (IN MILLIONS)

Balance -- January 1, 1994.........................................................  $   170
Net income.........................................................................       23
Translation of financial statements................................................      (15)
Transfers from Destinations, net...................................................       21
                                                                                     -------
Balance -- December 31, 1994.......................................................      199
Net income.........................................................................       21
Translation of financial statements................................................       (6)
Transfers to Destinations, net.....................................................   (1,023)
                                                                                     -------
Balance -- December 31, 1995.......................................................     (809)
Net income.........................................................................       54
Translation of financial statements................................................      (15)
Transfers to Destinations, net.....................................................      (38)
                                                                                     -------
Balance -- December 31, 1996.......................................................  $  (808)
                                                                                     =======

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT") approved a plan to distribute (the "Distributions") to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. ("Destinations"), a newly formed company that will hold the hotels and gaming businesses of ITT, and all the shares representing its approximately 83% interest in ITT Educational Services, Inc. ("ITT Educational"), its publicly-traded postsecondary technical education business. After the Distributions, the shares of ITT (which is expected to be renamed ITT Information Services, Inc. and is herein referred to as the "Company") will represent its interest in its telephone directories publishing businesses.

     The Company publishes telephone directories -- alphabetical and classified -- and also publishes specialized directories. The Company's principal source of revenue is advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, the Republic of Ireland, the Republic of South Africa, Puerto Rico and the United States Virgin Islands. The Company publishes directories in these jurisdictions either pursuant to a contract with the national telecommunications provider or as a proprietary directory in such jurisdiction.

     The accompanying consolidated financial statements, which include the accounts of the Company and its wholly and majority owned directory publishing subsidiaries, present the financial position, results of operations and cash flows of the Company in a manner that accounts for the Distributions as if the Company was spun-off by Destinations. Consequently, the accompanying financial statements present the historical basis in the operations of the Company, after adjustment for certain indebtedness not allocated to Destinations. All material intercompany transactions and balances have been eliminated. Investments in affiliated companies, owned more than 20%, but not in excess of 50%, are recorded on the equity method.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING POLICIES

  Revenue Recognition

     Revenues are recognized as directories are published and are comprised of the total value of advertising contracts sold by the Company. Costs and expenses include remuneration and franchise fees paid to telephone authorities in jurisdictions where the Company operates as a publisher of directories or operates as an agent.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Directories in Progress

     Directories in progress include direct and indirect costs applicable to unpublished directories. Such costs include the costs of soliciting advertising, compiling and printing the directories. Where the Company is the publisher of these directories, income and the related costs are recognized concurrently with the distribution of the telephone directories. Revenues on multibook contracts, however, are recognized at the time of publication of the first book; costs for future books are accrued at that time. Where the Company operates as an agent of the telephone authorities, income and related costs are recognized concurrently with performance of contractual responsibilities.

  Plant, Property and Equipment

     Plant, property and equipment are recorded at cost. The Company normally claims the maximum deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- primarily 15 to 40 years, Machinery, furniture and equipment -- 2 to 10 years, and Other -- 5 to 10 years. Gains or losses on the sale or retirement of assets are included in income.

  Deferred Charges and Other Non-Current Assets

     Costs in connection with computer systems development have been deferred and are being amortized over three years. At December 31, 1996 and 1995, $9 and $9, respectively, of these costs were deferred net of accumulated amortization of $5 and $5, respectively. Amortization expense charged to income was $4, $5 and $4 in 1996, 1995 and 1994, respectively.

  Income Taxes

     Prior to the Distributions, the Company and its U.S. subsidiaries were included in the consolidated U.S. Federal tax return of ITT and/or ITT Industries as applicable and remitted to (received from) ITT and/or ITT Industries an income tax provision (benefit) computed in accordance with a tax sharing arrangement. This arrangement generally required that the Company determine its tax provision (benefit) as if it were filing a separate U.S. Federal income tax return. During 1996, 1995 and 1994, ITT allocated interest expense along with the corresponding tax benefit to the Company.

  Foreign Currency

     Balance sheet accounts are translated at the exchange rates in effect at each year end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and (losses) from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

  Goodwill

     The difference between the purchase price and the value ascribed to net tangible assets of operations acquired has been recorded as goodwill. The Company does not amortize goodwill relating to companies acquired prior to November 1, 1970. Unamortized balances were $4 and $4 respectively, as of December 31, 1996 and 1995.

     Goodwill recorded after November 1, 1970 is amortized on a straight-line basis over varying periods not exceeding forty years. This goodwill is attributable to directory franchises which management believes to have indefinite lives based on the expectation of continuing operations either through the renewal of the franchise contracts or independently. At December 31, 1996 and 1995 goodwill of $34 and $37, respectively, is presented net of accumulated amortization of $9 and $6, respectively. Amortization expense charged to income was $4 in 1996, $1 in 1995, and $-- in 1994.

     The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

  Earnings Per Share

     Earnings per share were computed based upon the number of ITT common and common equivalent shares which were outstanding during the applicable periods presented.

ACQUISITION

     On October 31, 1995, the Company acquired a 60% interest in Maister Directories (1981) (Pty) Ltd. and an additional 10% interest in Maister Management Company (Pty) Ltd. (collectively "Maister") of the Republic of South Africa (bringing its ownership to 60%). Accordingly, the accompanying consolidated financial statements include the results of Maister from October 31, 1995. The costs of these acquisitions of $38 were allocated to the proportionate share of the assets acquired and liabilities assumed with the excess of $25 allocated to goodwill.

     The following unaudited pro forma information presents the results of operations assuming the Maister acquisition occurred at the beginning of the respective periods:

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1995     1994
                                                                        ----     ----
        Revenues......................................................  $704     $717
        Net income....................................................  $ 24     $ 29
        Earnings per share............................................  $.20     $.24
                                                                        ====     ====

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisition taken place at the beginning of the respective periods.

RECEIVABLES

     Current receivables are net of allowance for doubtful accounts of $19 and $24 at December 31, 1996 and 1995, respectively. Included in current receivables are interest bearing advances to Destinations subsidiaries of $98 and $54 at December 31, 1996 and 1995, respectively, which are expected to be settled prior to the Distributions. Such advances bear interest at current market rates. The fair value of receivables at December 31, 1996 approximates their book value.

PLANT, PROPERTY AND EQUIPMENT

     Plant, property and equipment consisted of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Land and improvements.........................................  $ --     $  2
        Buildings and improvements....................................    14       14
        Machinery, furniture and equipment............................    51       57
        Other.........................................................    17       15
                                                                        ----     ----
                                                                          82       88
        Less: Accumulated depreciation and amortization...............   (55)     (57)
                                                                        ----     ----
                                                                        $ 27     $ 31
                                                                        ====     ====

FORMATION OF JOINT VENTURE

     On January 1, 1997, the Company consummated the merger of ITT
Portugal -- Sociedade Gestora de Participacoes Socias, Lda., ITT Paginas Amarelas, S.A. and ITT Pecas Automoveis Lda. and Portugal Telecom, S.A. contributed capital to the merged entity. Under the new ownership structure, the Company owns 50% of the outstanding shares of common stock and the other 50% is owned by Portugal Telecom, S.A.. All preferred shares are held by the Company. The preferred shares give right to a preferred dividend of 50% of the distributable profit of the year with a guaranteed minimum payment, as defined. The Company receives 75% of the merged entity's net income through a combination of its common and preferred stock ownership. The merged company has been named Paginas Amarelas, S.A.

RESTRUCTURING

     The Company recorded a $28 pretax charge in the 1995 third quarter to restructure and rationalize headquarter operations and provide for the planned disposal of non-core assets.

     Of the total pretax charge, approximately $11 represents severance and other related employee termination costs. The balance of the restructuring charge ($17 pretax) related primarily to asset write-offs, lease commitments and termination penalties and reserve actions in connection with the disposal of non-core assets and reduced facilities utilization. As of December 31, 1996, substantially all of these restructuring costs had been paid.

GENERAL AND ADMINISTRATIVE EXPENSES

     Included in selling, general and administrative expenses is $2, $2, and $3 in 1996, 1995 and 1994, respectively, which represents the Company's share of costs incurred by ITT for legal, financial, communication and other administrative services. In the opinion of management, ITT's methods for allocating costs are reasonable. However, the net cost of these services to ITT are not necessarily indicative of the costs that would have been incurred if the Company had been operated as an unaffiliated entity. It is not practical to estimate such costs on a stand-alone basis.

DEBT

     Debt consisted of the following:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        Bank loans and other short-term............................  $   46     $  104
        Allocated debt of ITT......................................   1,000        941
                                                                     ------     ------
                                                                     $1,046     $1,045
                                                                     ======     ======

     ITT's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, a portion of the corporate debt of ITT along with the corresponding interest expense has been allocated to the Company. Interest expense was allocated at a rate equivalent to the overall weighted average interest rate of ITT, which was 7.5% for 1996, 1995 and 1994. Total pre-tax interest allocated to the Company was $75, $71 and $67 in 1996, 1995 and 1994, respectively.

     Long-term corporate debt, including indebtedness allocated to Destinations, consisted of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                               DESCRIPTION                          1996        1995
        ---------------------------------------------------------  -------     -------
        Commercial paper
          (5.75% and 5.94% weighted average rate in 1996 and
             1995, respectively).................................  $ 1,102     $ 1,329
        6.25% notes due 2000.....................................      698         698
        6.75% notes due 2003.....................................      250          --
        6.75% notes due 2005.....................................      449         449
        7.375% debentures due 2015...............................      448         448
        7.75% debentures due 2025................................      148         148
                                                                   -------     -------
        Total....................................................    3,095       3,072
        Less: indebtedness allocated to Destinations.............   (2,095)     (2,131)
                                                                   -------     -------
                                                                   $ 1,000     $   941
                                                                   =======     =======

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, ITT will commence tender offers for all publicly held debt securities issued by ITT and repay certain other debt. These tender offers will be financed by a combination of new lines of credit of Destinations and the Company. Upon completion of the debt realignment, the Company will have responsibility for approximately $1.0 billion of debt, subject to certain adjustments, and Destinations will have responsibility for the remaining indebtedness of ITT. The fair value of indebtedness approximates its book value.

INCOME TAX

     Income tax data is as follows:

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Pretax income (loss)
      U.S.........................................................  $(54)    $(69)    $(39)
      Foreign.....................................................   189      152      104
                                                                    ----     ----     ----
                                                                    $135     $ 83     $ 65
                                                                    ====     ====     ====
    Provision (benefit) for income tax*
    Current:
      U.S. Federal................................................  $(24)    $(31)    $(17)
      Foreign.....................................................    69       77       58
                                                                    ----     ----     ----
                                                                      45       46       41
                                                                    ----     ----     ----
    Deferred:
      U.S. Federal................................................     1        1        1
      Foreign and other...........................................     4       (5)     (16)
                                                                    ----     ----     ----
                                                                       5       (4)     (15)
                                                                    ----     ----     ----
                                                                    $ 50     $ 42     $ 26
                                                                    ====     ====     ====

- ---------------
* The provision (benefit) for income taxes was computed in accordance with tax sharing arrangements among the Company, ITT Industries, Inc. and ITT that generally requires that such provision (benefit) be computed as if the Company were a stand-alone entity. The primary exception to the stand-alone computation relates to the benefits arising from the allocation of interest expense to the Company. On a pro forma basis, the Company's tax provision, assuming the benefits of interest allocation had been limited to the Company's ability to deduct them on its separate U.S. Federal tax return, would have been $73, $72 and $42 for the years ended December 31, 1996, 1995 and 1994, respectively.

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $125 since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect of differences between the book and tax basis of assets and liabilities. Deferred tax (assets) liabilities include the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ----     ----
        Plant, property and equipment.................................  $  2     $ 2
        Basis differentials...........................................    18      17
        Other.........................................................   (10)     (8)
                                                                        ----     ---
                                                                        $ 10     $11
                                                                        ====     ===

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income taxes as reported is as follows:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
    Tax provision at U.S. statutory rate............................  $ 47     $ 29     $ 23
    Tax on repatriation of foreign earnings.........................     4        3        3
    Non-deductible goodwill.........................................     1       --       --
    Foreign tax rate differential...................................     3       13       --
    Other...........................................................    (5)      (3)      --
                                                                       ---      ---      ---
    Provision for income taxes......................................  $ 50     $ 42     $ 26
                                                                       ===      ===      ===

CAPITAL STOCK

     ITT is authorized to issue 50 million shares of preferred stock, none of which was outstanding at December 31, 1996.

     In connection with its distribution from ITT Industries, ITT issued one Series A Participating Cumulative Preferred Stock Purchase Right (a "Right") for each share of ITT common stock outstanding. Additionally, Rights will be issued in respect of common stock subsequently issued until the Rights Distribution Date, as defined, and, in certain circumstances, with respect to common stock issued after the Rights Distribution Date. In the event a person or group has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock or certain specified tender offers occur for more than 15% of the common stock, or in the event ITT is acquired in a merger or other business combination or certain other specified events occur, the Right entitles each holder, subject to certain exceptions, to purchase the number of 1/1000ths of a share of Series A Participating Cumulative Preferred Stock of ITT equivalent to the number of shares of ITT common stock or common stock of the surviving corporation or other specified entity, as applicable, which have a market value of twice the specified Purchase Price at the relevant date. The Rights, which do not have voting rights, expire on the tenth anniversary of the related rights agreement and are redeemable by ITT at any time at a price of $.01 per Right.

EMPLOYEE BENEFITS

     Certain employees of the Company, Destinations and ITT Educational participate in ITT's stock incentive plans. The ITT incentive stock plan provides for the granting of ITT common stock options and other stock awards at a price not greater than market value at the date of grant. Outstanding options on ITT common stock held by the Company, Destinations and ITT Educational employees will be converted into new options of the Company, Destinations and ITT Educational, as applicable, so as to preserve the aggregate economic value of the options held prior to the Distribution.

     Certain employees of the Company participate in ITT's Salaried Retirement Plan and ITT 401(k) Retirement Savings Plan. Subsequent to the Distribution, the Company intends to establish similar employee benefit plans. The Company sponsors defined benefit pension plans covering a significant percentage of its employees. The plans' assets are comprised of a broad range of domestic and foreign equity securities, fixed income investments and real estate.

     The components of net periodic pension cost are as follows:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
    Service cost....................................................  $ 5      $ 4      $ 4
    Interest cost...................................................    5        5        4
    Return on assets................................................   (6)      (6)      --
    Net amortization and deferral...................................    1        1       (4)
                                                                      ---      ---      ---
         Net periodic expense.......................................  $ 5      $ 4      $ 4
                                                                      ===      ===      ===

     The following table sets forth the funded status of the Company's pension plans, amounts recognized in the Company's Balance Sheet at December 31, 1996 and 1995, and the principal weighted average assumptions inherent in their determination:

                                                                    DECEMBER 31,
                                                    ---------------------------------------------
                                                            1996                     1995
                                                    --------------------     --------------------
                                                    DOMESTIC     FOREIGN     DOMESTIC     FOREIGN
                                                    --------     -------     --------     -------
    Actuarial present value of benefit
      obligation --
      Vested benefit obligation...................    $  5        $  61        $  4        $  56
      Accumulated benefit obligation..............    $  5        $  64        $  4        $  60
                                                       ===         ====         ===          ===
    Projected benefit obligation..................    $  7        $  79        $  4        $  78
    Plan assets at fair value.....................       2          101          --           81
                                                       ---         ----         ---          ---
    Projected benefit obligation (in excess of)
      less than plan assets.......................      (5)          22          (4)           3
    Unrecognized net gain.........................      --          (23)         --           (5)
    Unrecognized net obligation...................      --            4          --            4
                                                       ---         ----         ---          ---
    Pension asset (liability) recognized in the
      consolidated balance sheet..................    $ (5)       $   3        $ (4)       $   2
                                                       ===         ====         ===          ===
    Discount rate.................................    7.50%        6.82%       7.50%        7.08%
    Rate of return on invested assets.............    9.75%        7.53%       9.75%        7.51%
    Salary increase assumption....................    4.50%        5.08%       6.00%        5.42%

     For substantially all foreign plans, the total of assets and recorded liabilities exceed accumulated benefits.

COMMITMENTS AND CONTINGENCIES

     The following presents the Company's obligations for future minimum rental payments under long-term operating lease contracts which have an initial or remaining term in excess of one year:

                1997...................................................  $ 9
                1998...................................................    6
                1999...................................................    3
                2000...................................................    2
                2001...................................................    1
                Thereafter.............................................    8
                                                                         ---
                                                                         $29
                                                                         ===

     Rental expense related to operating leases amounted to $11, $11 and $13 in 1996, 1995 and 1994, respectively.

     The Company has entered into contracts with various foreign telephone companies to publish telephone directories for varying periods through 2000. As of December 31, 1996, the Company is required to make guaranteed aggregate minimum payments of $162 through 2000. Directory publishing contracts are renegotiable at the time of their expiration. The 1996 revenues of contracts renewable in future years is summarized below:

                                                                   YEAR OF
                                                                   RENEWAL
                                                                -------------
                                                                1999     2000
                                                                ----     ----
                Revenues......................................  $60      $111

     The Company and its subsidiaries are involved in various legal matters. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow.

     In order to assist in the orderly transition of Destinations and ITT Educational into separate, publicly held companies, the Company intends to modify, amend or enter into certain contractual agreements with Destinations and ITT Educational, including a tax sharing agreement (see "Income Taxes"), an employee benefits agreement, an insurance agreement, an administrative services agreement and other ancillary agreements. These agreements will provide, among other things that: (i) Destinations will become the sole sponsor of the ITT Retirement Plan for Salaried Employees, the ITT Investment Savings Plan, and various ITT welfare benefit plans; (ii) an allocation of responsibilities for tax payments owing in respect of the Distributions will be made among the Company, Destinations and ITT Educational; (iii) Destinations and ITT Educational will retain specific insurance policies relating to their businesses and will continue to have rights and obligations under certain parent-company level insurance policies of the Company and (iv) Destinations will provide certain transition services to the Company for a limited period of time following the Distributions. The Company may be liable to or due reimbursement from Destinations relating to the resolution of certain matters under these agreements.

NEW ACCOUNTING PRONOUNCEMENT

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires replacement of primary and fully diluted earnings per share with basic and diluted earnings per share. The impact of SFAS No. 128 to the Company's current presentation is immaterial for all periods presented.

BUSINESS SEGMENT INFORMATION

     The Company is primarily engaged in the business of publishing telephone directories. It does not operate in any other industry segment.

SUBSEQUENT EVENT

     On July 15, 1997, the Company entered into a definitive agreement with an investor to purchase approximately 32.9% of the outstanding Common Stock of the Company and warrants to purchase shares representing an additional 13.7% of the outstanding Common Stock of the Company for aggregate consideration of $225. The warrants will have a ten year term and permit the investor to buy Common Stock of the Company at a 50% premium to the investor's initial purchase price. Consummation of this transaction is subject to certain conditions including, among other things, approval of the Company's stockholders following the Distributions.

     In addition, on July 15, 1997, the Company purchased for $254 the 20% minority interest in ITT World Directories, Inc., which will be the only direct subsidiary of the Company after the Distributions, bringing its ownership of ITT World Directories, Inc. to 100%.

GEOGRAPHICAL INFORMATION

                                                                           REVENUES
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $512     $558     $578
    Africa........................................................    73       26       --
    United States.................................................    62       70       68
                                                                    ----     ----     ----
    Total Segments................................................  $647     $654     $646
                                                                    ====     ====     ====

                                                                       OPERATING INCOME
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $181     $146     $121
    Africa........................................................    11        6        2
    United States.................................................     9       (5)       6
    Other -- Asia.................................................     7       13       12
                                                                    ----     ----     ----
    Total Segments................................................  $208     $160     $141
                                                                    ====     ====     ====

                                                                     IDENTIFIABLE ASSETS
                                                                    ----------------------
                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Western Europe................................................  $335     $348     $297
    Africa........................................................    85      111       --
    United States.................................................    84       54       88
    Other -- Asia.................................................     6        6        6
                                                                    ----     ----     ----
    Total Segments................................................  $510     $519     $391
                                                                    ====     ====     ====

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                  --------------------------------------------
                                                  MAR. 31     JUNE 30     SEPT. 30     DEC. 31     YEAR
                                                  -------     -------     --------     -------     ----
                                                             (IN MILLIONS EXCEPT PER SHARE)
1996
Revenues........................................   $  41       $ 250       $  170       $ 186      $647
Costs and expenses..............................   $  36       $ 153       $  116       $ 134      $439
Net income (loss)...............................   $  (8)      $  34       $   12       $  16      $ 54
Earnings (loss) per share.......................   $(.07)      $ .28       $  .10       $ .14      $.46
                                                   =====        ====        =====        ====      ====
1995
Revenues........................................   $  41       $ 257       $  148       $ 208      $654
Costs and expenses..............................   $  37       $ 167       $  124       $ 166      $494
Net income (loss)...............................   $ (10)      $  29       $   (5)      $   7      $ 21
Earnings (loss) per share.......................   $(.09)      $ .24       $ (.04)      $ .06      $.18
                                                   =====        ====        =====        ====      ====

                                                                     SCHEDULE II

                                ITT CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                                                 ADDITIONS (DEDUCTIONS)
                                                         --------------------------------------
                                                         CHARGED TO                 WRITE-OFFS/
                                              BALANCE    COSTS AND    TRANSLATION   RECOVERIES      BALANCE
                DESCRIPTION                  JANUARY 1    EXPENSES    ADJUSTMENT       OTHER      DECEMBER 31
- -------------------------------------------  ---------   ----------   -----------   -----------   -----------
YEAR ENDED DECEMBER 31, 1996
Trade Receivables -- Allowance for doubtful
  accounts.................................     $24         $ 14          $(1)         $ (18)         $19
YEAR ENDED DECEMBER 31, 1995
Trade Receivables -- Allowance for doubtful
  accounts.................................     $26         $ 18          $ 1          $ (21)         $24
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for doubtful
  accounts.................................     $23         $ 14          $ 2          $ (13)         $26

                        ITT CORPORATION AND SUBSIDIARIES
              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Consolidated Income for the six months ended June 30, 1997 and 1996 (Unaudited)......  A-31
Consolidated Balance Sheet as of June 30, 1997 (Unaudited) and December 31, 1996.....  A-32
Consolidated Cash Flow for the six months ended June 30, 1997 and 1996 (Unaudited)...  A-33
Notes to Financial Statements (Unaudited)............................................  A-34

                        ITT CORPORATION AND SUBSIDIARIES

                              CONSOLIDATED INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                           1997          1996
                                                                           -----         -----
Revenues.................................................................  $ 276         $ 291
Costs and expenses:
  Salaries, benefits and other operating.................................    143           138
  Marketing, general and administrative..................................     42            42
  Depreciation and amortization..........................................      8             8
                                                                           ------        ------
                                                                             193           188
                                                                           ------        ------
                                                                              83           103
Interest expense.........................................................    (36)          (37)
                                                                           ------        ------
                                                                              47            66
Provision for income taxes...............................................    (19)          (26)
Minority equity..........................................................    (13)          (14)
                                                                           ------        ------
Net income...............................................................  $  15         $  26
                                                                           ======        ======
Earnings per share.......................................................  $0.13         $0.21
                                                                           ======        ======
Weighted average common equivalent shares................................    118           119
                                                                           ======        ======

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................    $    24          $   13
  Receivables, net..................................................        302             358
  Directories in progress...........................................         37              44
  Prepaid expenses and other........................................         11               5
                                                                         ------          ------
          Total current assets......................................        374             420
Plant, property and equipment, net..................................         25              27
Goodwill, net.......................................................         34              34
Long-term receivables, net..........................................          5               8
Other assets........................................................         21              21
                                                                         ------          ------
                                                                        $   459          $  510
                                                                         ======          ======
LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
  Accounts payable..................................................    $    25          $   43
  Accrued expenses..................................................         87              93
  Notes payable.....................................................         27              46
  Accrued taxes.....................................................         58              57
                                                                         ------          ------
          Total current liabilities.................................        197             239
Deferred income taxes...............................................          9              10
Long-term debt......................................................      1,000           1,000
Other liabilities...................................................          8               8
Minority interest...................................................         60              61
                                                                         ------          ------
                                                                          1,274           1,318
                                                                         ------          ------
STOCKHOLDERS DEFICIT................................................       (815)           (808)
                                                                         ------          ------
                                                                        $   459          $  510
                                                                         ======          ======

The accompanying notes to financial statements are an integral part of the above statement.

                        ITT CORPORATION AND SUBSIDIARIES

                             CONSOLIDATED CASH FLOW
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                          -------------------
                                                                          1997           1996
                                                                          ----           ----
OPERATING ACTIVITIES
Net income..............................................................  $ 15           $ 26
Adjustments to net income:
  Depreciation and amortization.........................................     8              7
  Provision for doubtful receivables....................................     6              6
  Minority equity in net income.........................................    13             14
Changes in working capital:
  Receivables...........................................................    (6)            (1)
  Directories in progress...............................................     3             --
  Accounts payable......................................................   (21)           (29)
  Accrued expenses......................................................     2             (8)
Accrued and deferred taxes..............................................     3             17
Other, net..............................................................    (7)           (11)
                                                                          ----           ----
  Cash from operating activities........................................    16             21
                                                                          ----           ----
INVESTING ACTIVITIES
Additions to plant, property and equipment..............................    (4)            (3)
Other, net..............................................................    --             (1)
                                                                          ----           ----
  Cash used for investing activities....................................    (4)            (4)
                                                                          ----           ----
FINANCING ACTIVITIES
Short-term debt, net....................................................   (14)             8
Transfers from/(to) Destinations........................................    26            (21)
Other, net..............................................................   (12)             1
                                                                          ----           ----
  Cash used for financing activities....................................    --            (12)
                                                                          ----           ----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS.......................    (1)            (2)
                                                                          ----           ----
Increase in cash and cash equivalents...................................    11              3
Cash and Cash Equivalents -- Beginning of Period........................    13             30
                                                                          ----           ----
CASH AND CASH EQUIVALENTS -- END OF PERIOD..............................  $ 24           $ 33
                                                                          ====           ====
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..............................................................  $ 41           $ 41
                                                                          ====           ====
  Income taxes..........................................................  $ 36           $ 30
                                                                          ====           ====

The accompanying notes to financial statements are an integral part of the above statement.

                                ITT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

DISTRIBUTIONS AND BASIS OF PRESENTATION

     On July 15, 1997, the Board of Directors of ITT Corporation ("ITT") approved a plan to distribute (the "Distributions") to the holders of ITT's common stock all the outstanding shares of common stock of ITT Destinations, Inc. ("Destinations"), a newly formed company that will hold the hotels and gaming businesses of ITT, and all the shares representing its approximately 83% interest in ITT Educational Services, Inc. ("ITT Educational"), its publicly-traded postsecondary technical education business. After the Distributions, the shares of ITT (which is expected to be renamed ITT Information Services, Inc. and is herein referred to as the "Company") will represent its interest in its telephone directories publishing businesses.

     The Company publishes telephone directories -- alphabetical and classified -- and also publishes specialized directories. The Company's principal source of revenue in connection with its operations is advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, the Republic of South Africa, the Republic of Ireland, Puerto Rico and the United States Virgin Islands. The Company publishes in these jurisdictions either pursuant to a contract with the national telecommunications provider or as a proprietary directory in such jurisdiction.

     Prior to the Distributions, ITT intends to realign its existing indebtedness. As part of the debt realignment, certain debt of Destinations will be offered in exchange for certain issues of ITT debt. ITT will commence tender offers for all publicly held debt securities issued by ITT and repay certain other debt. These tender offers will be financed by a combination of new lines of credit of Destinations and the Company. Upon completion of the debt realignment, the Company will have responsibility for approximately $1.0 billion of debt, subject to certain adjustments and Destinations will have responsibility for the remaining indebtedness of ITT.

     The accompanying consolidated financial statements, which include the accounts of the Company and its wholly and majority owned directory publishing subsidiaries, present the financial position, results of operations and cash flows of the Company in a manner that accounts for the Distributions as if the Company was spun-off by Destinations. Consequently, the accompanying financial statements present the historical basis in the operations of the Company, after adjustment for certain indebtedness not allocated to Destinations. All material intercompany transactions and balances have been eliminated. Investments in affiliated companies, owned more than 20%, but not in excess of 50%, are recorded on the equity method.

INTERIM PERIOD FINANCIAL STATEMENTS

     The unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company at June 30, 1997 and their results of operations and cash flows for the six months ended June 30, 1997 and 1996. Interim results are not necessarily indicative of full year performances.

EARNINGS PER SHARE

     Earnings per share were computed based upon the number of ITT common and common equivalent shares which were outstanding on June 30, 1997.

SUBSEQUENT EVENT

     On July 15, 1997, the Company entered into a definitive agreement with an investor to purchase approximately 32.9% of the outstanding Common Stock of the Company and warrants to purchase Shares representing an additional 13.7% of the outstanding Common Stock of the Company for aggregate consideration of $225. The warrants will have a ten year term and permit the investor to buy Common Stock of the Company at a 50% premium to the investor's initial purchase price. Consummation of this transaction is subject to certain conditions including, among other things, approval of the Company's stockholders following the Distributions.

     In addition, on July 15, 1997, the Company purchased for $254 the 20% minority interest in ITT World Directories, Inc., which will be the only direct subsidiary of the Company after the Distributions, bringing its ownership of ITT World Directories, Inc. to 100%.

                                   APPENDIX B

                              INVESTMENT AGREEMENT
                            BETWEEN ITT CORPORATION
                          AND CDRV ACQUISITION, L.L.C.
                           DATED AS OF JULY 15, 1997

     INVESTMENT AGREEMENT, dated as of July 15, 1997, between CDRV Acquisition, L.L.C., a Delaware limited liability company ("Purchaser") and ITT Corporation, a Nevada corporation (the "Company").

     WHEREAS the Board of Directors of the Company has approved a transaction pursuant to which (a) all the assets of the Company, other than the Directories Assets (as defined in Schedule 1) and the shares of common stock (the "ESI Shares") of ITT Educational Services, Inc. ("ESI"), will be contributed by the Company to a wholly owned Subsidiary (as defined in Section 12.01) of the Company organized under the laws of the State of Nevada ("Newco") and all the liabilities of the Company, other than the Directories Liabilities (as defined in Schedule 1), will be assumed by Newco and certain other transactions will be consummated and (b) the Company will distribute all the issued and outstanding shares of Common Stock, no par value, of Newco ("Newco Common Stock"), to the holders of record of shares of Common Stock, no par value, of the Company ("Common Stock"), other than shares held in the treasury of the Company, on a share-for-share basis (the "Newco Distribution" and, together with the ESI Distribution (as defined below), the "Distributions").

     WHEREAS the Board of the Directors of the Company has approved a transaction pursuant to which and subject to the terms of which, the Company will distribute the ESI Shares to the holders of record of Common Stock on a pro rata basis (the "ESI Distribution").

     WHEREAS, in connection with the Distributions, the Company expects to (a) execute and deliver (i) a distribution agreement to effect the Newco Distribution (the "Newco Distribution Agreement"), (ii) a distribution agreement to effect the ESI Distribution (the "ESI Distribution Agreement" and, together with the Newco Distribution Agreement, the "Distribution Agreements"), (iii) a tax allocation agreement (the "Tax Allocation Agreement"), (iv) an employee benefits services and liability agreement (the "Employee Benefits Services and Liability Agreement"), (v) an intellectual property agreement (the "Newco Intellectual Property Agreement") and (vi) an intellectual property agreement (the "ESI Intellectual Property Agreement" and, together with the Newco Intellectual Property Agreement, the "Intellectual Property Agreements"), (b) cause Newco to execute and deliver the Tax Allocation Agreement, the Employee Benefits Services and Liability Agreement and the Newco Intellectual Property Agreement and (c) cause ESI to execute and deliver the Tax Allocation Agreement, the Employee Benefits Services and Liability Agreement and the ESI Intellectual Property Agreement.

     WHEREAS, prior to the Distributions and pursuant to the terms of the Distribution Agreements, the Company, ESI and Newco will consummate the transactions contemplated by the Newco Distribution Agreement and the ESI Distribution Agreement and those other transactions specified to occur in the Distribution Agreements prior to the Distributions. For the purposes of this Agreement, (i) the "Pre-Distribution Transactions" means the contribution of certain assets, the assumption of certain liabilities and other transfers contemplated by Article II of the respective Distribution Agreements and described on Schedule 1 and (ii) the "Retained Business" means the Directories Business (as defined in Schedule 1).

     WHEREAS the Company expects to (a) execute and deliver the Newco Distribution Agreement, (b) cause Newco to execute and deliver the Newco Distribution Agreement and (c) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the Newco Distribution set forth in the Newco Distribution Agreement, and pursuant to the terms of the Newco Distribution Agreement, effect the Newco Distribution.

     WHEREAS the Company expects to (a) execute and deliver the ESI Distribution Agreement, (b) cause ESI to execute and deliver the ESI Distribution Agreement and (c) after the satisfaction or waiver of all of the conditions to the Company's obligation to consummate the ESI Distribution set forth in the ESI Distribution Agreement, and pursuant to the terms of the ESI Distribution Agreement, effect the ESI Distribution.

     WHEREAS, following the Pre-Distribution Transactions and the Distributions, Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, shares of Common Stock representing 32.9% of the outstanding shares of Common Stock as of the Closing Date (giving effect to the issuance of such shares and assuming for such purposes that all Rollover Options in existence on the Closing Date have been exercised calculated on the treasury stock method), and warrants (the "Warrants") entitling the holder thereof to purchase 0.78 shares of Common Stock for each share so purchased on the terms and subject to the conditions set forth in Exhibit 1 hereto, and the Company and Purchaser wish to enter into a registration rights agreement (the "Registration Rights Agreement"), the principal terms of which are attached hereto as Exhibit 2.

     WHEREAS Purchaser and the Company are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:

                                   ARTICLE I

                    PURCHASE AND SALE OF SHARES AND WARRANTS

     SECTION 1.01. Purchase and Sale of Shares and Warrants. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company shares of previously unissued Common Stock (including the associated Rights) representing 32.9% of the outstanding shares of Common Stock as of the Closing Date (giving effect to the issuance of such shares and assuming for such purposes that all Rollover Options in existence on the Closing Date have been exercised calculated on the treasury stock method) and Warrants to purchase 0.78 shares of Common Stock for each share so purchased for an aggregate purchase price of $225 million (the "Purchase Price"). The shares of Common Stock being purchased pursuant hereto are referred to herein as the "Shares"; and unless the context otherwise requires, the term "Shares" as used herein includes the associated Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") issuable in respect of such shares of Common Stock pursuant to the Rights Agreement dated as of November 1, 1995, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement").

     SECTION 1.02. Time and Place of the Closing. The closing (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 8th Avenue, New York, New York, 10019, at 10:00 A.M., New York time, on the third Business Day following the first date on which the conditions to Closing set forth in Article IX have first been satisfied or waived. The Company shall give Purchaser ten Business Days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

     SECTION 1.03. Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, the Company shall issue and sell to Purchaser and Purchaser shall purchase the Shares and the Warrants. At the Closing, the Company shall deliver to Purchaser a certificate representing the Shares and a certificate representing the Warrants, in each case registered in the name of Purchaser against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by the Company.

                                   ARTICLE II

                                   COVENANTS

     SECTION 2.01.  Covenants of the Company.

     (a) Financial Statements and Other Reports. The Company covenants that it will deliver to Purchaser so long as Purchaser's Percentage Interest exceeds 10%:

          (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated statement of income and a consolidated statement of cash flow of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the principal financial officer of the Company as presenting fairly, in accordance with United States generally accepted accounting principles ("GAAP") applied (except as specifically set forth therein) on a basis consistent with such prior fiscal period, the information contained therein, subject to changes resulting from year-end closing and audit adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission (the "SEC") shall be deemed to satisfy the requirements of this clause (i);

          (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statement of income, a consolidated statement of cash flow and a consolidated statement of stockholders equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and reported on by independent public accountants of recognized national standing selected by the Company, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that delivery pursuant to clause
     (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

          (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all such registration statements (without exhibits), other than registration statements relating to employee benefit or dividend reinvestment plans, and all such regular and periodic reports as it shall file with the SEC; and

          (iv) promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit; and

          (v) with reasonable promptness, such other financial data of the Company and its Subsidiaries as Purchaser may reasonably request.

     (b) Inspection of Property. The Company covenants that so long as Purchaser's Percentage Interest exceeds 20%, it will permit representatives of Purchaser to visit and inspect, at Purchaser's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the officers and employees of the Company and its Subsidiaries and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as Purchaser may reasonably request; provided, however, that the foregoing shall be subject to compliance with reasonable safety requirements and shall not require the Company or any of its Subsidiaries to permit any inspection which in the reasonable judgment of the Company would violate any statute or regulation with respect to confidentiality or security. Purchaser agrees not (i) to use for any purpose detrimental to the Company or
(ii) to disclose to any Person any information or data obtained by it pursuant to this Section 2.01(b) or Section 2.01(a)(iv) until, in the case of the foregoing clause (ii) only, such information or data otherwise becomes publicly available or except pursuant to a valid subpoena, judicial process or its equivalent or in connection with a claim against the Company; provided that Purchaser shall have used its reasonable best efforts to give the Company advance notice of such subpoena or judicial process so that the Company may seek an appropriate protective order. Purchaser acknowledges that information obtained pursuant to the rights granted hereby may constitute material non-public information and agrees that it will comply with all applicable laws relating to the purchase or sale of securities while in possession of such information.

     SECTION 2.02 Covenants of Purchaser Related Parties. (a) For the period beginning on the date hereof and ending on the date that is two years after the later of the date of the ESI Distribution and the date of the Newco Distribution (the "Relevant Period"), none of Purchaser, Clayton, Dubilier & Rice Fund V Limited Partnership (the "Fund"), Clayton, Dubilier & Rice, Inc. ("CD&R"), CD&R Associates V Limited Partnership and CD&R Investment Associates, Inc., any professional employee of CD&R, the Company or the Retained Subsidiaries (collectively, the "Purchaser Related Parties") shall take any action that might cause, or shall omit to take any action reasonably available to it, if such omission might cause, the Company to cease being actively engaged in the conduct of the Directories Business within the meaning of Section 355(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation
Section 1.355-3(b).

     (b) None of the Purchaser Related Parties shall take any action that would reasonably be expected to cause, or shall omit to take any action reasonably available to it if such omission would reasonably be expected to cause, the Company to breach any of the covenants, or cause to be untrue any of the representations or statements that the Company makes in connection with the Tax Allocation Agreement or to the Company's outside tax counsel in connection with such firm's rendering an opinion to the Company as to certain tax aspects of the Contribution and Distributions in a representation letter, provided that such representations and covenants are substantially the same as would be required by the Internal Revenue Service in connection with the issuance of a private letter ruling with respect to the Contribution and Distributions.

     (c) None of the Purchaser Related Parties shall take any action (including but not limited to a breach of any covenant or obligation set forth in this
Section 2.02, Section 5.03, Article VI or Article VII of this Agreement) that would reasonably be expected to materially contribute to a Final Determination that the Contribution, the ESI Distribution and/or the Newco Distribution results in the recognition of gain to any of the Company, ESI, and Newco by virtue of the Contribution, the ESI Distribution and/or the Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

     (d) If any of the Purchaser Related Parties takes any action during the Relevant Period that, if such action had been taken on the date of any of the Contribution, the ESI Distribution or the Newco Distribution, would have been inconsistent with any of the representations made in the representation letters described in Section 2.02(b) of this Agreement, and such action or omission materially contributes to a Final Determination that the Contribution, the ESI Distribution and/or the Newco Distribution, as the case may be, results in the recognition of gain to any of the Company, ESI and Newco by virtue of the Contribution, the ESI Distribution and/or the Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise (a Person which takes or omits any such action, a "Breaching Person"), such Breaching Person shall be treated for purposes of this Agreement as having actually violated any such representation or covenant.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. As used in this Agreement, (i) any reference to the Company and its Subsidiaries means the Company and each of its Subsidiaries, (ii) any reference to the "Retained Company" and its Subsidiaries or the "Retained Companies" means the Company (solely with respect to the Retained Business) and those of its Subsidiaries included in the Retained Business, (iii) any reference to the "Retained Subsidiaries" means the Subsidiaries of the Company included in the Retained Business, (iv) any reference to Newco and its Subsidiaries or the "Newco Companies" means Newco immediately after the Newco Distribution Time (as defined in Schedule 1) and those entities that immediately after the Newco Distribution Time will be Subsidiaries of Newco and (v) any reference to ESI and its Subsidiaries means ESI immediately after the ESI Distribution Time (as defined in Schedule 1) and those entities that immediately after the ESI Distribution Time will be Subsidiaries of ESI. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to an entity (or group of entities taken as a whole) means such state of facts, event, change or effect has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or financial condition of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby, including the Pre-Distribution Transactions and the Distributions, or to perform its obligations under this Agreement, the Warrant, the Registration Rights Agreement, the Distribution Agreements, the Tax Allocation Agreement, the tax representation letters to be delivered in connection with the Distributions, the Employee Benefits Services and Liability Agreement, the Intellectual Property Agreements and such other agreements as are entered into to effect the Pre-Distribution Transactions (collectively, the "Reorganization Agreements") to which it is or will be a party.

     The Company hereby represents and warrants to Purchaser as follows:

          (a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Retained Subsidiary is duly organized and validly existing and, if applicable, is in good standing, under the laws of the jurisdiction of its incorporation or organization. Each of the Retained Companies is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole. Each of the Retained Companies has the requisite power and authority to carry on its businesses as they are now being or will be (immediately after the Distributions) conducted. The Company has heretofore made available to Purchaser complete and correct copies of the Restated Articles of Incorporation of the Company (the "Company Charter") and the Amended and Restated By-laws of the Company (the "Company By-laws") and the certificate of incorporation and by-laws, or the comparable organizational documents, of each of the Retained Subsidiaries, each as amended to date and currently in full force and effect.

          (b) Corporate Authority. Each of the Company, ESI and Newco has (or will have at the time of such act) the requisite corporate power and authority to execute, deliver and perform each Reorganization Agreement to which it is or will be a party and to consummate the transactions contemplated thereby (other than, with respect to the issuance and sale by the Company of the Shares and Warrants, the approval of such issuance and sale by the affirmative vote of the holders of a majority of the voting power of the Common Stock (the "Company Stockholder Approval") and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance of each Reorganization Agreement by the Company and the consummation by the Company of the Pre-Distribution Transactions, the Newco Merger (as defined in the Newco Distribution Agreement), the Distributions and the issuance and sale by the Company of the Shares and Warrants and of the other transactions contemplated thereby have been duly authorized (or will have been duly authorized at the time of such act) by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize any Reorganization Agreement or for the Company to consummate the transactions so contemplated (other than, with respect to the issuance and sale by the Company of the Shares and Warrants, the Company Stockholder Approval and, with respect to the Distributions, formal declaration of the Distributions by the Company's Board of Directors). The execution, delivery and performance by Newco of each Reorganization Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby will be duly authorized by Newco's Board of Directors and its stockholder, if required, and no other corporate proceedings on the part of Newco will be necessary to authorize any Reorganization Agreement to which it will be a party or for it to consummate the transactions so contemplated. The execution, delivery and performance by ESI of each Reorganization Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby will be duly authorized by ESI's Board of Directors and its stockholders, if required, and no other corporate proceedings on the part of ESI will be necessary to authorize any Reorganization Agreement to which it will be a party or for it to consummate the transactions so contemplated. Each Reorganization Agreement to which the Company, ESI or Newco is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against such party in accordance with the terms thereof, assuming (in the case of this Agreement and the Registration Rights Agreement) that each Reorganization Agreement to which Purchaser is a party is a valid and binding agreement of Purchaser.

          (c) No Violations; Consents and Approvals. (i) None of the execution, delivery or performance by the Company, ESI or Newco of each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI or Newco of the transactions contemplated thereby (A) will result in a violation or breach of the Company Charter or the Company By-laws, the articles of incorporation or by-laws of ESI, the articles of incorporation or by-laws of Newco or the organizational documents of any of the Retained Subsidiaries or (B) will result in a violation or breach of (or give rise to any right of termination, revocation, cancelation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any lien, charge, encumbrance or security interest of any kind (a "Lien") upon any of the properties or assets of the Retained Companies under, (1) subject to the governmental filings and other matters referred to in clause (ii) below, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which any of the Retained Companies is a party or by which any of their properties or assets may be bound, or (2) subject to the governmental filings and other matters referred to in clause (ii) below, any judgment, order, decree, statute, law, regulation or rule applicable to the Retained Companies, except, in the case of clause (B), for violations, breaches, defaults, rights of cancelation, termination, revocation or acceleration or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings under state securities or "blue sky" laws, filings referred to in Schedule 3.01(c)(ii), and the filing of articles of merger relating to the Newco Merger (collectively, the "Regulatory Filings"), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, Federal, state or local or foreign (a "Governmental Entity"), is required with respect to the Company, ESI, Newco or any of their respective Subsidiaries, in connection with the execution, delivery or performance by the Company, ESI, or Newco of each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI and Newco of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (iii) Except as set forth on Schedule 3.01(c)(iii), none of the Company, ESI or Newco provide any support, assets, properties, rights, goods, services or benefits to the Retained Companies that will be terminated or modified adversely as a result of the execution, delivery or performance by the Company, ESI or Newco of this Agreement, in the case of the Company, or each Reorganization Agreement to which any of them is or will be a party or the consummation by the Company, ESI or Newco, as the case may be, of the transactions contemplated hereby or thereby.

          (d) Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which an aggregate of 116,528,691 shares of Common Stock were issued and outstanding as of the close of business on June 30, 1997, and (ii) 50,000,000 shares of preferred stock, without par value ("Preferred Stock") of which none are issued and outstanding; as of June 30, 1997, 200,000 shares of Preferred Stock, all denominated as Series A

     Participating Cumulative Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement and the Certificate of Designation attached as an exhibit thereto) were reserved for issuance in connection with the Rights. As of the close of business on June 30, 1997, there were outstanding under the Company's 1995 Corporation Incentive Stock Plan, the 1996 ITT Restricted Stock Plan for Non-Employee Directors and in respect of 1995 substitute options (collectively, the "Company Stock Plans") options to acquire an aggregate of 9,301,939 shares of Common Stock (subject to adjustment on the terms set forth therein). As of the close of business on June 30, 1997, the Company had no shares of Common Stock reserved for issuance, other than 9,346,262 shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued pursuant to the Company Stock Plans. As of the close of business on June 30, 1997, there were outstanding under the Company Stock Plans 154,030 shares of restricted stock. As of the close of business on June 30, 1997, the company had no shares of Common Stock reserved for issuance of restricted stock, other than 266,865 shares of Common Stock reserved for issuance of restricted stock pursuant to the Company Stock Plans. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on
     Schedule 3.01(d), there are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of the Retained Subsidiaries. Except as set forth above, the Company has outstanding no bonds, debentures, notes or other obligations or securities (other than the Common Stock) the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above, as of the date of this Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries. Except (w) pursuant to an agreement dated as of July 15, 1997 between the Company and BellSouth Corporation (a copy of which has been made available to Purchaser), (x) to the extent that Article Ninth of the Company Charter or any comparable provision of the articles of incorporation of any Subsidiary of the Company required under any Gaming Law (as defined below) could be construed as a Contract, (y) with respect to the withholding of exercise price or withholding taxes under any stock option plan or (z) pursuant to any Share Repurchase (as defined below), there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or of any of the Retained Subsidiaries. As used herein, the term "Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of the Company or any of its Subsidiaries, as applicable, and (2) the term "Share Repurchase" means a tender offer, exchange offer, open market purchase, private repurchase or other similar arrangement providing for the repurchase by the Company of approximately 25% of the outstanding shares of Common Stock.

          (e) Subsidiaries. Schedule 3.01(e) contains a complete and correct description of the shares of stock or other equity interests that are authorized, or issued and outstanding, of each of the Retained Companies (other than the Company). Except for Subsidiaries which will not be Subsidiaries of the Company after the Distributions, the Company has no equity interests in any Person other than the Retained Companies. Each of the outstanding shares of capital stock of each of the Retained Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Except as set forth on Schedule 3.01(e), all the outstanding shares of capital stock of each Retained Subsidiary are owned, either directly or indirectly, by the Company free and clear of all Liens.

          (f) SEC Filings. (i) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since June 30, 1996 (the "Company SEC Documents"). As of its filing date, each Company SEC Document filed, as amended or supplemented, if applicable, (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (B) did not, at the time it was filed, contain any untrue statement of a material fact regarding the Retained Business or omit to state any material fact regarding the Retained Business required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) The proxy statement (as amended or supplemented and including documents incorporated by reference therein, the "Proxy Statement") relating to the meeting of stockholders to approve the transactions contemplated hereby (the "Company Meeting") will not, at the date mailed to the Company's stockholders and at the date of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Purchaser or any of its Affiliates for inclusion in the Proxy Statement.

          (g) Retained Business Financial Statements. (i) Attached hereto as Annex A(i) are a consolidated balance sheet as of December 31, 1996 (the "Balance Sheet") and a consolidated balance sheet as of December 31, 1995 and consolidated income statements, consolidated cash flow statements and consolidated statements of stockholders equity for the years ended December 31, 1994, 1995 and 1996, in each case for the Retained Business (such financial statements, including the notes thereto, the "Retained Business Financial Statements"), together with the report of the Company's independent accountants thereon. Each of the Balance Sheet and the balance sheet as of December 31, 1995 (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Retained Business as of their respective dates, and each of the consolidated income statements, consolidated cash flow statements and consolidated statements of stockholders equity included in the Retained Business Financial Statements (including any related notes and schedules) fairly presents in all material respects the income, cash flows and stockholders equity, as the case may be, of the Retained Business for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods presented therein except as indicated in the notes thereto. The Retained Business Financial Statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have existed if the Retained Business had operated as a stand-alone company.

          (ii) Attached hereto as Annex A(ii) are the unaudited consolidated balance sheet for the Retained Business as of March 31, 1997 and the unaudited consolidated statement of income of the Retained Business for the three months then ended (such financial statements, including the notes thereto, the "Unaudited Retained Business Financial Statements"). The Unaudited Retained Business Financial Statements have been prepared in all material respects in accordance with GAAP consistently applied and on that basis fairly present the consolidated financial condition and results of operations of the Retained Business as of the date thereof and for the period indicated, except that the Unaudited Retained Business Financial Statements omit the statement of cash flows and footnote disclosures required by GAAP and are subject to normal, recurring year-end closing and audit adjustments.

          (iii) The balance sheets included in the Retained Business Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Retained Business after giving effect to the transactions contemplated by the Reorganization Agreements. The statements of income, statements of stockholders equity and statements of cash flows included in the Retained Business Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Retained Business after giving effect to all such transactions. The statements of income included in the Retained Business Financial Statements reflect all of the material costs and expenses incurred in connection with the Retained Business, including those incurred in generating the revenues reflected in the Retained Business Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under GAAP in consolidated financial statements of the Retained Business prepared on a pro forma basis after giving effect to all such transactions.

          (h) [Intentionally omitted]

          (i) Undisclosed Liabilities.  Except (i) for the items listed in
     Schedule 3.01(i) hereto, (ii) as and to the extent disclosed or reserved against on the Balance Sheet and (iii) as incurred after the date of the Balance Sheet in the ordinary course of the Retained Business consistent with prior practice and not prohibited by this Agreement, the Retained Companies do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would have a Material Adverse Effect on the Retained Companies, taken as a whole.

          ( j) Absence of Certain Events and Changes. Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof, including the Solicitation/Recommendation Statement on
     Schedule 14D-9 originally filed by the Company on February 12, 1997, and any amendments filed with respect thereto prior to the date hereof (the "Filed Company SEC Documents") or as otherwise contemplated or permitted by this Agreement or the Reorganization Agreements, and except for any items referred to in Schedule 3.01(j), since March 31, 1997, the Company and its Subsidiaries have conducted the Retained Business in the ordinary course consistent with past practice and there has not been any event, change or development which, individually or in the aggregate, would have a Material Adverse Effect on the Retained Companies, taken as a whole, other than events, changes or developments relating to the economy in general.

          (k) Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, each of the Retained Companies is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it that relate to the Retained Business, and neither the Company nor any of the Retained Companies has received any notice alleging noncompliance except with reference to all the foregoing where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. This Section 3.01(k) does not relate to employee benefits matters (for which Section 3.01(p) is applicable), environmental matters (for which Section 3.01(q) is applicable) or tax matters (for which Section 3.01(o) is applicable). Each of the Retained Companies has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits or rights would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. All such Permits are in full force and effect and the Retained Companies are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (l) Title to Assets. (i) Except as set forth in Schedule 3.01(l)(i), each of the Retained Companies owns and has good and valid title to, or a valid leasehold interest in, or otherwise has sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used by the Retained Business or held for use by the Retained Business in connection with, the conduct of, or otherwise material to, the Retained Business (the "Assets"), including Assets reflected on the Balance Sheet or acquired since the date thereof, except for Assets disposed of in the ordinary course of business consistent with past practice and in accordance with this Agreement and except for such defects in title which, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, in each case free and clear of any Liens except for Permitted Liens (as defined in clause (iii) below). This Section 3.01(l) does not relate to intellectual property (for which Section 3.01(t) is applicable). A list of all owned and leased real property relating to the Retained Business is set forth on Schedule 3.01(l) and such owned and leased real property constitutes all the fee and leasehold interests held by the Retained Companies, except for any such fee or leasehold interests acquired or disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, and constitutes all the fee and leasehold interests used by the Retained Business or held for use by the Retained Business in connection with, the conduct of, or otherwise material to the Retained Business.

          (ii) Except as referred to in Schedule 3.01(l)(ii), each Retained Company has (A) good and insurable title to its owned real properties and
     (B) valid and subsisting leasehold interests in its leased real properties, in each case, free and clear of any Liens, except for (1) Permitted Liens,
     (2) easements, covenants, rights-of-way, other matters of record and other matters subject to which the leases of the Retained Companies' real properties are granted and (3) such state of facts as an accurate survey would show.

          (iii) "Permitted Liens" shall mean those Liens (A) securing debt that is reflected on the Balance Sheet or the notes thereto or securing debt incurred as part of the Proposed Financings, (B) referred to in Schedule 3.01(l), (C) for Taxes not yet due or payable or being contested in good faith, (D) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course,
     (E) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and in the case of Liens described in clauses (B), (C), (D) or
     (E) that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (m) Litigation. Other than actions brought by or on behalf of Hilton Hotels Corporation ("Hilton") or derivative actions related to Hilton's proposed acquisition of the Company, and except as disclosed in the Filed Company SEC Documents or referred to in Schedule 3.01(m), as of the date hereof there are no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, are likely to have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as disclosed in the Company SEC Documents, there are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against any of the Retained Companies that, insofar as can reasonably be foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (n) Contracts. (i) Schedule 3.01(n) contains a complete and correct list, as of the date hereof, of all Contracts that are of the types listed in clauses (A) through (G) below to which any of the Retained Companies is a party (the "Material Contracts"):

             (A) leases and subleases and other Contracts concerning or relating to the real property, each with an annual base rental of more than $150,000 and a remaining term of more than three years;

             (B) employment, consulting, severance, and other material Contracts relating to or for the benefit of the most senior executive of the Retained Business in each country in which the Retained Companies operate and any such Contracts requiring annual base payments in excess of $200,000 relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants, and material sales agency or distributorship agreements or arrangements for the sale of any of the products or services of any of the Retained Companies;

             (C) Contracts relating to the borrowing of money or obtaining of or extension of credit (other than in the ordinary course of business), including letters of credit, guarantees and material security agreements;

             (D) material licenses and other material Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

             (E) joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

             (F) Contracts prohibiting or materially restricting the ability of any Retained Company to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

             (G) Contracts that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of any of the Retained Companies.

          (ii) All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Schedule 3.01(n), there does not exist under any Material Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any of the Retained Companies or, to the knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies, taken as a whole. Except as set forth in Schedule 3.01(n), the enforceability of all Material Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the other Reorganization Agreements.

          (o) Taxes. (i) Except as set forth on Schedule 3.01(o), (A) all Tax Returns required to be filed by or on behalf of each of the Company and the Retained Subsidiaries have been filed except to the extent that a failure to file, individually or in the aggregate, would not have a material adverse effect on the Retained Companies, taken as a whole; (B) all such Tax Returns filed are complete and accurate in all respects, other than any incompleteness or any inaccuracy that would not, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies taken as a whole, and all Taxes shown to be due on such Tax Returns have been paid; (C) none of the Company and the Retained Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (D) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that any of the Retained Companies is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which such Retained Company does not file Tax Returns or pay or collect Taxes; (E) there is no deficiency with respect to any Taxes which would, individually or in the aggregate, have a Material Adverse Effect on the Retained Companies; and
     (F) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid. As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

          (ii) Except as set forth in Schedule 3.01(o), (A) there are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Retained Companies; and (B) each of the Retained Companies has duly and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except to the extent that any failure to do so would not have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (iii) Except as set forth in Section 3.01(o) of the disclosure Schedule, (A) none of the Company or the Retained Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement; and (B) none of the Company or the Retained Subsidiaries is or has been at any time since 1990 a member of any group of companies filing a consolidated, combined or unitary income tax return.

          (iv) Except as set forth in Section 3.01(o) of the Disclosure Schedule, (A) all taxable periods of each of the Company and the Retained Subsidiaries ending before 1994 are closed or no longer subject to audit;
     (B) none of the Company and the Retained Subsidiaries is currently under audit by any taxing authority; and (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of the Retained Subsidiaries.

          (p) Employee Benefit Plans. With respect to each employee benefit plan which is sponsored or maintained by any of the Retained Companies (each an "Employee Benefit Plan"): (i) if the Employee

     Benefit Plan is intended to comply with, or qualify under, any foreign or domestic tax law or regulation, it has received approval (to the extent such approval is required under applicable law) from the appropriate governmental authority or agency to the effect that such Employee Benefit Plan is so qualified (excluding any Employee Benefit Plan with respect to which any applicable remedial amendment period has not yet expired) and no event has occurred or condition is known to exist that would reasonably be expected to adversely affect such tax qualified status; (ii) except as set forth on Schedule 3.01(p) if the Employee Benefit Plan is a defined benefit plan or other plan subject to funding requirements, the present value of the benefit obligations accrued under such Employee Benefit Plan does not exceed the fair market value of the assets of such Employee Benefit Plan as of the date hereof, determined on an accumulated benefit obligation basis by an amount which individually or in the aggregate would have a Material Adverse Effect on any of the Retained Companies; (iii) to the extent that contributions are required to be made to any Employee Benefit Plan, such contributions have been made in a timely manner; (iv) to the Company's knowledge, there are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted, instituted or threatened with respect to any Employee Benefit Plan, which, if adversely determined could, individually or in the aggregate, have a Material Adverse Effect on any of the Retained Companies; (v) except as otherwise set forth in Schedule 3.01(p), if the Employee Benefit Plan is maintained by the Retained Companies, there is no material unfunded liability with respect to retiree or further employee benefits, including but not limited to, retiree medical and life insurance benefits, and severance payments (vi) to the Company's knowledge, there are no claims, actions, or lawsuits asserted, instituted or threatened by any current employees, former employees or retirees against the Retained Companies, which, if adversely determined could, individually or in the aggregate, have a Material Adverse Effect on any of the Retained Companies; and (vii) each Employee Benefit Plan has been maintained and administered in compliance in all material respects with its terms and all applicable laws of the jurisdiction to which such plan is subject.

          Except as disclosed in the Filed Company SEC Documents or as set forth in Schedule 3.01(p), neither the execution and delivery of this Investment Agreement or the Distribution Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment to be made by Purchaser or the Retained Companies (including without limitation, severance, termination or other similar payment) becoming due to any employee under any Employee Benefit Plan or otherwise or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

          (q) Environmental Matters. Except as disclosed in the Filed Company SEC Documents and except for such matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Retained Companies, taken as a whole, (i) the Retained Companies are in compliance with all applicable Environmental Laws (as defined below), (ii) the Retained Companies have all Permits required under Environmental Laws for the operation of the Retained Business as presently conducted ("Environmental Permits") and (iii) to the Company's knowledge, as of the date hereof none of the Retained Companies has received any written notices from any Governmental Entity that remain outstanding and assert that any of the Retained Companies may be in violation of, or liable under, any Environmental Law.

          For purposes of this Agreement, "Environmental Law" means any Federal, state, local or foreign law, statute, regulation or decree relating to (x) the protection of the environment or (y) the use, storage, treatment, generation, transportation, processing, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof. "Hazardous Substance" means any waste, substance, material, pollutant or contaminant presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated, under any Environmental Law.

          (r) Rights Agreement; Charter and By-laws; Nevada Law. The Company has taken or will take all action reasonably necessary to ensure that (i) neither (x) the execution of this Agreement and the other Reorganization Agreements nor (y) consummation of the transactions contemplated hereby or thereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or enable or require the Rights (as defined in the Rights Agreement) to be exercised, (ii) neither the Purchaser nor any of its Affiliates is an Acquiring Person (as defined in the Rights Agreement),
     (iii) the transactions
     contemplated hereby do not violate the Company Charter or Company By-laws, and (iv) Sections 78.378 to 78.3793 or any other provision of the Nevada General Corporate Law (the "NGCL") do not limit the ability of Purchaser to exercise voting rights with respect to the Shares, Warrants, shares issuable upon exercise of Warrants and any other Equity Securities acquired by Purchaser not in violation of this Agreement and the limitations of Sections 78.411 to 78.444 or any other provision of the NGCL will not apply as a result of the transactions contemplated in this Agreement.

          (s) Status of Shares. Assuming the Company Stockholder Approval has been obtained, the Shares being issued at the Closing will have been duly authorized by all necessary corporate action on the part of the Company, and such Shares will have been validly issued and, assuming payment therefor has been made, will be validly issued, fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights of any other Stockholder of the Company. Assuming the Company Stockholder Approval has been obtained, the Warrant Shares will have been duly authorized by all necessary corporate action on the part of the Company, and such shares of Common Stock have been validly reserved for issuance, and, assuming payment therefor has been made, will be upon issuance upon exercise of the Warrants will be validly issued and outstanding, fully paid and nonassessable.

          (t) Intellectual Property. Schedule 3.01(t) sets forth a list of all Intellectual Property that is owned by any of the Retained Companies (the "Owned Intellectual Property") and is material to the Company. The Owned Intellectual Property constitutes all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to its business, except for Intellectual Property subject to the written or oral licenses, agreements or arrangements set forth in Schedule 3.01(t) pursuant to which (i) the use of Intellectual Property by any Retained Company is permitted by any Person or (ii) the use by any Person of Intellectual Property is permitted by any Retained Company (together with any licenses, agreements and arrangements that are not material, the "Intellectual Property Licenses" and, together with the Owned Intellectual Property, the "Company Intellectual Property"). The Owned Intellectual Property is owned free from any Liens (other than Permitted Liens). Except as set forth in Schedule 3.01(t), all Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). The Company has delivered to Purchaser complete and correct copies of all material written Intellectual Property Licenses (including amendments, supplements, waivers and other modifications). Except as set forth in Schedule 3.01(t), all royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any of the Retained Companies in respect of any Intellectual Property are reflected in the Retained Business Financial Statements. Except as set forth in Schedule 3.01(t), immediately after the Closing, the Retained Companies will own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing, except with respect to the license to use the ITT name and the ITT mark. Except as set forth in Schedule 3.01(t), the conduct of the Retained Business does not infringe or conflict with the rights of any third party in respect of any Intellectual Property. Except as set forth in Schedule 3.01(t), to the knowledge of the Company, none of the Company Intellectual Property is being infringed by any third party. Except as set forth in Schedule 3.01(t), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of any of the Retained Companies in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License. Except as set forth in Schedule 3.01(t), none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity adverse to the Company. Except as set forth in Schedule 3.01(t), the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the appropriate filing offices, domestic or foreign, to the extent necessary or desirable to ensure usual and customary protection for intellectual property in the relevant jurisdiction under any applicable law, and the same remain in full force and effect. The Retained Companies have taken all necessary actions to ensure usual and customary protection for intellectual property in the relevant jurisdiction of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law.

          (u) Guarantees. Except as set forth on Schedule 3.01(u), none of the obligations or liabilities of the Retained Business is guaranteed by or subject to a contingent obligation of any other Person. Except as set forth in Schedule 3.01(u), neither the Company nor any of its Subsidiaries (other than the Retained Subsidiaries) has guaranteed or become subject to a contingent obligation (except as may arise as a matter of law or as contemplated by this Agreement or the Reorganization Agreements) in respect of the obligations of any of the Retained Companies.

          (v) Brokers or Finders. No agent, broker, investment banker or other firm or Person, including any of the foregoing that is an Affiliate of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee following the Closing Date from the Company in connection with any of the transactions contemplated by this Agreement.

          (w) Disclosure. To the knowledge of the Company, no representation or warranty by the Company contained in this Agreement or in any certificate to be furnished by or on behalf of the Company pursuant hereto, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading with respect to the Retained Business or the transactions contemplated by this Agreement. The Company does not know of any fact (other than matters of a general economic or political nature that do not affect the business of the Retained Companies uniquely) that could reasonably be expected to have or result in a Material Adverse Effect on the Retained Companies, taken as a whole.

     SECTION 3.02. Representations and Warranties of Purchaser. Purchaser represents and warrants as of the date hereof as follows:

          (a) Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

          (b) Authority. Purchaser has the requisite limited liability company power and authority to execute, deliver and perform each Reorganization Agreement to which it is a party and to consummate the transactions contemplated hereby. All necessary action required to have been taken by or on behalf of Purchaser by applicable law, its limited liability company agreement or otherwise to authorize the approval, execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, and no other proceedings on its part are or will be necessary to authorize this Agreement or for it to consummate the transactions so contemplated. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with the terms hereof, assuming that this Agreement is a valid and binding agreement of the Company.

          (c) Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Purchaser pursuant to, or require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body pursuant to, the organizational documents or agreements of Purchaser or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Purchaser is bound, except for filings after the Closing under
     Section 13(d) of the Exchange Act and filings under the HSR Act.

          (d) Acquisition for Investment; Sufficiency and Source of
     Funds. Purchaser is acquiring the Shares and Warrants being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention or plan to effect any distribution of shares of Common Stock, Warrants or Warrant Shares; provided that the disposition of such Purchaser's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. Purchaser has delivered to the

     Company a complete and correct copy of a commitment letter from the Fund for $225 million of common equity financing. The Fund constitutes a "venture capital operating company" within the meaning of Section 2510.3-101(d) of the regulations promulgated under ERISA and the transactions contemplated by this Agreement shall not adversely affect such status.

          (e) Ownership of Securities. At the date hereof Purchaser does not Beneficially Own, directly or, to the knowledge of Purchaser, indirectly (or have any option or other right to acquire), any securities of the Company other than the Shares and Warrants being purchased by it hereunder.

          (f) Brokers or Finders. No agent, broker, investment banker or other firm or Person, including any of the foregoing that is an Affiliate of Purchaser, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with any of the transactions contemplated by this Agreement.

          (g) Future Acquisitions. Purchaser has no present plan or intention to acquire, directly or indirectly, 50% or more of the Total Voting Power or 50% or more of the total Fair Market Value of all shares of outstanding capital stock of the Company.

                                   ARTICLE IV

                              CORPORATE GOVERNANCE

     SECTION 4.01.  Composition of the Board of Directors.  Subject to this
Article IV, the fundamental policies and strategic direction of the Company shall be determined by its Board of Directors as provided in this Article IV. The composition of the Board of Directors and manner of selecting members thereof shall be as follows:

          (a) At and after the Closing, the Board of Directors shall be comprised of 11 Directors consisting of six designees of the Company (no more than one of whom may be an employee of the Retained Company and its Subsidiaries) (the "Non-Investor Directors") and five designees of Purchaser (no more than three of whom may be employees of Purchaser or CD&R (the "Investor Directors").

          (b) Immediately following the Closing on the Closing Date, the Company shall elect to its Board of Directors the five individuals notified prior to the Closing by Purchaser to the Company (unless any such individual is unable or unwilling to serve, in which event the Company shall elect a substitute individual designated by Purchaser prior to the Closing), each of whom is designated as an Investor Director by Purchaser.

          (c) Except as otherwise provided herein, at all times from and after the Closing, the Directors shall be nominated as follows (it being understood that such nomination shall include any nomination of any incumbent Director for reelection to the Board of Directors):

             (i) Purchaser's designees on the corporate governance committee of the Board of Directors (the "Corporate Governance Committee") shall nominate a number of Investor Directors as follows:

                (1) so long as Purchaser's Percentage Interest equals or exceeds 35%, Purchaser's designees have the right to nominate 5 directors;

                (2) if Purchaser's Percentage Interest is less than 35% but equals or exceeds 25%, then Purchaser's designees have the right to nominate 4 directors;

                (3) if Purchaser's Percentage Interest is less than 25% but equals or exceeds 10%, then Purchaser's designees have the right to nominate 3 directors;

                (4) if Purchaser's Percentage Interest is less than 10% but equals or exceeds 5%, then Purchaser's designees have the right to nominate 2 directors; and

             (ii) the Company's designees on the Corporate Governance Committee shall nominate the remaining Directors, each of whom shall be a "Non-Investor" Director.

          (d) The entire Board of Directors (excluding any director who is an employee of the Company or its Affiliates or of Purchaser or CD&R) shall approve or disapprove the individuals nominated by the respective designees on the Corporate Governance Committee.

          (e) Purchaser's designee on the Corporate Governance Committee (or if none remain in office, the remaining Investor Directors) shall have the right to designate any replacement for an Investor Director upon the death, resignation, retirement, disqualification or removal from office of such Director. The Company's designees on the Corporate Governance Committee shall have the right to designate any replacement for a Non-Investor Director upon the death, resignation, retirement, disqualification or removal from office of such Director. The entire Board of Directors (excluding any director who is an employee of the Company or its Affiliates or Purchaser or CD&R) shall approve or disapprove the individuals so nominated.

          (f) Without limiting the generality of Section 4.01(c), in the event that at any time after the Closing the number of Investor Directors on the Board of Directors differs from the number that Purchaser has the right (and wishes) to designate pursuant to this Section 4.01, (i) if the number of Investor Directors exceeds such number, Purchaser shall promptly take all appropriate action to cause to resign that number of Investor Directors as is required to make the remaining number of such Investor Directors conform to this Section 4.01 or (ii) if the number of Investor Directors otherwise is less than such number, the Company shall take all necessary action to create sufficient vacancies on the Board of Directors of the Company to permit Purchaser to designate the full number of Investor Directors which it is entitled (and wishes) to designate pursuant to this 30 Section 4.01 (such action to include expanding the size of the Board of Directors (provided that the size of the Board of Directors shall not be other than 11 members at any time), seeking the resignation or removal of Directors or, at the request of Purchaser, calling a special meeting of the stockholders of the Company for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence Purchaser's designees on the Corporate Governance Committee shall designate the person to fill such vacancy in accordance with this Section 4.01 and the Board of Directors shall elect such person so designated.

          (g) Notwithstanding anything herein to the contrary, no individual who is an officer, director, partner or principal stockholder of any competitor of the Company or any of its Subsidiaries shall serve as a Director without the unanimous consent of the Corporate Governance Committee.

          (h) Notwithstanding anything herein to the contrary, Non-Investor Directors shall at all times constitute a majority of the members of the Board of Directors.

     SECTION 4.02. Solicitation and Voting of Shares. (a) The Company shall use its best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the nominees selected in accordance with Section 4.01.

          (b) In any election of Directors or any meeting of the stockholders of the Company called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) the number of Investor Directors contemplated by Section 4.01, Purchaser shall be present for purposes of establishing a quorum and shall vote all its shares of Voting Stock (i) in favor of any nominees for Director selected in accordance with Section 4.01, (ii) in favor of removal of any Director as contemplated by Section 4.01(f) and (iii) otherwise against the removal of any Director designated in accordance with Section 4.01. In any other matter submitted to a vote of the stockholders of the Company, Purchaser may vote any or all of its shares in its sole discretion.

          (c) Purchaser agrees that it will take all action as a stockholder of the Company or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement.

     SECTION 4.03. Supermajority Voting Provisions. Neither the Company nor the Board of Directors shall cause or permit to happen any of the following events without the affirmative vote of two thirds of the Board of Directors:

          (a) any issuance of Equity Securities other than issuances pursuant to employee stock option or incentive compensation plans of Equity Securities in an amount not to exceed 5% of the Common Stock outstanding immediately following the Closing on a fully diluted basis (assuming exercise of the Warrant and the Rollover Options);

          (b) (i) any merger, consolidation or other business combination involving the Company or any decision whether to approve a tender offer involving the Company's Equity Securities, (ii) any sale, lease, transfer or other disposition in one transaction or a series of transactions of all or substantially all the assets of the Company, (iii) any major recapitalization or similar transaction or series of transactions involving the Company or (iv) any dissolution or complete or partial liquidation of the Company; provided, however, that the foregoing shall not prevent the Company from undertaking any transaction in the ordinary course of business; or

          (c) any amendment or modification of the Company Charter or the Company By-laws that is inconsistent with the provisions of this Agreement and the rights afforded to Purchaser hereunder.

     SECTION 4.04. Committees. The Board of Directors shall have the following committees: an Executive Committee, a Corporate Governance Committee, an Audit Committee and a Compensation Committee. Subject to any law or stock exchange rule prohibiting committee membership by Affiliates of the Company, (i) each of the Executive Committee, the Audit Committee and the Compensation Committee shall have four members, of whom, in each case, two members shall be Investor Directors and two shall be Non-Investor Directors and (ii) the Chairperson of each of the Executive Committee and the Compensation Committee shall be an Investor Director and the Chairperson of the Audit Committee shall be a Non-Investor Director. If the members of any of the Executive Committee, the Audit Committee or the Compensation Committee become deadlocked over any action or decision, such action or decision shall be decided by the full Board of Directors. The Corporate Governance Committee shall have five members, of whom three shall be Non-Investor Directors and two shall be Investor Directors, and the Chairperson shall be a Non-Investor Director.

     SECTION 4.05. Enforcement of this Agreement. A majority of the Non-Investor Directors shall have full and complete authority on behalf of the Company to enforce the terms of this Agreement.

     SECTION 4.06. Certificate of Incorporation and By-laws. In connection with the Company Meeting, the Company shall propose that the stockholders of the Company approve such amendments to the Company Charter as are set forth in
Exhibit 3 (the "Proposed Charter Amendments"), and the Board of Directors of the Company shall recommend that the stockholders of the Company approve the Proposed Charter Amendments. The Company and Purchaser shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Company Charter and Company By-laws are not inconsistent with the provisions of this Agreement or the transactions contemplated hereby.

     SECTION 4.07. Termination of Article IV. This Article IV shall terminate and be of no further force or effect on the earlier to occur of (a) the fifth anniversary of the Closing and (b) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                                   ARTICLE V

                       EQUITY PURCHASES FROM THE COMPANY

     SECTION 5.01. Subscription Rights. So long as Purchaser has the right to designate any Investor Directors pursuant to Section 4.01, if the Board of Directors shall authorize the issuance of New Securities for cash (other than any New Securities issued (i) to officers, employees or directors of the Company or any of its

Subsidiaries pursuant to any employee stock offering, plan or arrangement currently in effect or approved by a majority of the Investor Directors, (ii) in connection with any acquisition transaction, (iii) in any public offering registered under the Securities Act or in any financing transaction in which sales or resales are effected through Rule 144A or Regulation S under the Securities Act or any successor or comparable provisions thereto and (iv) to Purchaser or its Affiliates (other than the Company and its Subsidiaries)), then, prior to each such issuance of New Securities, the Company shall offer to Purchaser a Pro Rata Share of such New Securities. Any offer of New Securities made to Purchaser under this Section 5.01 shall be made by notice in writing (the "Subscription Notice") at least 10 Business Days prior to the date on which the meeting of the Board of Directors is held to authorize the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued to Persons other than Purchaser and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to Purchaser in compliance with the provisions of this Section 5.01 and (iv) the proposed date of issuance of such New Securities. Not later than 20 Business Days after its receipt of a Subscription Notice, Purchaser shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to Purchaser pursuant to the Subscription Notice. If Purchaser shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to Purchaser by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to third parties. If, for any reason, the issuance of New Securities to third parties is not consummated, Purchaser's right to its Pro Rata Share of such issuance shall lapse, subject to Purchaser's ongoing subscription right with respect to issuances of New Securities at later dates or times.

     SECTION 5.02.  Issuance and Delivery of New Securities and Voting
Stock. The Company represents and covenants to Purchaser that (i) upon issuance, all the shares of New Securities sold to Purchaser pursuant to this
Article V shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the New York Stock Exchange or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all claims, Liens, encumbrances, security interests and charges of any nature and shall not be subject to any preemptive right of any stockholder of the Company and (iii) in connection with any such issuance, the Company shall take such actions as are specified in Section 3.01(r) with respect to such shares. If at the time of issuance of any shares of Common Stock pursuant to this Article V, the Company shall not have redeemed the Rights, then each share of Common Stock issued pursuant hereto shall have attached to it Rights or new rights with terms substantially the same as, and at least as favorable to Purchaser as, are provided under the Rights. Each share issued or delivered by the Company hereunder shall bear the legend set forth in Section 13.11.

     SECTION 5.03. Limitation on Repurchase of Shares. During the Relevant Period the Company shall not purchase any outstanding Common Stock. During the three-year period beginning on the day after the Relevant Period, the Company shall not purchase any outstanding Common Stock unless the Company delivers to the Tax Administrator an opinion of nationally recognized tax counsel, which opinion is reasonably satisfactory in form and substance to the Tax Administrator, to the effect that such purchase will not cause the ESI Distribution and/or the Newco Distribution to result in the recognition of gain to the Company, ESI or Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of
Section 355(e) (as ultimately enacted) or otherwise.

                                   ARTICLE VI

            LIMITATIONS ON PURCHASES OF ADDITIONAL EQUITY SECURITIES

     SECTION 6.01.  Purchases of Equity Securities.

     (a) Except as expressly permitted by Section 6.01(c) or 6.01(d), during the five-year period beginning on the date of this Agreement, none of the Purchaser Related Parties (other than the Company) shall (i) acquire any Securities (including by exercise of the Warrants) or otherwise increase, or take any action that would reasonably be expected to cause, or shall omit to take any action reasonably available to it, if such omission would reasonably be expected to cause, Purchaser's Percentage Interest to be increased or (ii) solicit the acquisition of Securities, warrants, options or conversion rights with respect to Securities, provided that the provision by the Fund to its limited partners of customary reports and information, and customary communications with such limited partners on behalf of the Fund, with respect to the Fund's investment in the Company, that in either case do not recommend any such acquisition, shall not be treated as a solicitation by Purchaser or its Affiliates within the meaning of this clause (ii), if any such action, omission or solicitation would reasonably be expected to result in the ESI Distribution and/or Newco Distribution resulting in the recognition of gain to any of the Company, ESI and Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of
Section 355(e) (as ultimately enacted) or otherwise.

     (b) Except as expressly permitted by Section 6.01(c) or 6.01(d), during the five-year period beginning on the date of this Agreement, none of the Purchaser Related Parties shall exercise any warrants (including the Warrants), options or conversion rights with respect to Securities to the extent that such exercise might result in the ESI Distribution and/or Newco Distribution resulting in the recognition of gain to any of the Company, ESI and Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

     (c) From and after the second anniversary of the later of the Newco Distribution Time and the ESI Distribution Time, Purchaser may, directly or indirectly, purchase or otherwise acquire Equity Securities or options to acquire (through purchase, exchange, conversion or otherwise) any Equity Securities pursuant to a Buyout Transaction, provided that a majority of the Non-Investor Directors shall have approved such transaction; it being understood that Purchaser has no present intention to purchase or acquire any additional Equity Securities as permitted under this Section 6.01(b) and provided further, however that prior to any such Buyout Transaction, Purchaser delivers to the Company and the Tax Administrator an opinion of nationally recognized tax counsel, which opinion is reasonably satisfactory in form and substance to both the Company and the Tax Administrator, to the effect that such Buyout Transaction will not cause the ESI Distribution and/or Newco Distribution to result in the recognition of gain to the Company, ESI or Newco by virtue of the ESI Distribution and/or Newco Distribution failing to qualify under Section 355 of the Code by reason of Section 355(e) (as ultimately enacted) or otherwise.

     (d) Nothing herein shall prevent Purchaser from purchasing the Securities pursuant to the terms of this Agreement (including through exercise of the Warrant pursuant to its terms), and none of the Purchaser Related Parties shall be treated as having breached any covenant in this Agreement solely as a result of such purchase (or exercise), except to the extent that (i) such purchase (or exercise) would result in the breach of a covenant set forth in this Agreement and (ii) such breach would result on account of a change in law (or issuance of administrative guidance) occurring after the date hereof, assuming for this purpose that Section 355(e) of the Code in its proposed form as of the date hereof (H.R. 2014, as approved by the Senate on June 27, 1997 and by the House of Representatives on June 26, 1997) is current law.

     (e) This Article VI shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

     SECTION 6.02. Additional Limitations. Other than in connection with a Buyout Transaction (provided, however, that in the case of a Buyout Transaction initiated by Purchaser, such Buyout Transaction is permitted under Section 6.01(b)) or as specifically approved by a majority of the Non-Investor Directors, Purchaser shall not, and shall not permit its Affiliates to:

          (i) contrary to the Board of Directors, make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

          (ii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such securities or form, join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a "person" within the meaning of
     Section 13(d)(3) of the Exchange Act;

          (iii) seek to control the Board of Directors of the Company; provided, however, that actions taken by representatives of such Purchaser solely by exercise of such Purchaser's right to vote Voting Securities held by such Purchaser in accordance with the provisions of this Agreement shall not violate this provision; or

          (iv) make a public request to the Company (or its directors, officers, stockholders, employees or agents) to amend or waive any provisions of this Agreement including, without limitation, any public request to permit Purchaser or any other Person to take any action in respect of the matters referred to in this Section 6.02.

                                  ARTICLE VII

                            TRANSFER OF COMMON STOCK

     SECTION 7.01.  Transfer of Common Stock.

     (a) Other than as specifically approved by a majority of the Non-Investor Directors prior to the fifth anniversary of the Closing, Purchaser will not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Common Stock except (i) pursuant to a registered underwritten public offering intended to achieve a broad distribution in accordance with the Registration Rights Agreement, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 promulgated under the Securities Act (regardless of whether such limitations are applicable), (iii) in a transaction exempt from the registration requirements of the Securities Act to any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, if, prior to and after giving effect to such sale, such Person or group of Persons (A) does not or would not to Purchaser's knowledge after due inquiry, Beneficially Own (provided that for purposes of this Section 7.01(a) a Person shall be deemed to Beneficially Own all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) 3% or more of the then outstanding shares of Common Stock or (B) is an investment company registered under the Investment Company Act of 1940, as amended, or (iv) in connection with a Buyout Transaction. Purported transfers of shares of Common Stock that are not in compliance with this Article VII shall be of no force or effect.

     (b) This Article VII shall terminate and be of no further force or effect on the earlier to occur of (i) the fifth anniversary of the Closing and (ii) the date on which the percentage of the Total Voting Power represented by the aggregate voting power of all Voting Securities then owned by Purchaser (other than any Voting Securities acquired in violation of this Agreement) is greater than 50%.

                                  ARTICLE VIII

                      COVENANTS AND ADDITIONAL AGREEMENTS

     SECTION 8.01. Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Retained Subsidiaries that, except as set forth in Schedule 8.01, or to the extent that Purchaser otherwise consents in writing:

          (a) Ordinary Course. The Retained Business will be conducted in the ordinary course in substantially the same manner as presently conducted and the Company will use commercially reasonable efforts to keep available the services of the current officers and key employees engaged primarily in the Retained Business and to preserve the relationships with key customers, suppliers and others having business dealings with the Retained Business, except as contemplated or permitted by the Distribution Agreements or as set forth in Schedule 8.01.

          (b) No Acquisitions. The Company will not, nor will it permit any of the Retained Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory) in any such case, that would be material to the Retained Business.

          (c) No Dispositions. The Company will not, nor will it permit any of the Retained Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Assets of the Retained Business other than in the ordinary course of business or pursuant to existing contractual obligations for the sale or other disposition of obsolete equipment.

          (d) Other Transactions. The Company will not, nor will it permit any of the Retained Subsidiaries to, do any of the following:

             (i) Amend its Certificate of Incorporation Articles of Association, By-laws or other organizational documents;

             (ii) declare or pay any non-cash dividend or make any non-cash distribution with respect to the Assets;

             (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

             (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

             (v) permit, allow or suffer any of the Directories Assets to be subject to any Lien other than Permitted Liens;

             (vi) cancel any material indebtedness (individually or in the aggregate) relating to the Retained Business or waive any claims or rights of substantial value relating to the Retained Business;

             (vii) pay, loan or advance any amount to, or sell transfer or lease any of its assets relating to the Retained Business, or enter into any agreement or arrangement relating to the Retained Business with Newco or ESI or any of their respective Affiliates other than intercompany transactions in the ordinary course of business consistent with past practice of the Company and its Affiliates;

             (viii) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

             (ix) modify, amend, terminate or permit the lapse of any material lease of real property used in connection with the Retained Business (except modifications or amendments associated with renewals of leases in the ordinary course of business consistent with past practice of the Retained Companies with respect to which Purchaser shall have the right to participate and to approve);

             (x) enter into any Contract concerning telephone directories publishing, Contract for subscriber data or other material Contract with a telephone company;

             (xi) enter into any agreement or take any action in violation of the terms of this Agreement or any of the Reorganization Agreements;

             (xii) settle any material tax audit, make or change any material tax election with respect to any of the Retained Subsidiaries (other than in connection with the Pre-Distribution Restructuring) without the consent of Purchaser (which consent shall not unreasonably withheld or delayed); or

             (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

          (e) Employee Benefits. Except as set forth in Schedule 8.01(e) or except in the ordinary course of business and as consistent with past practice (which shall include normal periodic performance reviews and related benefit increases) or pursuant to the existing terms of any collective bargaining agreement, the Company will not, nor will it permit any of the Retained Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of the Retained Companies; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such officer or employee, whether past or present; (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of the Retained Companies except as required by law, in which case the Company or such Retained Subsidiary shall first notify Purchaser; or (iv) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, equity purchase (or other equity based plan), stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, policy, program, understanding, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment), regardless of the applicable funding arrangements, with or for the benefit of any officer or employee of the Retained Companies, or amend any of such plan or any of such agreements in existence on the date hereof in any manner which would have a Material Adverse Effect on any of the Retained Companies, it being understood that the Retained Companies may establish new employee benefit plans as necessary to replace any plans assumed by Newco pursuant to the Newco Distribution.

          Purchaser agrees that it shall not seek, nor be entitled to receive, relief from the Company or Newco for any breach of the covenants set forth in Section 8.01(d) after the Closing Date other than any breach of the covenants set forth in Sections 8.01(d)(ii), (iv), (vii), (x), (xi) and, with respect to the foregoing, (xiii).

     SECTION 8.02. Directories Transaction Proposal. (a) Subject to Section 8.02(d), the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Directories Transaction Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Directories Transaction Proposal; provided, however, that prior to the Company Meeting, in response to an unsolicited written bona fide Directories Transaction Proposal that in the good faith opinion of the Board of Directors of the Company could reasonably be expected to result in a Superior Directories Proposal (as defined below), the Company may, subject to compliance with Section 8.02(c), (A) furnish information with respect to the Company to such Person making such proposal pursuant to a customary confidentiality agreement with such Person and (B) participate in negotiations regarding such Directories Transaction Proposal. For purposes of this Agreement, "Directories Transaction Proposal" means any inquiry, proposal or offer conditional upon the occurrence of the Distributions (each, a "proposal") from any person relating to any purchase or other acquisition from the Company of a substantial amount of assets of the Retained Companies or purchase or other acquisition of any equity interest in the Retained Companies, or any tender offer or exchange offer, that if consummated would result in any person beneficially owning 5% or more of the Total Voting Power following the Distributions other than the transactions contemplated by this Agreement, provided that an Alternative Company Proposal shall not constitute a Directories Transaction Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Directories Transaction Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Directories Transaction Proposal. The Company represents to Purchaser that as of the date hereof the Company is not currently engaged in discussions with any parties regarding an Alternative Company Proposal.

     (b) Except as set forth in this Section 8.02(b) or as permitted by Section 8.02(d), neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby,
(B) approve or recommend, or propose to approve or recommend, any Directories Transaction Proposal (C) cause or permit the Company or any of its Subsidiaries to enter into any agreement with respect to any Directories Transaction Proposal or (D) terminate this Agreement in response to a Directories Transaction Proposal. Notwithstanding the foregoing, if prior to the Company Meeting the Company has received a Directories Transaction Proposal that the Board considers in good faith is a Superior Directories Proposal, then the Board of Directors of the Company may (subject to the terms of this sentence and compliance with the following sentence) (i) withdraw or modify its recommendation of this Agreement, or the transactions contemplated hereby, (ii) approve or recommend such Superior Directories Proposal, (iii) cause the Company to enter into an agreement with respect to a Superior Directories Proposal and (iv) terminate this Agreement, in each case (as contemplated by Section 8.02(c)) no earlier than 5 Business Days following Purchaser's receipt of a written notice from the Company advising Purchaser that the Board of Directors of the Company has received a Superior Directories Proposal, specifying the material terms and conditions of such Superior Directories Proposal and identifying the person making such Superior Directories Proposal; provided, however, that neither the Company nor its Board of Directors shall take any of the actions specified in such clauses (i), (ii) or (iii) unless the Company shall have furnished Purchaser with written notice (a "Section 8.02(b) Notice") on a date prior to the date any such actions are proposed to be taken specifying such actions to be taken. In addition, if the Company or the Board of Directors of the Company proposes to take any of the actions permitted by the preceding sentence with respect to any Directories Transaction Proposal, then the Company shall, prior to the taking of any such action, pay, or cause to be paid, to Purchaser's Expenses and the Termination Fee (each as defined in Section 12.09). The term "Superior Directories Proposal" shall mean any bona fide written Directories Transaction Proposal that has the following characteristics: (1) it is a proposal conditional upon the occurrence of the Distributions to acquire, directly or indirectly, following the Distributions for consideration consisting of cash and/or readily marketable securities, (x) shares of Common Stock representing at least 20% of the Total Voting Power following the Distributions, or (y) a substantial amount of the assets of the Retained Subsidiaries and (2) the terms of such proposal in the good faith judgment of the Board of Directors of the Company provide consideration to the Company or the Company's stockholders that is superior to the consideration provided pursuant to this Agreement (after taking into account any modifications to this Agreement proposed by Purchaser in writing).

     (c) The Company shall immediately advise Purchaser orally and in writing of
(i) any request for information which may relate to a Directories Transaction Proposal, (ii) any Directories Transaction Proposal, (iii) any inquiry with respect to or that could lead to any Directories Transaction Proposal or (iv) any action taken in accordance with Section 8.02(a)(A) or (B), and in each case the material terms and conditions of such request, Directories Transaction Proposal, inquiry or action and the identity of the Person making any such request, alternative transaction proposal or inquiry or with respect to which such action is taken. The Company will keep Purchaser fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, Directories Transaction Proposal, inquiry or action and any restrictions relating thereto. Notwithstanding the foregoing, if after receiving a Superior Directories Proposal, the Board of Directors of the Company determines in good faith that an auction of all or any portion of the assets of or equity interest in the Retained Business would be in the best interest of the stockholders of the Company, the Board of Directors of the Company may, having established and promulgated reasonable procedures to govern the conduct thereof, conduct such an auction and the foregoing information delivery obligations and the obligation to deliver a Section 8.02(b) Notice shall not apply.

     (d) Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith, based on consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company under applicable law, the Company or any of its representatives may, at any time, solicit, initiate or encourage proposals with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or substantially all of the assets or more than 50% of the Voting Securities or any other transaction or series of transactions the consummation of which would preclude consummation of either or both of the Distributions (an "Alternative Company Proposal"), and the Company may, at any time, enter into any written agreement relating to an Alternative Company Proposal, provided that for the avoidance of doubt, a Directories Transaction Proposal shall not constitute "substantially all" of the assets of the Company. Notwithstanding any provision of this Agreement to the contrary, in the event that the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to pursue an Alternative Company Proposal, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of this Agreement in favor of an Alternative Company Proposal,
(y) approve or recommend an Alternative Company Proposal or (z) terminate this Agreement in order to pursue an Alternative Company Proposal.

     (e) Nothing contained in this Section 8.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the stockholders of the Company if, in the good faith opinion of the Board of Directors of the Company, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its duties under applicable law.

     SECTION 8.03. Modification of Reorganization Documents; Abandonment of Distributions. Notwithstanding anything to the contrary in this Agreement, the Company may in its sole discretion modify each of the Reorganization Agreements relating to the Distributions and, if the Board of Directors of the Company determines in good faith that it is in the best interest of the Company to do so, abandon the Distributions.

     SECTION 8.04. Reorganization Documents and Schedules. The Company shall use reasonable best efforts to cause (i) each of the Reorganization Agreements to be entered into by or among the Company, Newco or ESI, as the case may be, in connection with the Distributions and (ii) each of the Schedules called for in this Agreement (and during such period may unilaterally amend this Agreement to add additional Schedules) to be delivered to Purchaser and its counsel by 7:00 p.m., New York City time, prior to August 22, 1997 (the "Delivery Cut-off Time"). Purchaser shall review such Reorganization Documents and Schedules in good faith. Prior to the applicable Review Cut-off Time (as defined) the Company shall make available to Purchaser and its counsel at their request all documentation related to any item set forth on any Schedule. Purchaser shall complete its review of the Reorganization Documents and the Schedules and notify the Company that such review is complete by 7:00 p.m., New York City time, on September 12, 1997 (the "Review Cut-off Time"); provided, however, that if any Reorganization Document or Schedule is delivered after the Delivery Cut-off Time, the Review Cut-off Time for all Reorganization Documents and Schedules shall be extended by the number of days elapsed (which, in any case, shall not be less than one) between the date of the Delivery Cut-off Time and the date of receipt by Purchaser and its counsel of such Reorganization Document or Schedule; and provided further, however, that if Purchaser objects to (i) any term of the Reorganization Agreements as being inconsistent with Purchaser's good faith understanding of the transactions contemplated by this Agreement or
(ii) any change or addition to the Schedules made after the date hereof, Purchaser may terminate this Agreement upon written notice to the Company without further liability on the part of Purchaser or the Company other than pursuant to Sections 10.02 and 13.09.

     SECTION 8.05. Company Stockholder Approval; Proxy Statement. (a) The Company shall call a meeting of its stockholders (the "Company Meeting") for the purpose, among others, of voting upon the issuance of the Shares and the Warrants (and, in each case, the associated Rights) to Purchaser (the "Issuance") and the Charter Amendment Proposals (collectively, the "Company Meeting Proposals").

     (b) The Company will prepare and file with the SEC the Proxy Statement with respect to the Company Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser and its counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. After the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

     (c) Subject to the fiduciary duties of the Board of Directors as advised by counsel, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Company Meeting Proposals.

     SECTION 8.06. Debt Repayment. Prior to the Distributions, the Company shall repay all of its currently outstanding indebtedness on a consolidated basis or enter into arrangements satisfactory to Purchaser as will result in the economic equivalent to the Company of having no outstanding indebtedness on the Closing Date other than as referred to in Schedule 9.03(l).

     SECTION 8.07. Retained Companies Financing. In connection with the financings proposed to be undertaken by the Company and the Retained Company as part of the transactions contemplated by the Reorganization Agreements (the "Proposed Financings"), the Company shall (i) permit Purchaser and its counsel to participate in any discussions or negotiations between the Company and any of its representatives, on the one hand, and its prospective lenders and their counsel, on the other, and to comment on draft commitment letters (the "Commitment Letters") and loan and other documentation in respect of any such Proposed Financings and (ii) provide Purchaser and its counsel copies of all correspondence between the Company and its lenders relating thereto. If, prior to the execution of any Commitment Letters in final form and based on its review of such Commitment Letters, Purchaser determines in the good faith exercise of its reasonable judgment not to proceed with the transactions contemplated by this Agreement, Purchaser may terminate this Agreement upon written notice to the Company.

     SECTION 8.08. Employee Benefits. The Company, through its Board of Directors, shall take any actions that are necessary or desirable with respect to the 1995 ITT Corporation Incentive Stock Plan, to give effect to the transactions contemplated under this Agreement or the Reorganization Agreements to maintain the economic value of the optionees benefits under such plan.

     SECTION 8.09. Access and Information. So long as this Agreement remains in effect, the Company will (and will cause each of the Retained Companies, and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives ("Representatives") of or to any of the Retained Companies, to) give Purchaser and its Representatives, full access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports and records relating to the Retained Companies, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Retained Companies and copies of any work papers relating thereto as Purchaser shall from time to time reasonably request. The Company will keep Purchaser generally informed as to the affairs of the Retained Business.

     SECTION 8.10. Further Actions. (a) Subject to Section 8.03, the Company shall, and shall cause each of the Retained Companies to, use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each of the Retained Companies to fulfill and perform its obligations in respect of this Agreement and the Reorganization Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

     (b) The Company shall (and shall cause each of the Retained Companies to), as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and foreign antitrust filings) required under any law applicable to any of the Retained Companies, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Permits necessary to be obtained or made by any of the Retained Companies, in each case in connection with this Agreement or the Reorganization

Agreements, the sale and transfer of the Shares pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby.

     (c) The Company shall, and shall cause each of the Retained Companies to, coordinate and cooperate with Purchaser in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.

     (d) At all times prior to the Closing Date, the Company shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied, promptly upon becoming aware of the same.

     SECTION 8.11. Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Retained Companies to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the Reorganization Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     SECTION 9.01. Conditions to Each Party's Obligation. The obligation of the Company and Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

          (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

          (b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any of the Reorganization Agreements shall be in effect.

          (c) Stockholders Vote. The Company Stockholder Approval shall have been obtained.

          (d) NYSE Listing. The Shares shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

          (e) Consummation of Distributions. The distribution of the businesses of ESI and Newco and their respective Subsidiaries shall have occurred.

          (f) Tax Allocation Agreement. The Tax Allocation Agreement shall contain the following provisions:

             (i) an indemnity from Newco in favor of the Company and the Retained Subsidiaries that covers (A) Taxes arising from the Distributions, other than Taxes for which the Company is responsible pursuant to a provision substantially similar to Section 9.01(f)(ii) of this Agreement; (B) Taxes arising from the Pre-Distribution Transactions attributable to periods prior to the Closing, including as a result of the transfer of stock of a Subsidiary of the Company and the liquidation of a Subsidiary of the Company; and (C) pre-closing Taxes of the Company and the Retained Subsidiaries; provided, that the Company shall agree to timely file all notices required to be filed in respect of gain recognition agreements entered into under Section 367 of the Code for pre-Closing taxable years;

             (ii) an indemnity from the Company in favor of Newco with respect to any Taxes that arise from, in connection with, or relating to (A) any breach of any covenant made by Purchaser Related Parties in connection with this Agreement, including but not limited to the covenants contained in Section 2.02 of this Agreement; or (B) any breach of Purchaser's obligations under Section 5.03, Article VI or Article VII of this Agreement;

             (iii) Notwithstanding Sections 9.01(f)(i) and 9.01(f)(ii) above, the Tax Allocation Agreement shall provide that if any liability for Taxes arises as a result of the ESI Distribution and/or the Newco Distribution failing to qualify under Section 355 of the Code, by reason of Section 355(e) (as ultimately enacted), and such liability for Taxes does not result from (A) a breach by any of the Purchaser Related Parties of any of their covenants or obligations under Section 2.02,
        Article VI or Article VII of this Agreement or (B) any action by Newco, then any such liability for Taxes shall be shared 10% by the Company and 90% by Newco; and

             (iv) The Tax Allocation Agreement shall contain customary provisions providing for control and participation rights with respect to any administrative and judicial proceedings with respect to Taxes, including the right of the Person primarily responsible for the relevant indemnification obligation thereunder to control any such proceeding, and in the case of an indemnification obligation described in Section 9.01(f)(iii), the right of the Company to participate in such proceeding. Notwithstanding anything to the contrary in the preceding sentence, Company shall not be entitled to assume control of any administrative or judicial proceeding with respect to Taxes unless Company shall have theretofore acknowledged in writing the breach by the relevant Purchaser Related Party of the covenants under this Agreement that resulted in the claim or assertion giving rise to such proceeding.

     SECTION 9.02. Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b) Opinion of Purchaser's Counsel. The Company shall have received an opinion dated as of the Closing of Debevoise & Plimpton, counsel to Purchaser, in form and substance satisfactory to the Company.

          (c) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement.

     SECTION 9.03. Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. Except as set forth in Schedule 8.01, the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

          (b) Reorganization Agreements. Each Reorganization Agreement to which the Company is a party shall have been executed without modification from the forms as in existence at the Review Cut-off Time or such earlier date as Purchaser completed its review of such agreement.

          (c) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

          (d) Opinion of the Company's Counsel. Purchaser shall have received opinions dated as of the Closing of the general counsel of the Company, and Cravath, Swaine & Moore, counsel to the Company, satisfactory in form and substance to Purchaser.

          (e) Registration Rights Agreements. Purchaser shall have executed and delivered the Registration Rights Agreement.

          (f) Debt Repayment. The Company shall have repaid all of its indebtedness outstanding on the date of this Agreement or have entered into other arrangements satisfactory to Purchaser in respect of such indebtedness.

          (g) Financings. The Company shall have entered into definitive documentation for new bank and public debt financing and such definitive documentation shall reflect substantially the terms and conditions of the Commitment Letters or if no such Commitment Letters shall have been entered into prior to executing such definitive documentation, then such definitive documentation shall be satisfactory in form and substance to Purchaser.

          (h) Consulting Agreement. The Company or a Significant Subsidiary of the Company shall have entered into a consulting agreement with CD&R providing for an annual fee of $500,000 in connection with consulting and advisory services.

          (i) Other Parties. (A) No Person or "group" (as defined in the Exchange Act), other than Purchaser, shall have acquired beneficial ownership of more than 15% of the outstanding shares of Voting Stock, and
     (B) no Person (other than Purchaser or one or more of its Affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

          (j) Transaction Fee. The Company shall have authorized payment to CD&R of the Transaction Fee and the Transaction Fee shall have been paid.

          (k) Assumption By Newco. Newco shall have assumed the obligations of the Company under Article XI of this Agreement as contemplated by Section 11.01(b).

          (l) New Debt. The Company's debt capital structure shall be as set forth in Schedule 9.03(l), which shall reflect total indebtedness not to exceed $1.056 billion on a pro forma basis prepared as though the Closing occurred on September 30, 1997.

          (m) Corporate Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Reorganization Agreements, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested.

          (n) Certain Indemnities. The indemnity with respect to liabilities arising from the 1995 spinoffs, the transactions contemplated by the Reorganization Agreements, including, without limitation, the debt repayments contemplated by Section 8.06, the financings contemplated by 9.03(g) and the use of the proceeds thereof and claims by Hilton Corporation and contingent obligations to BellSouth Corporation (including claims in respect of payment of additional consideration or other contingent liabilities to BellSouth) to be provided to the Company by Newco in the Newco Distribution Agreement shall be satisfactory to Purchaser.

          (o) By-Law Amendments. The Company By-laws shall have been amended to the extent necessary to assure that the acquisition of the Shares, the Warrants, the shares issuable upon exercise of the Warrants and, to the extent permitted by applicable law, any other Equity Securities acquired by Purchaser not in violation of this Agreement do not limit the ability of Purchaser to exercise voting rights with respect thereto.

          (p) Litigation. Except as disclosed in the Filed Company SEC Documents, there shall be no civil, criminal or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any of the Retained Companies that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Retained Companies, taken as a whole.

          (q) Material Adverse Effect. No event, change or development shall exist or have occurred since March 31, 1997 which has had or is reasonably likely to have a Material Adverse Effect on the Retained Companies, taken as a whole.

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Company Stockholder Approval has been obtained:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by Purchaser or the Company at any time after January 15, 1998;

          (c) by the Company if any of the conditions set forth in Section 9.01 or 9.02 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

          (d) by Purchaser if (i) the Board of Directors of the Company or any committee thereof withdraws or modifies (or publicly announces its intention to do so) in a manner adverse to Purchaser (as determined by Purchaser in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or approves or recommends a Directories Transaction Proposal or resolves to do any of the foregoing or (ii) the Company shall have entered into an agreement with respect to a Directories Transaction Proposal or resolved to take such action;

          (e) by Purchaser, if the Board of Directors of the Company publicly announces its determination not to effect the Distributions or enters into an agreement with respect to an Alternative Company Proposal;

          (f) by Purchaser, if any of the conditions set forth in Section 9.01 or 9.03 shall become impossible to fulfill (other than as a result of any breach by Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

          (g) by Purchaser if the Company fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof, and the Company has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

          (h) by the Company if Purchaser fails to perform in any material respect any of its material obligations hereunder or breaches in any material respect any material provision hereof, and Purchaser has failed to perform such obligation or cure such breach, within 10 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement;

          (i) by Purchaser or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (j) by the Company if (i) the Company enters into a definitive agreement in accordance with Section 8.02(b)(iii) and (ii) the Company simultaneously with terminating pays Purchaser's Expenses and the Termination Fee (each as set forth in Section 13.09) in cash and otherwise complies with the provisions of Section 8.02;

          (k) by the Company if (i) the Board of Directors of the Company determines not to effect the Distributions and (ii) the Company simultaneously with terminating pays Purchaser Purchaser's Expenses and the Termination Fee (each as set forth in Section 13.09) in cash; or

          (l) by Purchaser if the Company shall make any material amendment to any Reorganization Agreement after the Review Cut-Off Time without Purchaser's consent which, in its good faith judgment, is materially adverse to the proposed investment of Purchaser hereunder.

     SECTION 10.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than the provisions of this Section 10.02 and Section 13.09 and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XI
                                INDEMNIFICATION

     SECTION 11.01  Indemnification of Purchaser.

     (a) By the Company. The Company covenants and agrees to defend, indemnify and hold harmless each of Purchaser, its Affiliates (other than the Company and any Retained Companies), and their respective officers, directors, partners, employees, agents, advisers and representatives including, without limitation, the Fund and CD&R (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, the amount of any judgment or settlement obtained by a claimant against any Purchaser Indemnitee, including interest and penalties with respect thereto plus out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"), resulting from or based on (or allegedly resulting from or based on):

          (i) any actions brought by any third parties (including any shareholders of the Company in connection with any derivative actions) resulting from or based on (or allegedly resulting from or based on) any of the transactions (including any financings, restructurings and the Pre-Distribution Transactions) contemplated by this Agreement or any of the other Reorganization Agreements, provided that the indemnity provided in this clause (i) shall not include (A) actions brought by any limited partner of the Fund against Purchaser or any of its Affiliates relating to the transactions contemplated by this Agreement, (B) Losses resulting from or based on the acts or omissions of a Purchaser Indemnitee following the Closing, (C) claims resulting from or based on a breach by Purchaser of its obligations under this Agreement, (D) any contract, agreement, obligation, commitment, understanding or other arrangement between the claimant and any Purchaser Indemnitee, (E) any intentional tort by a Purchaser Indemnitee or
     (F) to the extent relating to any fee, compensation or other payment to be paid to any Purchaser Indemnitee;

          (ii) any actions brought by BellSouth Corporation or any shareholder of BellSouth Corporation or any other third party resulting from or arising out of the purchase by the Company of the shares of ITT World Directories, Inc. from BellSouth Corporation pursuant to the Stock Purchase Agreement, dated as of July 15, 1997, between BellSouth Corporation and the Company; and

          (iii) any actions brought by or on behalf of Hilton Hotels Corporation or other actions by third parties (including any shareholder of the Company in connection with any derivative action) related to Hilton's proposed acquisition of the Company.

The Losses described in clauses (i), (ii) and (iii) of this Section 11.01(a) are herein referred to as "Purchaser Indemnifiable Losses". The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Purchaser Indemnifiable Losses as such expenses are incurred.

     (b) By Newco. From and after the Newco Distribution Time, Newco shall in a writing reasonably satisfactory to Purchaser assume and agree to pay, perform and fully discharge all obligations of the Company under this Article XI and shall agree in a writing reasonably satisfactory to Purchaser to indemnify and hold harmless Purchaser from and against all losses (including reasonable attorneys' and accountants' fees and expenses, resulting from or based on any breach by the Company of the covenants set forth in clauses (ii), (iv), (vii),
(x), (xi) and, with respect to the foregoing, (xiii) of Section 8.01(d).

     SECTION 11.02 Indemnification Procedures. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company or Newco, as the case may be (the "Indemnifying Person"), notify the Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and provided further that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company or, following the Newco Distribution Time, Newco, such consent not to be unreasonably withheld.

                                  ARTICLE XII
                                  DEFINITIONS

     SECTION 12.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

          "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Business Day" means any day on which banking institutions are open in the City of New York.

          "Buyout Transaction" means a tender offer, merger, sale of all or substantially all the Company's assets or any similar transaction that offers each holder of Voting Securities (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of Voting Securities Beneficially Owned by each such holder for the same consideration or otherwise contemplates the acquisition of Voting Securities Beneficially Owned by each such holder for the same consideration.

          "Closing" means the date the Shares and Warrants are accepted for payment.

          "Code" shall mean the Internal Revenue Code of 1986.

          "Directories Business" means the publishing of telephone (alphabetical and classified) and specialized directories.

          "Employee Benefit Plans" shall mean all defined contribution, defined benefit, welfare benefit, bonus, incentive compensation, stock option, stock purchase, stock appreciation right, stock bonus, incentive, deferred compensation, insurance, medical, dental, vision, life, death benefit, fringe benefit or other employee benefit plans, programs, policies or arrangements, including without limitation, any employment, consulting, offer, secondment, severance or other termination agreement and any collective bargaining agreements, maintained by the Company and its subsidiaries other than any such plan, program, policy or arrangement assumed by Newco pursuant to the Newco Distribution.

          "Equity Security" means (i) any Common Stock or other Voting Securities, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Securities or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Securities.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Final Determination" means the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions, which resolves the entire tax liability for any tax period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the applicable taxing jurisdiction; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

          "Intellectual Property": trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business or technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

          "knowledge of the Company" or any like expression means to the knowledge of the persons listed on Schedule 12.01 after due inquiry.

          "New Security" means any Equity Security issued by the Company after the Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security,
     (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security or (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a proportionate basis.

          "Other Holders" means the holders of the Other Shares.

          "Other Shares" means Voting Securities not Beneficially Owned by Purchaser or its Affiliates.

          "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

          "Pro Rata Share" means the fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned by Purchaser or receivable upon exercise of the Warrant and its Affiliates (other than the Company and its Subsidiaries) immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities and receivable upon exercise of the Warrant.

          "Purchaser's Percentage Interest" means the greater of (i) the percentage of Total Voting Power, determined on the basis of the number of Voting Securities actually outstanding, that is controlled directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including by beneficial ownership and (ii) the percentage of the total Fair Market Value of all classes of outstanding capital stock of the Company that is owned directly or indirectly by Purchaser or any Subsidiary or Affiliate of Purchaser (other than the Company and its Subsidiaries), including beneficial ownership. For purposes of determining Purchaser's Percentage Interest, (a) any options, rights, warrants (including the Warrants) and similar securities that entitle the holder thereof to acquire shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as exercised; (b) any debt security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted; and (c) any equity security that is convertible into shares of any class of capital stock of the Company, whether voting or non-voting, shall be treated as converted, but only to the extent that such conversion would result in Purchaser's Percentage Interest being greater than such interest would be if such conversion had not been deemed to occur.

          "Rollover Options" means options held by employees, former employees, directors or former directors of the Company to purchase Common Stock in existence immediately following the later to occur of the Distributions.

          "Security" shall mean at any time Equity Securities and any shares of any class of capital stock of the Company.

          "Significant Subsidiary" means the entities operating the Retained Business in Belgium, the Netherlands and Portugal.

          "Subsidiary" shall mean, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that in the case of the Retained Business, the term Subsidiary shall include the interests of the Retained Business in Japan and South Africa.

          "Tax Administrator" shall have the meaning assigned to such term in the Tax Allocation Agreement.

          "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

          "Total Voting Power" at any time shall mean the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

          "Transaction Fee" means an amount equal to $12 million.

          "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

          "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.

                                  ARTICLE XIII
                                 MISCELLANEOUS

     SECTION 13.01. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     SECTION 13.02. Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     SECTION 13.03. Entire Agreement. This Agreement (including the documents set forth in the Exhibits and Schedules hereto) contains the entire understanding of the parties with respect to the transactions contemplated hereby.

     SECTION 13.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 13.05. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

           The Company: ITT Corporation
                        1330 Avenue of the Americas
                        New York, NY 10019

               Attention of: Ann N. Reese
               Telecopy No.: (212) 489-3596

           Purchaser: CDRV Acquisition, L.L.C.
                    c/o Clayton, Dubilier & Rice, Inc.
                    375 Park Avenue, 18th Floor
                    New York, NY 10152

               Attention of: Brian D. Finn
               Telecopy No.: (212) 407-5252

           with copy a to:

                       Debevoise & Plimpton
                       875 Third Avenue
                       New York, NY 10022

               Attention of: Paul S. Bird
               Telecopy No.: (212) 909-6836

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

     SECTION 13.06. Amendments. This Agreement may be amended as to Purchaser and their successors and assigns (determined as provided in Section 13.08), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

     SECTION 13.07. Cooperation. Purchaser and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement, including, without limitation, making all required filings under the HSR Act, if any; provided, however, that the foregoing shall not limit the ability of the Company to modify the Restructuring Agreements or to abandon the Distributions pursuant to Section 8.03. Purchaser agrees that it will not take any action the effect of which could reasonably be expected to result in the Distributions being characterized as taxable events.

     SECTION 13.08. Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Purchaser may not assign any of its rights under this Agreement.

     SECTION 13.09.  Expenses and Remedies.

     (a) Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense, except as set forth in the next eight paragraphs.

     (b) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to Section 10.01(d), (e) or (l) the Company shall reimburse Purchaser for the reasonable out-of-pocket expenses

(including reasonable fees and expenses of legal counsel) incurred by Purchaser in connection with this Agreement or the matters contemplated hereby up to a maximum of $4 million (such expenses, subject the foregoing maximum, "Purchaser's Expenses") and shall pay Purchaser a termination fee of $25 million (the "Termination Fee").

     (c) Notwithstanding Section 13.09(a), if the Closing does not occur solely as a result of the failure to satisfy the condition set forth in Section 9.03(b), the Company shall pay Purchaser Purchaser's Expenses.

     (d) Notwithstanding Section 13.09(a), if (i) the Closing does not occur prior to January 15, 1998 (other than as a result of any breach by Purchaser of the terms of this Agreement), (ii) a Directories Transaction Proposal was made prior to January 15, 1998 and (iii) during the period ending 12 months after termination the Company consummates, becomes a party to or enters into an agreement relating to or publicly announces, a sale of Equity Securities representing in excess of 20% of the Total Voting Power, then promptly after the Company consummates such transaction, the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee.

     (e) Notwithstanding Section 13.09(a), if the Company terminates this Agreement pursuant to Section 10.01(j) or (k), the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee.

     (f) Notwithstanding Section 13.09(a), if Purchaser or the Company terminates this Agreement pursuant to Section 10.01(i), and during the period ending 12 months after termination the Company enters into an agreement with respect to an Alternative Company Proposal or Directories Transaction Proposal, the Company shall pay Purchaser Purchaser's Expenses and the Termination Fee; provided, however, that if the Company enters into an agreement with respect to an Alternative Company Proposal with Hilton Hotels Corporation, the termination fee payable shall be $15 million.

     (g) Notwithstanding Section 13.09(a), if the Closing has not occurred prior to January 15, 1998 because of a material breach by the Company of any representation, warranty or covenant of the Company under this Agreement, the Company shall pay Purchaser's Expenses and a Termination Fee equal to $15 million.

     (h) Notwithstanding Section 13.09(a), if Purchaser terminates this Agreement pursuant to clause (i) to the proviso of the last sentence of Sections
8.04 or Section 8.07, the Company shall pay Purchaser's Expenses and the Termination Fee.

     (i) Notwithstanding Section 13.09(a), upon the occurrence of the Closing, the Company shall pay Purchaser's Expenses.

     SECTION 13.10. Non-Survival of Representations and Warranties. None of the representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing.

     SECTION 13.11. Transfer of Shares and Warrants. Purchaser understands and agrees that neither any shares of Common Stock or any Warrants or the Warrant Shares have been or will be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Purchaser acknowledges that except as provided in the Registration Rights Agreement Purchaser has no right to require the Company to register shares of Common Stock, the Warrants or the Warrant Shares. Purchaser understands and agrees that each certificate representing shares of Common Stock, Warrants or Warrant Shares (other than, with respect to the first legend, shares of Common Stock, Warrants or Warrant Shares that are no longer subject to the provisions of Article VII and other than, with respect to the second legend, shares of Common Stock, Warrants or Warrant Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legends:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer shares of Common Stock, Warrants and Warrant Shares only in accordance with the provisions of such legends.

     SECTION 13.12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

     SECTION 13.13. Publicity. The Company and Purchaser will consult and cooperate with each other to the extent reasonably practicable prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement; provided, however, that the initial press release relating to this Agreement will be issued separately by the Company.

     SECTION 13.14.  No Third Party Beneficiaries.

     (a) Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that ESI and Newco are each third party beneficiaries of Sections 2.02, 5.03, 6.01, Article IX and Section 13.14(b) of this Agreement and that the Purchaser Indemnitees (other than Purchaser) are third party beneficiaries of
Article XI of this Agreement.

     (b) Purchaser shall cooperate with the Company and Newco in connection with any tax audits or administrative or judicial proceedings with respect to the application of Section 355(e) (as ultimately enacted), including in rebutting any presumption arising under Section 355(e) of the Code.

     SECTION 13.15. Consent to Jurisdiction. Each of the Company and Purchaser irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the Company and Purchaser further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 12.05 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Company and Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

     IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed, all as of the day and year first above written.

                                        ITT CORPORATION,

                                        by: /s/ Ann N. Reese
                                            Name: Anne N. Reese
                                            Title: Executive Vice President and
                                                   Chief
                                              Financial Officer

                                        CDRV ACQUISITION, L.L.C.,

                                        by: /s/ Brian D. Finn
                                            Name: Brian D. Finn
                                            Title: Executive Vice President

                                                                       EXHIBIT 1
                                                         TO INVESTMENT AGREEMENT

                               TERMS OF WARRANTS

EXERCISE PRICE:              150% of the per share price paid by Purchaser for
                             the Common Stock

EXPIRATION DATE:             10 years from date of issuance.

VESTING: 20% per year for 5 years; in the event of a Change of Control, the Warrants will receive consideration equal to its fair market value after giving effect to the Change of Control as determined in good faith by the Board of Directors of the Company. The Warrants are only exercisable during the first 5 years into a number of shares of Common Stock not greater than 49.9% of the actual number of shares of Common Stock outstanding, less the sum of (i) the number of all shares of Common Stock owned by Purchaser immediately prior to exercise and (ii) all shares of Common Stock previously owned and disposed of by Purchaser.

SHARES SUBJECT TO WARRANT:   0.78 times the number of shares of Common Stock
                             purchased by Purchaser at Closing.

TRANSFERABILITY:             Transferable to the same extent as Common Stock
                             purchased pursuant to the Investment Agreement.

CASHLESS EXERCISE:           Permitted.

ANTIDILUTION PROTECTION:     Customary so as to preserve percentage interest in
                             the Company represented by the Warrant.

REGISTRATION RIGHTS:         Same as for Common Stock.

LISTING OF WARRANTS:         Upon request of Purchaser.

LISTING OF SHARES ISSUABLE
UPON EXERCISE OF WARRANTS:   Prior to Closing.

SPECIAL COVENANTS:           The Company will not be permitted to repurchase
                             Common Stock if as a result thereof the
                             exercisability of the Warrant will be limited.

                                                                       EXHIBIT 2
                                                         TO INVESTMENT AGREEMENT

                     TERMS OF REGISTRATION RIGHTS AGREEMENT

REGISTRABLE SECURITIES:      Common Stock issued under Investment Agreement,
                             Warrants, and other Common Stock purchased by Purchaser in compliance with the Investment
                             Agreement.

DEMAND REGISTRATIONS:        Four.

PIGGYBACK REGISTRATIONS:     Unlimited.

REGISTRATION FEES AND
EXPENSES:                    Payable by the Company, including counsel for
                             selling stockholder.

SELECTION OF UNDERWRITERS:   Purchaser selects underwriters for Demand
                             Registrations subject to Company's consent which shall not be unreasonably withheld. Company selects underwriters for Piggyback Registrations subject to Purchaser's consent which shall not be unreasonably withheld.

PRIORITY IN EXERCISE OF
REGISTRATION OF RIGHTS:      In the event of cutbacks, securities to be
                             registered for the account of the Purchaser shall have priority over other securities to be registered in connection with Demand Registrations and over other securities to be registered for the account other selling stockholders in Piggyback
                             Registrations

INDEMNIFICATION:             Customary

REGISTRATION PROCEDURES:     Customary including, without limitation, provision
                             of opinions of counsel and comfort letter.

                                   APPENDIX C

         PROPOSED AMENDMENTS TO THE RESTATED ARTICLES OF INCORPORATION

                             PROPOSED AMENDMENTS TO
                     THE RESTATED ARTICLES OF INCORPORATION

     1. Article FIRST of the Restated Articles of Incorporation is amended in its entirety to read as follows:

                                 ARTICLE FIRST

     The name of the corporation is ITT Information Services, Inc. (the "Corporation").

     2. Article NINTH is deleted in its entirety.

     3. Articles TENTH, ELEVENTH and TWELFTH are redesignated Articles NINTH, TENTH and ELEVENTH, respectively.

                                   APPENDIX D

          ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE PLAN

                         ITT INFORMATION SERVICES, INC.

                         1997 LONG-TERM INCENTIVE PLAN

                                                   EFFECTIVE              , 1997

                         ITT INFORMATION SERVICES, INC.
                         1997 LONG-TERM INCENTIVE PLAN
                           EFFECTIVE           , 1997

     ITT CORPORATION, a Nevada corporation (the "Corporation"), sets forth herein the terms of the ITT Information Services, Inc. 1997 Long-Term Incentive Plan (the "Plan") as follows:

1.  PURPOSE

     The Plan is intended to advance the interests of the Corporation, after the distribution of shares of ITT Destinations, Inc. and ITT Educational Services, Inc. (the "Distributions"), by providing eligible employees of the Corporation and its subsidiaries an opportunity to acquire or increase their proprietary interest in the Corporation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Corporation and its subsidiaries. Awards to employees under the Plan ("Awards") may consist of nonqualified stock options ("NQSOs"), "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute ("ISOs"; together with NQSOs, "Options"), stock appreciation rights ("SARs") payable in stock or in cash, shares based on achievement of performance objectives ("Performance Shares"), grants of stock subject to restrictions ("Restricted Stock"), or any combination of the foregoing.

2.  ADMINISTRATION

     2.1  ADMINISTRATOR

     The administrator of the Plan (the "Administrator") will be the Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Corporation (the "Board"), unless the Board designates another committee of the Board to serve as the Administrator. The Board may also act under the Plan as though it were the Compensation and Personnel Committee.

     2.2  ACTION BY ADMINISTRATOR

     The Administrator shall have such powers and authorities related to the administration of the Plan as are consistent with the Certificate of Incorporation and Bylaws of the Corporation and applicable law. The Administrator shall have the full power and authority to take all actions and to make all determinations required or permitted under the Plan and any Award granted hereunder. The Administrator shall have the full power and authority to take all other actions and determination not inconsistent with the specific terms and provisions of the Plan that the Administrator deems to be necessary or appropriate to the administration of the Plan. The Administrator's powers shall include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Award. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Administrator present at a meeting or by unanimous consent of the Administrator executed in writing in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law. The interpretation and construction by the Administrator of any provision of the Plan or any Award granted hereunder shall be final and conclusive. The Administrator may delegate its functions to officers or employees of the Corporation; provided, however, that it may not delegate the granting of Awards with respect to Section 16 Officers (as defined below).

     The Administrator may also grant Awards in substitution for options or other incentive compensation held by individuals who become employees of the Corporation or of an eligible subsidiary as a result of the Corporation's acquiring the individual's employer. If necessary to conform the Awards to the awards for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires.

     2.3  NO LIABILITY

     No member of the Board or of the Administrator shall be liable for any action or determination made, or any failure to take or make an action or determination, in good faith with respect to the Plan.

     2.4  APPLICABILITY OF RULE 16B-3

     Those provisions of the Plan that make express reference to Rule 16b-3 shall apply only to persons ("Section 16 Officers") who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended.

     2.5  AWARD AGREEMENTS

     Awards granted to employees pursuant to the Plan will ordinarily be evidenced by written notices or agreements in such form or forms as the Administrator shall from time to time determine. The Administrator may amend Award notices or agreements from time to time. Award agreements may, without limitation, contain such provisions as the Administrator may deem appropriate regarding exercisability upon death, retirement, disability, or termination of employment of the Recipient (as defined below) and/or acceleration of vesting or exercisability upon a change of control of the Corporation and need not contain uniform provisions. The Administrator may condition the grant of any Award upon such terms and conditions, including the Recipient's agreement to provisions restricting his ability to use confidential information or to compete with the Corporation and its affiliates, as the Administrator shall specify at the time of grant.

     2.6  WITHHOLDING

     The Recipient must satisfy all applicable federal, state, local, and foreign income and employment tax withholding requirements before the Corporation will deliver stock certificates or make payments with respect to Awards. The Corporation may satisfy the withholding obligations through additional withholding on salary or wages. If the Corporation does not or cannot withhold from other compensation, the Recipient must pay the Corporation the full amounts required by withholding or make other arrangements for the payment of such withholding as are satisfactory to the Administrator. Unless otherwise expressly permitted by the Administrator, payment of withholding obligations is due at the same time as is payment of the exercise price or when the Recipient gives notice of exercise. If the Administrator so determines, the optionee may instead satisfy the withholding obligations by directing the Corporation to retain cash or shares from an Award, by tendering previously owned shares, or by attesting to his ownership of shares (with the distribution of net shares).

3.  STOCK AVAILABLE FOR AWARDS

     The stock that may be issued pursuant to Awards shall be shares of common stock of the Corporation (the "Stock"), which shares may be treasury shares or authorized but unissued shares. Subject to adjustment as provided in Section 14, the number of shares of Stock that may be issued under the Plan shall not exceed
in the aggregate           shares of Stock, and the maximum number of shares of
Stock available for awards of restricted stock and performance shares shall not
exceed in the aggregate           shares. The maximum number of shares of Stock
that may be issued pursuant to Awards granted under the Plan to any person in
any one year is           shares, and in the aggregate is           , subject in
each case to adjustment as provided in Section 14. If any Award expires, terminates, or is terminated for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Award shall be available immediately for future grants of Awards under the Plan.

     Effective upon stockholder approval of the Plan, no additional awards will be granted under the 1995 ITT Corporation Incentive Stock Plan (the "Predecessor Plan").

4.  ELIGIBILITY

     Awards may be granted under the Plan to any employee of the Corporation or any Subsidiary (including any such employee who is a director of the Corporation or any Subsidiary) as the Administrator shall determine and designate from time to time prior to expiration or termination of the Plan. (Individuals who have been granted Awards are referred to as "Recipients.") An individual may hold more than one Award, subject to such restrictions as are provided herein.

5.  EFFECTIVE DATE AND TERM

     5.1  EFFECTIVE DATE

     The Plan shall become effective as of the date of the Distributions (the "Effective Date"), subject to approval of the stockholders within 12 months before or after the Board's approval of the Plan.

     5.2  TERM

     The Plan shall terminate ten years after the Effective Date unless previously terminated under Section 13.

6.  EMPLOYEE STOCK OPTIONS

     6.1  GRANT OF OPTIONS

     Subject to the terms and conditions of the Plan, the Administrator may, at any time and from time to time prior to the termination of the Plan, grant to such eligible employees as the Administrator may determine, Options to purchase such number of shares of Stock on such terms and conditions as the Administrator may determine, including any terms or conditions that may be necessary to qualify such Options as Incentive Stock Options under Code Section 422. The date on which the Administrator approves the grant of an Option shall be considered the date on which such Option is granted. Neither the employee nor any person entitled to exercise any rights hereunder shall have any of the rights of a stockholder with respect to the shares of Stock subject to an Option until certificates for such shares have been issued upon the exercise of the Option.

     6.2  LIMITATION ON INCENTIVE STOCK OPTIONS

     An Option granted to an employee shall constitute an Incentive Stock Option only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Corporation and its parent and subsidiary corporations, within the meaning of the Code Section 422(d)), does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which such Options were granted.

     6.3  OPTION PRICE

     The Administrator shall determine the purchase price of each share of Stock subject to an Option issued under Section 6. The option price shall be not less than the Fair Market Value of the Stock, as of the Date of Grant, covered by the Option; provided, however, that if an employee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Code Sections 422(b)(6) and 424(d) (relating to more-than-10%-stock-owners), the option price of an Option that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a share of Stock covered by the Option at the time such Option is granted.

     Fair Market Value of Stock for purposes of this Plan shall mean, in the event that the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Security Dealers Automated Quotation System, or is publicly traded on an established securities market, the closing price of the Stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market on the date the Option is granted) or, if there is no such closing price, then the mean between the highest bid and lowest asked price or between the high and low prices on such date, or, if no sale of stock has been made on such day, on the preceding day on which any such sale shall have been made, or, if the Stock is not then publicly traded, as determined by the Board or the Administrator.

     6.4  TERM

     Each Option granted to an employee under the Plan shall terminate and all rights to purchase Stock thereunder shall cease upon the expiration of ten years from the date such Option is granted, or on such prior date as may be fixed by the Administrator and stated in the option agreement relating to such Option; provided, however, that if the employee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Code Sections 422(b)(6) and 424(d)(relating to more-than-10%-stock-owners), an Option granted to such employee that is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five years from the date it is granted.

     6.5  EXERCISE BY OPTIONEE

     Only the individual receiving an Option (or, in the event of the Optionee's legal incapacity or incompetency, the individual's guardian or legal representative, and in the case of the individual's death, the individual's estate) may exercise the Option.

     6.6  OPTION PERIOD AND LIMITATIONS ON EXERCISE

     Each Option granted under the Plan shall be exercisable in whole or in part at any time and from time to time over a period commencing on or after the date of grant of the Option and ending upon expiration or termination of the Option, as the Administrator shall determine and set forth in the option agreement. Unless the Administrator shall otherwise determine and specify in the Award agreement, an Option granted hereunder shall become exercisable in three approximately equal installments on each of the first three anniversaries of the Date of Grant. Without limiting the foregoing, the Administrator, subject to the terms and conditions of the Plan, may in its sole discretion provide that the Option granted to an employee may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding as the Administrator shall determine and set forth in the option agreement. Any such limitation on the exercise of an Option may be rescinded, modified or waived by the Administrator, in its sole discretion, at any time and from time to time after the date of grant of such Option.

     6.7  METHOD OF EXERCISE

     An Option that is exercisable by an employee hereunder may be exercised by delivery to the Corporation on any business day, at its principal office addressed to the attention of the Corporate Secretary, a written notice of exercise. Such notice shall specify the number of shares for which the Option is being exercised and shall be accompanied by payment in full of the option price of the shares for which the Option is being exercised. Payment in full of the Option price need not accompany the written notice of exercise provided the notice directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Corporation as the agent for the individual exercising the option and at the time the stock certificates are delivered to the broker, the broker will tender to the Corporation cash or cash equivalents acceptable to the Corporation equal to the exercise price.

     Payment of the option price for the shares of Stock purchased pursuant to the exercise of an Option by an employee shall be made, as determined by the Administrator and set forth in the option agreement, as follows:

          (a) in cash or by certified check payable to the order of the Corporation;

          (b) through the tender to the Corporation of shares of Stock, which must have been held by the individual exercising the option for at least six months at the time of surrender and which shall be valued, for purposes of determining the extent to which the option price has been paid, at their Fair Market Value on the date of exercise; or

          (c) by a combination of the foregoing methods or any other method that the Administrator may allow.

     Notwithstanding the preceding, the Administrator may, in its discretion, impose and set forth in the option agreement such limitations or prohibitions on the methods of exercise as the Administrator deems appropriate. Promptly after the exercise of an Option and the payment in full of the option price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or certificates evidencing such individual's ownership of such shares. A separate Stock certificate or certificates shall be issued for any shares purchased pursuant to the exercise of an Option that is an Incentive Stock Option, which certificate or certificates shall not include any shares that were purchased pursuant to the exercise of an Option that is not an Incentive Stock Option. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Stock covered thereby are fully paid and issued to such individual and, except as provided in Section 14, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

7.  STOCK APPRECIATION RIGHTS

     7.1  AWARDS OF SARS

     Subject to the terms and conditions of the Plan, the Administrator may, at any time and from time to time prior to the termination of the Plan, grant to such eligible employees as the Administrator may determine, SARs with respect to such number of shares of Stock on such terms and conditions as the Administrator may determine. Neither the employee nor any person entitled to exercise any rights hereunder shall have any of the rights of a stockholder with respect to the shares of Stock subject to an SAR, unless and until certificates for such shares have been issued upon the exercise of the SAR.

     7.2  EXERCISE AND SETTLEMENT OF SARS

     Upon exercise of an SAR, the employee shall be entitled, subject to such terms and conditions as the Administrator may specify, to receive all or a portion of the excess of (A) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (B) a specified amount which shall not be less than the Fair Market Value of such specified number of shares of Stock at the time the SAR is granted. Upon exercise of an SAR, payment of such excess shall be made as the Administrator shall specify in cash, the issuance or transfer to the employee of whole shares of Stock with a Fair Market Value at such time equal to any excess, or a combination of cash and shares of Stock with a combined Fair Market Value at such time equal to any such excess, all as determined by the Administrator.

8.  PERFORMANCE SHARES

     8.1  AWARDS OF PERFORMANCE SHARES

     Subject to the terms and conditions of the Plan, the Administrator may, at any time and from time to time prior to the termination of the Plan, grant to such eligible employees as the Administrator may determine, awards of Stock conditioned on achievement of performance objectives ("Performance Shares") based on objective criteria established by the Administrator for the Corporation as a whole or a Subsidiary or other business unit, whether on an absolute or comparative basis ("Performance Objectives"), during a period determined by the Administrator ("Performance Period"). Notwithstanding anything else contained in the Plan to the contrary, unless the Administrator otherwise determines at the time of grant, any award of Performance Shares to a Section 16 Officer shall become vested, if at all, upon the determination by the Administrator that Performance Objectives established by the Administrator have been attained, in whole or in part. Such Performance Objectives shall be determined solely by reference to the performance of (i) the Corporation, (ii) a subsidiary, (iii) an affiliate, (iv) a division or unit of any of the foregoing or based on comparative performance of any of the foregoing relative to other companies: (A) total return to stockholders; (B) return on equity; (C) operating revenues; (D) earnings per share; (E) earnings before income taxes; (F) improvements in debt to equity ratio; and (G) changes in the value of the Corporation's Common Stock (each such category referred to as a "Performance Award"). The maximum number of
Performance Shares that may be subject to an Award in any           month period
shall not exceed           shares, as such number may be adjusted pursuant to
Section 14.1. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Stock at such date; provided, however, that the Administrator may limit the aggregate amount payable upon the settlement of any Award. Performance Periods may overlap and employees may participate simultaneously with respect to Performance Shares for which different

Performance Periods or Performance Objectives are prescribed. Performance Objectives may vary from employee to employee and between groups of employees. If during the course of a Performance Period there shall occur significant events which the Administrator expects to have a substantial effect on the applicable Performance Objectives during such Period, the Administrator may revise such Performance Objectives.

     8.2  SETTLEMENT OF PERFORMANCE SHARE AWARDS

     Each Award of a Performance Share shall be paid in whole shares of Stock, or cash, or a combination of Stock and cash either as a lump sum payment or in annual installments, all as the Administrator shall determine, with payment to commence as soon as practicable after the end of the relevant Performance Period; provided, however, that the Administrator may require that a Recipient remain in the employ of the Corporation or a subsidiary until the expiration of the Performance Period or the date settlement is made to be eligible to receive any payment or distribution in respect of a Performance Share Award.

     8.3  INTERPRETATION

     Notwithstanding anything else contained in the Plan to the contrary, to the extent necessary to qualify any Performance Share Award as "other performance-based compensation" for purposes of Section 162(m)(4)(C) of the Code, the Administrator shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to such Performance Share Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other "performance-based compensation."

9.  RESTRICTED STOCK

     9.1  AWARDS OF RESTRICTED STOCK

     Subject to the terms and conditions of the Plan, the Administrator may, at any time and from time to time prior to the termination of the Plan, grant to such eligible employees as the Administrator may determine, awards of Stock ("Restricted Stock") subject to a restriction period (after which restrictions will lapse) beginning on the date of the Award and ending on such date as the Administrator shall determine. The Administrator may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest.

     9.2  TERMS OF RESTRICTED STOCK AWARDS

     Subject to this Section 9.2 and the other terms and conditions of this Plan, each employee awarded Restricted Stock under this Plan shall be issued a certificate for such shares of Stock. Such certificate shall be registered in the name of the employee and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such Award and shall be subject to appropriate stop-transfer orders. The Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Stock delivered under this Plan be held in custody by a bank or other institution, or that the Corporation itself may hold such shares in custody until the Restriction Period expires or until the restrictions thereon otherwise lapse, and may require as a condition of any Award of Restricted Stock that the employee deliver a stock power endorsed in blank relating to the Restricted Stock.

     9.3  FORFEITURE

     Unless otherwise determined by the Administrator, if an employee terminates employment with the Corporation or its Subsidiaries for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the employee and shall be reacquired by the Corporation.

10.  TRANSFERABILITY OF AWARDS

     No Award shall be assignable or transferable by the Recipient to whom it is granted, other than by will or the laws of descent and distribution.

11.  USE OF PROCEEDS

     The proceeds received by the Corporation from the sale of Stock pursuant to Options shall constitute general funds of the Corporation.

12.  REQUIREMENTS OF LAW

     12.1  GENERAL

     The Corporation shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award or by the Corporation of any provision of any law or regulation of any governmental authority, including, without limitation, any foreign, federal, or state securities laws or regulations. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of any shares subject to the Award upon any securities exchange or under any foreign, state, or federal law, or the consent of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares, the Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically in connection with the Securities Act of 1933, as amended (the "Securities Act"), upon exercise of any Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Corporation shall not be required to sell or issue such shares unless the Corporation has received evidence satisfactory to the Corporation that the Recipient may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Administrator shall be final and conclusive. The Corporation may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Award shall not be exercisable unless and until the shares of Stock covered by such Award are registered or are subject to an available exemption from registration, the exercise of such Award (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

     12.2  RULE 16B-3

     The Plan is intended to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Administrator does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative, to the extent permitted by law and deemed advisable by the Administrator, and shall not affect the validity of the Plan. If Rule 16b-3 is revised or replaced, the Board may exercise discretion to modify the Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

13.  AMENDMENT AND TERMINATION

     The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been granted; provided, however, that no amendment by the Board with respect to ISOs shall be made without stockholder approval when required to comply with Section 422 of the Code. The Corporation also may retain the right in an Award agreement to cause a forfeiture of the shares or gain realized by a Recipient on account of the Recipient taking actions in "competition with the Corporation," as defined in the applicable Award agreement. Furthermore, the Corporation may, in the Award agreement, retain the right to annul the grant of an Award if the holder of such grant was an employee of the

Corporation or a Subsidiary and is terminated "for cause," as described in the applicable Award agreement. Except as permitted under Section 12, no amendment, suspension or termination of the Plan or Award agreement shall, without the consent of the Optionee, alter or impair rights or obligations under any Award previously granted under the Plan.

14.  EFFECT OF CHANGES IN CAPITALIZATION

     14.1  CHANGES IN STOCK

     If the number of outstanding shares of Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation, occurring after the Effective Date of the Plan, the Administrator shall make an appropriate adjustment in the number and kind of shares for which Awards are outstanding and to the exercise price of any Option, so that the rights of the Recipient immediately following such event shall neither be enlarged nor diminished from those in effect immediately prior to such event. Unless the Administrator determines another method would be appropriate, any such adjustment in outstanding Awards shall not change the aggregate Award Price payable with respect to shares subject to the unexercised portion of the Award outstanding but shall include a corresponding proportionate adjustment in the Award Price per share.

     14.2  REORGANIZATION WITH CORPORATION SURVIVING

     Subject to Section 14.3, if the Corporation is the surviving corporation in any reorganization, merger or consolidation of the Corporation with one or more other entities, any Award previously granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Award price per share so that the aggregate option price thereafter shall be the same as the aggregate option price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation.

     14.3  OTHER REORGANIZATIONS; SALE OF ASSETS OR STOCK

     Upon the dissolution or liquidation of the Corporation, or upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) approved by the Board that results in any person or entity (other than persons who are holders of stock of the Corporation at the time the Plan is approved by the Stockholders and other than an affiliate of the Corporation as defined in Rule 144(a)(1) under the Securities Act) owning 80 percent or more of the combined voting power of all classes of stock of the Corporation, the Plan and all Awards outstanding hereunder shall terminate, except to the extent provision is made in connection with such transaction for the continuation of the Plan and/or the assumption of the Awards theretofore granted, or for the substitution for such Awards of new awards covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Awards theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each Recipient shall have the right (subject to the general limitations on exercise set forth in the option agreement relating to such Option), immediately prior to the occurrence of such termination and during such period occurring prior to such termination as the Administrator in its sole discretion shall designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs, but subject to any additional limitations that the Administrator may, in its sole discretion, include in any award agreement. The Administrator shall send written notice of an event that will result in such a termination to all Recipients not later than the time at which the Corporation gives notice thereof to its stockholders.

     14.4  ADJUSTMENTS

     Adjustments under this Section 14 relating to stock or securities of the Corporation shall be made by the Administrator, whose determination in that respect shall be final and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     14.5  NO LIMITATIONS ON CORPORATION

     The grant of an Award or pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

15.  DISCLAIMER OF RIGHTS

     No provision in the Plan or any agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the service of the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation or any Subsidiary. The obligation of the Corporation to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Corporation to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

16.  NONEXCLUSIVITY

     Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

17.  INDEMNIFICATION

     To the extent permitted by applicable law, the Administrator shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by the Administrator in connection with or resulting from any claim, action, suit or proceeding to which the Administrator may be a party or in which the Administrator may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by the Administrator (with the Corporation's written approval) in the settlement thereof, or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding except a judgment in favor of the Corporation; subject, however, to the conditions that upon the institution of any claim, action, suit or proceeding against the Administrator, the Administrator shall give the Corporation an opportunity in writing, at its own expense, to handle and defend the same before the Administrator undertakes to handle and defend it on the Administrator's own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such persons may be entitled as a matter of law or otherwise, or any power the Corporation may have to indemnify the Administrator or hold the Administrator harmless.

     The Administrator and each officer and employee of the Corporation shall be fully justified in reasonably relying or acting upon any information furnished in connection with the administration of the Plan by the Corporation or any employee of the Corporation. In no event shall any persons who are or were members of the Administrator, or an officer or employee of the Corporation, be liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including furnishing of information) taken or any failure to act, if in good faith.

                             DETACH PROXY CARD HERE
================================================================================
                                ITT CORPORATION

                                   PROXY CARD

     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER  ,
                                      1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        This undersigned hereby constitutes and appoints       and       ,
     and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of stockholders of ITT Corporation (the "Corporation") to be held on November, 1997, and at any and all adjournments and postponements thereof, on all matters before such meeting.

        THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED ON A PROXY CARD THAT IS RETURNED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, "FOR" THE APPROVAL OF THE PROPOSED ISSUANCE IN CONNECTION WITH THE STRATEGIC INVESTMENT IN THE CORPORATION BY CDRV ACQUISITION, L.L.C., "FOR" THE APPROVAL OF THE PROPOSED BY-LAW AMENDMENT, "FOR" THE APPROVAL OF A CHANGE OF THE CORPORATION'S NAME TO "ITT INFORMATION SERVICES, INC." AND CERTAIN OTHER AMENDMENTS TO THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION, "FOR" THE APPROVAL OF THE ITT INFORMATION SERVICES, INC. 1997 LONG-TERM INCENTIVE PLAN, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997, ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE ANNUAL MEETING PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

        THIS PROXY GRANTS DISCRETIONARY AUTHORITY (1) TO VOTE FOR A SUBSTITUTE NOMINEE OF THE BOARD IF ANY NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE IS UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AS A DIRECTOR (UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES OR FOR THE PARTICULAR NOMINEE WHO HAS CEASED TO BE A CANDIDATE IS WITHHELD) AND
     (2) TO VOTE ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES; PROVIDED, HOWEVER, THAT YOU MAY WITHHOLD FROM THE NAMED PROXIES AUTHORITY TO VOTE TO ADJOURN THE ANNUAL MEETING.

        PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF ITT CORPORATION.

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 5, AND 6.

                            [Reverse of Proxy Card]

[ITT Logo]

                                                         Chairman and
                                                         Chief Executive Officer

Dear Stockholder:

    The 1997 Annual Meeting of ITT Corporation will be held at 10:30 a.m. on
        , November   , 1997 in the           of           ,           ,
          . Stockholders of record at the close of business on           , 1997
will be entitled to vote at the meeting and any adjournment thereof.

    Stockholders of record who plan to attend the Annual Meeting in person may request an admission card by marking the box below. Stockholders who hold their shares beneficially through bank or brokerage accounts should bring with them proof of their ownership if they wish to attend the meeting.

    Whether or not you plan to attend the meeting, you can assure that your shares are represented by promptly completing, signing, dating and returning the proxy card below.

                                       Sincerely yours,

                                       Chairman and Chief Executive Officer

                             DETACH PROXY CARD HERE
================================================================================

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 5, AND 6.

     1. Election of Directors:
        [ ] FOR                 [ ] WITHHELD                 [ ] FOR ALL
                                     EXCEPT

       Rand V. Araskog, Gerald C. Crotty, Arthur Hartman, Edward C. Meyer,
       H. Patrick Swygert, and Margita E. White.

       If you do not wish your shares voted "FOR" a particular nominee or nominees, mark the "For All Except" box and strike a line through the nominee's name(s). Your shares will be voted for the remaining nominee(s).

     2. Approval of the Proposed Issuance in connection with the Strategic Investment in the Corporation by CDRV Acquisition, L.L.C.
        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     3. Approval of the Proposed By-Law Amendment.
        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     4. Approval of Corporate Name Change to "ITT Information Services, Inc." and the Other Amendments to the Restated Articles of Incorporation
        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     5. Approval of the ITT Information Services, Inc. 1997 Long-Term Incentive Plan
        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

     6. Ratification of Appointment of Arthur Andersen LLP as the
        Corporation's Independent Public Accountants
        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

       Authority to vote to adjourn the Annual
     Meeting                         [ ] GRANTED                 [
     ] WITHHELD

     Mark this box to request an admission card for the meeting [ ]

     Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.

     Please mark, sign, date and return the proxy promptly using the enclosed envelope.

                                            Signature:
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                                            Date:
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                                            Signature:
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                                            Date:
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                                            Title:
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